     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1999
                                                               REGISTRATION NO.
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ---------------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ---------------------------------


                                  ESOFT, INC.
             (Exact Name of Registrant as Specified in its Charter)


                DELAWARE                                    7372                               84-0938960
    (State or other jurisdiction of             (Primary Standard Industrial                (I.R.S. Employer
     incorporation or organization)             Classification Code Number)              Identification Number)


                          5335 STERLING DRIVE, SUITE C
                            BOULDER, COLORADO 80301
                                 (303) 444-1600
   (Address and Telephone Number of Registrant's Principal Executive Office)
                       ---------------------------------

     LESTER R. WOODWARD, ESQ.                  PAUL M. BOYD, ESQ.
    DAVIS, GRAHAM & STUBBS LLP          HAWLEY TROXELL ENNIS & HAWLEY LLP
370 SEVENTEENTH STREET, SUITE 4700         877 MAIN STREET, SUITE 1000
     DENVER, COLORADO 80202                    BOISE, IDAHO 83701
        (303) 892-9400                           (208) 344-8000
           (Name, Address and Telephone Number of Agent for Service)

                       ---------------------------------


Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. [ ]


                                                   CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                     PROPOSED
                                               AMOUNT OF             MAXIMUM              PROPOSED           AMOUNT OF
                                              SHARES TO BE        OFFERING PRICE     MAXIMUM AGGREGATE      REGISTRATION
    TITLE OF SHARES TO BE REGISTERED           REGISTERED          PER SHARE(1)      OFFERING PRICE(1)          FEE
---------------------------------------------------------------------------------------------------------------------------
Common Shares, $.01 par value...........    1,591,365 shares          $0.23               $368,891              $103
===========================================================================================================================

(1) The proposed maximum offering price per share and the proposed maximum aggregate offering price were calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, and are based on one-third of the stated value of the common stock of Apexx Technology, Inc. to be exchanged for the securities being registered hereby.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  ESOFT, INC.
                          5335 STERLING DRIVE, SUITE C
                            BOULDER, COLORADO 80301
                                 (303) 444-1600

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         A special meeting of the stockholders of eSoft, Inc. will be held on ____________, 1999 at ____________ at ____________________________________ for
the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated January 25, 1999, between eSoft and Apexx Technology, Inc., pursuant to which, among other things:

                  [ ] Apexx will become a subsidiary of eSoft;

                  [ ] eSoft will issue 1,591,365 shares of its common stock
                      in exchange for all of the outstanding common stock of Apexx; and

                  [ ] eSoft will reserve 1,356,003 shares of its common stock for issuance to holders of options to purchase Apexx common stock.

         2.    To elect one person to eSoft's Board of Directors.

         3. To consider and vote upon a proposal to increase the number of shares of eSoft common stock that may be issued under eSoft's equity incentive plan from 1,700,000 shares to 2,900,000 shares.

         A copy of the Merger Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice.

         Only stockholders of record at the close of business on ____________, 1999 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A complete list of those stockholders will be open for examination by any stockholder for any purpose germane to the meeting at the principal executive offices of eSoft for a period of ten days prior to the meeting.

         Your Board of Directors unanimously recommends that you vote to approve the merger agreement and to consummate the merger that is described in detail in the accompanying Joint Proxy Statement/Prospectus.

         Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible, whether or not you expect to attend the eSoft special meeting. If you are unable to attend in person, your shares will be voted at the eSoft special meeting if you return your proxy card.

By Order of the Board of Directors,


Thomas Tennessen
Secretary

__________________, 1999

                             APEXX TECHNOLOGY, INC.
                             506 SOUTH 11TH STREET
                               BOISE, IDAHO 83702
                                 (208) 344-8000


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         A special meeting of the stockholders of Apexx Technology, Inc. will be held on ____________, 1999 at ______, at ________________________ for the
following purpose:

         To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated January 25, 1999, between Apexx and eSoft, Inc., pursuant to which, among other things:

                  o   Apexx will become a subsidiary of eSoft;

                  o eSoft will issue 1,591,365 shares of its common stock in exchange for all of the outstanding common stock of Apexx; and

                  o eSoft will reserve 1,356,003 shares of its common stock for issuance to holders of options to purchase Apexx common stock.

         A copy of the merger agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice.

         Only stockholders of record at the close of business on ____________, 1999 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A complete list of those stockholders will be open for examination by any stockholder for any purpose germane to the meeting at the principal executive offices of Apexx for a period of ten days prior to the meeting.

         Your Board of Directors unanimously recommends that you vote to approve the merger agreement and to consummate the merger that is described in detail in the accompanying Joint Proxy Statement/Prospectus.

         Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible, whether or not you expect to attend the Apexx special meeting. If you are unable to attend in person, your shares will be voted at the Apexx special meeting if you return your proxy card.

By Order of the Board of Directors,


Dr. Kevin Learned
Secretary

____________, 1999

This information is not complete and may be changed. We may not deliver these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
                  SUBJECT TO COMPLETION, DATED MARCH 19, 1999

         TO THE STOCKHOLDERS OF ESOFT, INC. AND APEXX TECHNOLOGY, INC.:

The Boards of Directors of eSoft, Inc. and Apexx Technology, Inc. have unanimously approved a strategic combination that will result in Apexx becoming a wholly owned subsidiary of eSoft. The combined company will retain the name eSoft, Inc., with executive offices located in Boulder, Colorado and a marketing, product development and technical support office located in Boise, Idaho. Two Apexx directors will join four eSoft directors to form a six-member board of directors for the combined company.

Upon completion of the merger, Apexx stockholders will receive 1,591,365 shares of eSoft common stock and Apexx optionholders will have the right to exchange their options for options to purchase 1,356,003 shares of eSoft common stock. Immediately after the merger, Apexx stockholders will own approximately 18.1% of the combined company and eSoft stockholders will own approximately 81.9% of the combined company. Assuming that all eSoft and Apexx options and warrants are exercised, Apexx security holders will own approximately 25.1% of the combined company and eSoft security holders will own approximately 74.9% of the combined company. eSoft common stock is listed on the Nasdaq SmallCap market under the symbol "ESFT."

The merger will be tax-free to eSoft and Apexx stockholders and optionholders for U.S. federal income tax purposes, except for taxes due on cash received by Apexx stockholders and optionholders for fractional shares. The merger is intended to be accounted for as a "pooling-of-interests" transaction.

The merger requires the approval of both the stockholders of eSoft and Apexx and the satisfaction of certain other customary conditions. eSoft and Apexx have each scheduled special meetings of their respective stockholders to vote on the merger. The meetings are scheduled as follows:

ESOFT:                     APEXX:




The record date for the special meeting is ____________, 1999.

Regardless of the number of shares you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. You can vote by using the enclosed proxy card or by attending the meeting. If you do not vote or you abstain, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.



Philip Becker                              Thomas Loutzenheiser
Chairman and Chief Technology Officer      Chairman and President
eSoft, Inc.                                Apexx Technology, Inc.

FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER, PLEASE SEE "RISK FACTORS RELATING TO THE MERGER" AND "RISK FACTORS RELATING TO AN INVESTMENT IN ESOFT COMMON STOCK" BEGINNING ON PAGE 18.

-------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE ESOFT COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------

This Joint Proxy Statement/Prospectus is dated ____________, 1999 and is first being mailed to stockholders on ____________, 1999.

                               TABLE OF CONTENTS



QUESTIONS AND ANSWERS ABOUT THE eSOFT/APEXX MERGER.................4

WHO CAN HELP ANSWER MY QUESTIONS?..................................7

SUMMARY............................................................8

SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO
   FORMA CONDENSED COMBINED FINANCIAL INFORMATION.................14

RISK FACTORS RELATING TO THE MERGER...............................18

RISK FACTORS RELATING TO AN INVESTMENT IN eSOFT
   COMMON STOCK...................................................20

DESCRIPTION OF eSOFT..............................................25
   Corporate History..............................................25
   Business History...............................................25
   Product Line and Services......................................26
   Marketing......................................................28
   Distribution...................................................28
   Operations.....................................................29
   Intellectual Property..........................................29
   Product Development Costs......................................29
   Competition....................................................30
   Availability of Raw Materials and Semi-Finished
     Goods........................................................31
   Concentration of Sales.........................................31
   Concentration of Vendors.......................................31
   Government Regulations.........................................31
   Employees......................................................31
   eSoft Property.................................................32
   eSoft Legal Proceedings........................................32

eSOFT SELECTED HISTORICAL FINANCIAL INFORMATION...................33

eSOFT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................34
   Results of Operations..........................................34
   Liquidity and Capital Resources for the Year
     Ended December 31, 1998......................................36
   Year 2000 Problem..............................................38
   New Accounting Pronouncements..................................40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT OF eSOFT........................................42

eSOFT MANAGEMENT..................................................43
   Biographical Information.......................................43
   Election of Directors..........................................44

eSOFT EXECUTIVE COMPENSATION......................................45
   Summary Compensation Table.....................................45
   Option/SAR Grants in Last Fiscal Year..........................45
   Aggregated Option/SAR Exercises Fiscal Year-End
     Option/SAR Values............................................46
   Director Compensation..........................................47
   Employment Agreements..........................................47
   Stock Option Plan..............................................49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF
   eSOFT..........................................................49
   Severance Arrangement..........................................49
   Related Customer...............................................49

DESCRIPTION OF APEXX..............................................50
   Corporate History..............................................50
   Apexx Products.................................................50
   Technical Services.............................................51
   Markets........................................................51
   Sales Channels.................................................51
   Operations.....................................................52
   Intellectual Property..........................................52
   Product Development Costs......................................52
   Concentration of Sales.........................................52
   Concentration of Vendors.......................................53
   Government Regulations.........................................53
   Apexx Property.................................................53
   Employees......................................................53
   Competition....................................................53
   Apexx Legal Proceedings........................................54

APEXX SELECTED HISTORICAL FINANCIAL INFORMATION...................55

APEXX'S MANAGEMENT DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................56
   Results of Operations..........................................56
   Liquidity and Capital Resources for the Year
     Ended December 31, 1998......................................57
   Year 2000 Effect...............................................59
   New Accounting Pronouncements..................................59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT OF APEXX........................................61

APEXX EXECUTIVE COMPENSATION......................................63
   Summary Compensation Table ....................................63


CERTAIN RELATIONSHIPS AND RELATED
   TRANSACTIONS OF APEXX..........................................63
   Related Customer...............................................63

MATERIAL CONTRACTS BETWEEN eSOFT AND APEXX........................63
   Loan Agreement.................................................63
   Joint Marketing Plan...........................................64
   Purchase Agreement.............................................64

THE PROPOSED MERGER...............................................65
   General........................................................65
   The Merger.....................................................65
   Voting Agreements..............................................65
   Background of the Merger.......................................65
   eSoft's Reasons for Merger; Recommendation of
     the Board of Directors of eSoft..............................67
   Apexx's Reasons for Merger; Recommendation of
     the Board of Directors of Apexx..............................69
   Opinion of eSoft's Financial Advisor...........................71
   Anticipated Accounting Treatment...............................77
   Material United States Federal Income Tax
     Consequences.................................................77
   Federal Securities Law Consequences; Stock
     Transfer Restrictions........................................79

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
   STATEMENTS.....................................................80

MERGER AGREEMENT..................................................86
   Overview of the Merger Agreement...............................86
   Closing; Effective Time Surviving Corporation..................86
   Consideration to be Received in the Merger.....................86
   Treatment of Apexx Stock Options...............................87
   Exchange of Shares.............................................87
   Conditions to the Consummation of the Merger...................87
   Third Party Consents...........................................91
   Certain Representations and Warranties.........................91
   Termination....................................................91
   Documents to be Executed In Connection With the
     Merger Agreement.............................................91

MANAGEMENT OF THE COMBINED COMPANY AFTER THE
   MERGER.........................................................93

DISSENTERS' RIGHTS................................................94
   COMPARATIVE RIGHTS OF STOCKHOLDERS.............................94

PROPOSAL TO ELECT AN eSOFT DIRECTOR..............................102

PROPOSAL TO INCREASE THE NUMBER OF SHARES OF eSOFT
   COMMON STOCK ISSUABLE UNDER eSOFT'S EQUITY
   INCENTIVE PLAN................................................102

THE eSOFT SPECIAL MEETING........................................103
   Purpose, Time and Place.......................................103
   Record Date; Quorum; Vote Required............................104
   Proxies.......................................................105
   Revocation....................................................105
   Proxy Solicitation............................................105
   Validity......................................................106

THE APEXX SPECIAL MEETING........................................107
   Purpose, Time and Place.......................................107
   Record Date; Quorum; Vote Required............................107
   Proxies.......................................................108
   Revocation....................................................108
   Proxy Solicitation............................................109
   Validity......................................................109

DESCRIPTION OF eSOFT COMMON STOCK................................110

General..........................................................110
   Change in Control Provisions of the Articles of
     Incorporation and Bylaws....................................110
   Market Price of eSoft Common Stock............................110
   Dividends.....................................................111

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING
   STATEMENTS....................................................111

LEGAL MATTERS....................................................111

EXPERTS..........................................................112

WHERE YOU CAN FIND MORE INFORMATION..............................112

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS....................1



Appendix A        Merger Agreement
Appendix B        Stockholders' Agreement
Appendix C        Opinion of EVEREN Securities, Inc.
Appendix D        Notice of Dissenters' Rights

                             QUESTIONS AND ANSWERS
                          ABOUT THE ESOFT/APEXX MERGER


Q:      WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: The companies have complementary product lines in the Internet connectivity market for small to medium sized businesses. After the merger, we expect to offer customers a wider range of Internet access products and to capture a larger market share for these products.

        In addition, the merger will permit us to combine our product development resources, thereby allowing the combined company to increase the pace of development of new and improved products for this market.

        Moreover, the combined company will have a larger base of existing customers and resellers, allowing us to target these customers with incremental product and service offerings and to increase revenues from these offerings.

        Also, if we are successful in integrating the Apexx and eSoft products and thus expanding our sales, the larger base of products and sales revenue should make it easier for us to raise additional capital to finance the anticipated growth of the combined company.

        To review the reasons for the merger in greater detail, please see pages 67 through 71.

Q:      WHAT WILL I RECEIVE IN THE MERGER?

A: Each Apexx stockholder will receive 1.119651 shares of eSoft common stock for each share of Apexx common stock they own as of the date of the merger. No fractional shares will be issued in connection with the merger. Instead, Apexx stockholders will receive cash for the market value of any fractional shares.

        Of the shares each Apexx stockholder will receive in the merger, 10% will be placed into escrow for a period of one year. All or a portion of the shares placed in escrow may be returned to eSoft if the representations and warranties made by Apexx in the merger are inaccurate and eSoft suffers more than $200,000 in damages as a result of the inaccuracy.

        In addition, each Apexx stockholder will be required to transfer 1.63% of the shares of eSoft common stock the Apexx stockholder will receive in the merger to Pacific Crest Securities. Pacific Crest Securities advised Apexx in the merger and is entitled to receive a fee from Apexx for these services. eSoft has agreed to pay $200,000 of this fee, and the Apexx stockholders will pay the remainder of this fee by transferring to Pacific Crest a portion of the shares of eSoft common stock they receive in the merger.

        To effect these arrangements, each Apexx stockholder will be required to sign the Stockholders' Agreement attached as Appendix B to this Joint Proxy Statement/Prospectus. To find out more about the terms of the Stockholders' Agreement, see page 92.

        If you own shares of eSoft common stock as of the date of the merger, you will continue to hold those shares after the merger.

Q:      WHAT WILL APEXX OPTIONHOLDERS RECEIVE IN THE MERGER?

A: Each Apexx option will be converted into an option to purchase eSoft common stock at a rate of 1.085879 shares of eSoft common stock for each share of Apexx common stock subject to the option. Each of the new eSoft options will be exercisable on the same terms as the original Apexx options.

Q: WHAT WILL THE RELATIVE OWNERSHIP PERCENTAGES OF THE ESOFT AND APEXX SECURITY HOLDERS BE FOLLOWING THE MERGER?

A: Immediately after the merger, Apexx stockholders will own approximately 18.1% of the combined company and eSoft stockholders will own approximately 81.9% of the combined company. Assuming that all eSoft and Apexx options and warrants are exercised, Apexx security holders (including Apexx optionees) will own approximately 25.1% of the combined company and eSoft security holders (including present eSoft optionees and warrantholders) will own approximately 74.9% of the combined company.

Q: WHEN WILL APEXX STOCKHOLDERS BE PERMITTED TO SELL THE SHARES I RECEIVE IN THE MERGER?

A: Except as described below with respect to officers, directors and 10% stockholders, immediately following the merger, each Apexx stockholder will be entitled to sell or transfer the eSoft common stock received by the stockholder in the merger.

        The shares of eSoft common stock issuable upon the exercise of the new eSoft options will be freely tradeable upon the filing of a registration statement relating to the new eSoft options.

        eSoft and Apexx stockholders and optionholders who are officers, directors or 10% stockholders 30 days prior to the date the merger is completed may not sell or transfer any shares of eSoft common stock until eSoft publishes financial results covering at least 30 days of operations of the combined companies. By signing the Stockholders' Agreement attached as Appendix B, each Apexx stockholder who is an officer, director or 10% stockholder 30 days prior to the date the merger is completed will agree to comply with these trading restrictions.

Q:      WHY ARE ESOFT STOCKHOLDERS BEING ASKED TO APPROVE THE MERGER?

A: The rules of the Nasdaq Small Cap market require eSoft to seek stockholder approval of the merger because eSoft will be issuing approximately 1,591,365 shares of eSoft common stock to Apexx stockholders upon the merger and up to 1,356,003 shares upon the exercise of options granted by Apexx. The total of 2,947,368 shares exceeds 20% of the number of shares of eSoft common stock currently outstanding.

Q:      WHEN AND WHERE ARE THE SPECIAL MEETINGS?

A: Both the eSoft and the Apexx special meetings are scheduled to take place on ____________, 1999. The eSoft special meeting will take place at __________ at _____________________________. The Apexx special meeting will take place at __________________ at
        _____________________________________.

Q:      WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect to complete the merger promptly after receiving stockholder approval at the special meetings.

Q:      WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the special meeting as you direct on the card. If you do not vote or you abstain, the effect will be a vote against the merger. THE BOARDS OF DIRECTORS OF BOTH ESOFT AND APEXX UNANIMOUSLY RECOMMEND
        THAT YOU VOTE IN FAVOR OF THE PROPOSED MERGER.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q:      MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR
        CONSENT FORM?

A: You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to eSoft at 5335 Sterling Drive, Suite C, Boulder, Colorado 80301 (if you are an eSoft stockholder), or to Apexx at 506 South 11th Street, Boise, Idaho 83702 (if you are an Apexx stockholder). Third, you can attend the eSoft special meeting or the Apexx special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Apexx stockholders will receive written instructions for exchanging their stock certificates. eSoft stockholders will keep their existing certificates.

Q:      WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The exchange of shares by Apexx stockholders in the merger will be tax-free to Apexx stockholders for U.S. federal income tax purposes, except for taxes due on cash received in lieu of fractional shares. The merger will be tax free to eSoft stockholders for U.S. federal income tax purposes. To review the tax consequences to stockholders in greater detail, see pages 77 through 79.

Q: WHAT WILL APEXX STOCKHOLDERS' TAX BASIS BE IN THE ESOFT COMMON STOCK THEY RECEIVE IN THE MERGER?

A: The tax basis in the shares of eSoft common stock each Apexx stockholder receives in the merger will equal the current tax basis in such stockholder's Apexx common stock, reduced by the amount of basis allocable to fractional shares for which such stockholder receives a cash payment.

                       WHO CAN HELP ANSWER MY QUESTIONS?

If you have more questions about the merger, you should contact:

           eSoft Stockholders:                 Apexx Stockholders:

           Thomas Tennessen                    Thomas Loutzenheiser
           ESOFT, INC.                         APEXX TECHNOLOGY, INC.
           5335 Sterling Drive, Suite C        506 South 11th Street
           Boulder, Colorado 80301             Boise, Idaho 83702
           (303) 444-1600                      (208) 336-9400

                                    SUMMARY

        This summary, together with the preceding Questions and Answers section, highlights selected information from this document and may not contain all of the information that is important to you. To better understand the merger and related transactions, you should read this entire document and the documents we have referred you to. See "Where You Can Find More Information" on page 112.

                                 THE COMPANIES


ESOFT, INC.                                            APEXX TECHNOLOGY, INC.
5335 Sterling Drive, Suite C                           506 South 11th Street
Boulder, Colorado 80301                                Boise, Idaho 83702
(303) 444-1600                                         (208) 336-9400

eSoft develops and markets a product                   Apexx's mission is to provide easy and
line of Internet protocol adapters that                affordable computer networking solutions
are marketed under the acronym IPAD. The               that enhance decision speed and
IPAD is designed to be a total                         communication capabilities to growing
Internet/Intranet connectivity solution                organizations. Apexx's award-winning
for small and medium sized businesses,                 TEAM Internet(R) family of products,
institutions and educational sites that                targeted to small to medium sized
can be easily and economically installed               businesses, provides a turnkey
and managed by existing systems                        Internet/Intranet solution that gives
personnel.                                             the customer a powerful, affordable and
                                                       easy to manage Internet presence. The
                                                       key features include Internet
                                                       connectivity/routing, firewall
                                                       protection, an e-mail server, Web
                                                       browsing, Web publishing capabilities
                                                       and Web filtering applications.


                             REASONS FOR THE MERGER

        eSoft and Apexx believe that the merger offers an excellent opportunity to build value for their stockholders for the following reasons, among others:

          o By combining the complementary product lines of eSoft and Apexx, the combined company could offer customers a wider range of products than is now available from either company. We believe that the merger will allow the combined company to capture a larger market share for these Internet access products.

          o Like many computer based products, the eSoft and Apexx Internet connector products are subject to rapid technological advancements. By integrating the product development resources of eSoft and Apexx, we believe that the merger will allow the combined company to increase the pace of development of new and improved products for this market.

          o Certain of our competitors have entered into joint relationships with much larger companies, which will likely have a substantial impact upon competition in this industry. We expect the combination of Apexx and eSoft should create a company that is better able to withstand the competition of larger and more well-financed competitors.

         o Both eSoft and Apexx need additional equity capital to fund their rapid growth in the Internet access appliance market. Upon integrating the two companies, Apexx and eSoft will be a leader in this market. If we are successful in integrating the Apexx and eSoft products and thus expanding our sales, the larger base of products and sales revenue should make it easier for us to raise additional capital to finance the anticipated growth of the combined company.

         o Because Apexx and eSoft have overlapping marketing strategies, marketing strengths and geographic areas of marketing concentration, we expect the combined company to have a larger and stronger marketing presence in the industry.

         These and other reasons for approving and recommending the merger identified by the Boards of Directors of eSoft and Apexx are explained in greater detail on pages 67 through 71.

                           ELECTION OF ESOFT DIRECTOR

         eSoft stockholders also will be asked to elect Jeffrey Finn, eSoft's current President and Chief Executive Officer as a Class I director of eSoft. Detailed information on Mr. Finn is provided on page 43. If Mr. Finn is unable to stand for re-election, eSoft's Board of Directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate. eSoft has no reason to believe that Mr. Finn will be unable to serve if elected.

                 INCREASE IN SHARES UNDER EQUITY INCENTIVE PLAN

         Finally, eSoft stockholders will be asked to approve an amendment to eSoft's equity incentive plan to increase the number of shares of eSoft common stock eligible to be issued under the plan from 1,700,000 shares to 2,900,000 shares. You can find more information regarding this proposal on pages 102 through 103.

                              THE SPECIAL MEETINGS

TIME, PLACE AND RECORD DATE OF THE MEETINGS

The record date for each special meeting is the close of business on ____________, 1999. The eSoft special meeting will be held at ________ at
_________________ on ______. The Apexx meeting will be held at
___________________ at ____________ on ____________.

MATTERS TO BE VOTED ON

At the special meetings, eSoft and Apexx stockholders will each be asked to approve the merger agreement. eSoft stockholders also will be asked to elect Jeffrey Finn as a Class I director of eSoft and to approve a proposal to increase the number of shares eligible to be issued under eSoft's equity incentive plan from 1,700,000 shares to 2,900,000 shares.

                    VOTES REQUIRED (SEE PAGES 104 AND 107)

The affirmative vote of the holders of a majority of the outstanding shares of common stock of both eSoft and Apexx is required for approval of the merger proposal. A majority of the shares of eSoft common stock represented and voting at the eSoft special meeting is required for approval of the proposal to increase the number of shares eligible for issuance under eSoft's equity incentive plan and to elect a Class I eSoft director.

In addition, one of the conditions to the closing of the merger is that Apexx stockholders holding at least 95% of the issued and outstanding Apexx common stock must sign and deliver the Stockholders' Agreement to eSoft.

VOTING AGREEMENTS (SEE PAGES 65 AND 92)

At the time Apexx executed the merger agreement, certain Apexx stockholders collectively owning approximately 50.75% of the issued and outstanding shares of Apexx Common Stock executed voting agreements in which they agreed to vote in favor of the merger. Because holders of a majority of the outstanding shares of Apexx common stock have agreed to vote in favor of the merger, Apexx stockholder approval of the merger is assured. However, holders of at least 95% of the issued and outstanding Apexx common stock must sign and deliver the Stockholders' Agreement to eSoft to satisfy one of the conditions to the closing of the merger.

VOTING STOCK HELD BY ESOFT AND APEXX OFFICERS AND DIRECTORS (SEE PAGES 42 AND
61)

Approximately 48% of Apexx's common stock as of the record date was owned by Apexx's directors and executive officers. Approximately 17% of eSoft's common stock as of the record date was owned by eSoft's directors and executive officers.

DISSENTER'S RIGHTS (SEE PAGE 94)

Any Apexx stockholder may assert dissenters' rights by delivering a written notice to Apexx, before the vote on the merger is taken, stating that the stockholder intends to demand payment for his or her shares if the merger is approved. One of the conditions to the closing of the merger is that holders of no more than 5% of the issued and outstanding shares of Apexx common may exercise dissenters' rights.

                              OUR RECOMMENDATIONS
                              TO OUR STOCKHOLDERS

ESOFT (SEE PAGES 67 THROUGH 69 AND PAGES 102 THROUGH 106)

eSoft's Board of Directors believes that the merger agreement and the merger are fair to and in the best interests of eSoft and its stockholders. Accordingly, it has unanimously approved them and unanimously recommends that eSoft stockholders vote FOR the proposal to adopt the merger agreement.

In addition, eSoft's Board of Directors recommends that eSoft stockholders vote FOR the election of Jeffrey Finn as a Class I director of eSoft, and FOR the proposal to increase the number of shares of eSoft common stock eligible for issuance under eSoft's equity incentive plan.

APEXX (SEE PAGES 69 THROUGH 71 AND PAGES 107 THROUGH 109)

Apexx's Board of Directors believes that the merger agreement and the merger are fair to and in the best interests of Apexx and its stockholders.

Accordingly, it has unanimously approved them and unanimously recommends that Apexx stockholders vote FOR the proposal to adopt the merger agreement.

                                   THE MERGER

The Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus, and the Stockholders Agreement is attached as Appendix B to this Joint Proxy Statement/Prospectus. We encourage you to read each of these documents as they are the legal documents that govern the merger.

WHAT APEXX STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGES 86 AND 87)

Each Apexx stockholder will receive 1.119651 shares of eSoft common stock for each share of Apexx common stock they own as of the date of the merger. No fractional shares will be issued in connection with the merger. Instead, Apexx stockholders will receive cash for the market value of any fractional shares.

Of the shares each Apexx stockholder will receive in the merger, 10% will be placed into escrow for a period of one year. All or a portion of the shares placed in escrow may be returned to eSoft if the representations and warranties made by Apexx in the merger are inaccurate and eSoft suffers more than $200,000 in damages as a result of the inaccuracy.

In addition, each Apexx stockholder will be required to transfer 1.63% of the shares of eSoft common stock the Apexx stockholder receives in the merger to Pacific Crest Securities. Pacific Crest Securities advised Apexx in the merger and is entitled to receive a fee from Apexx for these services. eSoft has agreed to pay $200,000 of this fee, and the Apexx stockholders will pay the remainder of this fee by transferring to Pacific Crest a portion of the shares of eSoft common stock they receive in the merger.

To effect these arrangements, each Apexx stockholder will be required to sign the Stockholders' Agreement attached as Appendix B to this Joint Proxy Statement/Prospectus. Apexx stockholders should not send in their stock certificates until instructed to do so after the merger is completed.

WHAT APEXX OPTIONHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGES 86 AND 87)

Each Apexx option will be converted into an option to purchase eSoft common stock at a rate of 1.085879 shares of eSoft common stock for each share of Apexx common stock subject to the option. Each of the new eSoft options will be exercisable on the same terms as the original Apexx options.

RELATIVE OWNERSHIP PERCENTAGES OF ESOFT AND APEXX SECURITY HOLDERS

Immediately after the merger, Apexx stockholders will own approximately 18.1% of the combined company and eSoft stockholders will own approximately 81.9% of the combined company. Assuming that all eSoft and Apexx options and warrants are exercised, Apexx security holders (including Apexx optionees) will own approximately 25.1% of the combined company and eSoft security holders (including present eSoft optionees and warrantholders) will own approximately 74.9% of the combined company.

WHEN APEXX STOCKHOLDERS AND OPTIONHOLDERS MAY SELL OR TRANSFER THEIR ESOFT COMMON STOCK (SEE PAGES 77 AND 79)

Except as described below with respect to officers, directors and 10% stockholders, immediately following the merger, each Apexx stockholder will be entitled to sell or transfer the eSoft common stock received by the stockholder in the merger.

The shares of eSoft common stock issuable upon the exercise of the new eSoft options will be freely tradeable upon the filing of a registration statement relating to the new eSoft options.

Apexx and eSoft stockholders and optionholders who are officers, directors or 10% stockholders 30 days prior to the date the merger is completed may not sell or transfer any shares of eSoft common stock until eSoft publishes financial results covering at least 30 days of operations of the combined companies.

By signing the Stockholders' Agreement attached as Appendix B, each Apexx stockholder who is an officer, director or 10% stockholder 30 days prior to the date the merger is completed will agree to comply with these trading restrictions.

WHAT ESOFT STOCKHOLDERS WILL RETAIN IN THE MERGER (SEE PAGES 86 AND 87)

Each owner of eSoft common stock as of the date of the merger will continue to hold those shares after the merger. The shares currently held by eSoft stockholders will represent the same number of shares of the combined company following the merger. eSoft stockholders should not send in their stock certificates in connection with the merger.

DIRECTORS AND SENIOR MANAGEMENT OF ESOFT FOLLOWING THE MERGER (SEE PAGES 93 AND
94)

When the merger is complete, the Board of Directors of the combined company will consist of six directors: four directors of eSoft and two directors to be named by Apexx. The senior executive officers of eSoft will continue with the combined company in their current positions, and Thomas Loutzenheiser, Apexx's current Chairman of the Board and President, will become eSoft's vice president of product development and an eSoft director following the merger.

OPINION OF ESOFT'S FINANCIAL ADVISOR (SEE PAGES 71 THROUGH 77)

In deciding to approve the merger, the Board of Directors of eSoft considered the opinion of EVEREN Securities, its financial advisor, that, as of the date of such opinion, the consideration to be paid by eSoft to the Apexx security holders was fair to eSoft from a financial point of view. This opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus. We encourage you to read this opinion carefully, as well as the description of the analyses and assumptions on which the opinion is based.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 20)

In considering the recommendations of the Boards of Directors that you vote in favor of the merger, you should be aware that Mr. Loutzenheiser, an Apexx officer and director, will have an employment agreement with eSoft following the merger. This agreement is consistent with the employment agreements of eSoft's current executive officers. The Boards of Directors of eSoft and Apexx considered these interests in approving and recommending the merger agreement.

CONDITIONS TO THE MERGER (SEE PAGES 87 THROUGH 91)

The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

 o      approval by both the eSoft stockholders and the Apexx stockholders;

 o execution and delivery of the Stockholders' Agreement by Apexx stockholders holding at least 95% of the issued and outstanding Apexx common stock;

 o holders of no more than 5% of the outstanding Apexx common stock shall have dissented from the merger;

 o the average last sale price per share of eSoft common stock for the 10 trading days prior to the merger is not higher than $9.00 nor lower than $3.40;

 o successful completion of a live build demonstration of Apexx's products;

 o the continued effectiveness of employment agreements executed by certain employees of Apexx in connection with the merger;

 o the full funding of a joint marketing plan agreed to in connection with the merger;

 o the continued accuracy of each company's representations and warranties and compliance by each company with its agreements contained in the merger agreement;

 o      there being no law or court order that prohibits the merger;

 o receipt of a letter from eSoft's independent public accountants as to the appropriateness of "pooling of interests" accounting treatment for the merger; and

o receipt of legal opinions from counsel for each company, including an opinion from eSoft's counsel as to the qualification of the merger as a reorganization for tax purposes.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 91)

eSoft and Apexx can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement on its own without completing the merger under various circumstance, including if any of the following occurs:

o       the merger is not consummated by June 1, 1999;

o if all conditions to the closing set forth in the merger agreement have not been satisfied or waived by June 1, 1999; or

o if either the Apexx or eSoft Board of Directors withdraws or modifies its approval or recommendation of the merger agreement or the merger to their respective stockholders.

TERMINATION FEES AND EXPENSES (SEE PAGE 91)

If Apexx terminates the merger agreement because eSoft's Board of Directors changes its recommendation of the merger agreement to eSoft's stockholders, then Apexx is entitled to receive a fee of $750,000. If eSoft terminates the merger agreement because Apexx's Board of Directors recommends another transaction to Apexx's stockholders, then eSoft is entitled to receive a fee of $2,000,000.

ANTICIPATED ACCOUNTING TREATMENT  (SEE PAGE 77)

The merger is intended to qualify as a "pooling-of-interests" for accounting and financial reporting purposes, which means that we will treat our companies as if they had always been combined for accounting and financial purposes, and the assets and liabilities of eSoft and Apexx will be carried forward at their historical amounts.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 77)

We have structured the merger so that eSoft and Apexx stockholders will not recognize any gain or loss for United States federal income tax purposes (except for taxes due on cash received by Apexx stockholders for fractional shares). We have conditioned the merger on receipt of a legal opinion that the merger will qualify as a reorganization for tax purposes.

LISTING OF ESOFT COMMON STOCK

The shares of eSoft common stock to be issued to the Apexx stockholders in the merger will be listed on the Nasdaq SmallCap Market.

                   SUMMARY SELECTED HISTORICAL AND UNAUDITED
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of eSoft and Apexx and the related notes appearing elsewhere in this Joint Proxy Statement/Prospectus. You should also review the discussions of this financial information found under the headings "eSoft Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Apexx Management's Discussion and Analysis of Financial Condition and Results of Operations."

                 ESOFT SUMMARY HISTORICAL FINANCIAL INFORMATION


                                                             FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                     -----------------------------------
                                                           1998                1997
                                                     ---------------    ---------------

STATEMENT OF OPERATIONS DATA:
      Revenues                                       $     3,867,600    $     1,233,137
      Cost of goods sold                                   1,357,463            429,601
                                                     ---------------    ---------------
      Gross profit                                         2,510,137            803,536
      Selling, general and
         administrative expense                            5,772,869            961,834
      Other (income) expense                                (160,070)            34,954
      Income tax (benefit) expense                          (162,000)           162,000
                                                     ---------------    ---------------
      Net loss                                       $    (2,940,662)   $      (355,252)
                                                     ===============    ===============

      Net loss per common share
         basic and diluted                           $         (0.54)   $         (0.23)
      Basic and diluted weighted
         average shares outstanding                        5,493,276          1,536,884
                                                     ===============    ===============

CASH FLOW DATA:

      Net cash (used in)
         operating activities                        $    (4,282,618)   $       (23,805)
      Net cash (used in) investing
         activities                                       (2,761,345)          (263,128)
      Net cash provided by
         financing activities                              7,596,776            369,020

BALANCE SHEET DATA:

      Current assets                                 $     6,344,388    $       660,075
      Total assets                                         7,417,451          1,724,800
      Current liabilities                                  1,636,947            409,082
      Long term liabilities                                     --              535,903
      Total liabilities                                    1,636,947            944,985
      Stockholders' equity                                 5,780,504            779,815
      Working capital                                      4,707,441            250,993



eSoft has not paid any dividends since becoming a "C" corporation in September 1997.

                 APEXX SUMMARY HISTORICAL FINANCIAL INFORMATION


                                                                FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                     ----------------------------------
                                                              1998               1997
                                                     ---------------    ---------------
STATEMENT OF OPERATIONS DATA:

      Revenues                                       $     3,808,106    $     2,003,426
      Cost of goods sold                                   1,924,172          1,023,344
                                                     ---------------    ---------------
      Gross profit                                         1,883,934            980,082
      Selling, general and
         administrative expense                            2,755,970          1,183,704
      Other (income) expense                                  13,917             (5,962)
                                                     ---------------    ---------------
      Net loss                                       $      (885,953)   $      (197,660)
                                                     ===============    ===============

CASH FLOW DATA:

      Net cash (used in) operating
         activities                                  $      (915,699)   $      (319,154)
      Net cash (used in) investing
         activities                                          (35,266)          (105,586)
      Net cash provided by
         financing activities                                776,864            620,157

BALANCE SHEET DATA:

      Current assets                                 $     1,070,753    $       862,645
      Total assets                                         1,168,218            974,348
      Current liabilities                                  1,168,679            305,357
      Long term liabilities                                   75,386             25,948
      Total liabilities                                    1,244,065            331,305
      Stockholders' equity (deficit)                         (75,847)           643,043
      Working capital (deficit)                              (97,926)           557,288


                       Apexx has not paid any dividends.


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        eSoft and Apexx are providing the following unaudited pro forma financial information to give you a picture of what the results of operations and financial position of the combined company would have looked like, absent any operational or other changes, had eSoft's and Apexx's businesses been combined for the periods and at the dates indicated. This information is provided for illustrative purposes only and does not show what their results of operations or financial position would have been if the merger had actually occurred on the dates assumed. This information also does not indicate what their future operating results or consolidated financial position will be. This information should be read in conjunction with historical financial statements and notes thereto of eSoft and Apexx, appearing elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined operations data does not include any of the synergies or efficiencies expected to result from the merger. Please see

"Unaudited Pro Forma Condensed Combined Financial Statements" on page 80 for a more detailed explanation of this analysis.

        The merger is intended to be accounted for as a pooling-of-interests for accounting and financial reporting purposes, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. For a more detailed description of pooling-of-interests accounting, see "Anticipated Accounting Treatment" on page 77.

        The unaudited pro forma combined operations data combines eSoft's results for its years ended December 31, 1998 and 1997, with Apexx's results for its years ended December 31, 1998 and 1997, giving effect to the merger as if it had occurred as of January 1, 1997.

        The unaudited pro forma balance sheet data combines eSoft's and Apexx's balance sheets at December 31, 1998, giving effect to the merger as if it had occurred as of December 31, 1998.


                                                                         YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------
                                                                     1998                  1997
                                                                     ---------           ----------
OPERATIONS DATA:
Revenues....................................................        $7,675,706           $3,236,563
Net loss....................................................        (3,826,615)            (552,912)
Net loss per share basic and diluted........................             (0.54)               (0.18)
Basic and diluted weighted average
   shares outstanding.......................................          7,084,641           3,128,249



                                                                                          AS OF
                                                                                    DECEMBER 31, 1998
                                                                               ----------------------------
BALANCE SHEET DATA:
Total current assets.........................                                           $7,115,141
Total assets.................................                                            8,285,669
Total current liabilities....................                                            3,055,626
Total long-term liabilities..................                                               75,386
Total liabilities............................                                            3,131,012
Stockholders' equity                                                                     5,154,657
Working capital..............................                                            4,059,515



                    COMPARATIVE PER COMMON SHARE INFORMATION

        eSoft and Apexx are presenting the following selected comparative per common share information for eSoft common stock on a historical and pro forma combined basis and for Apexx common stock on a historical and pro forma equivalent basis. This information is provided for illustrative purposes only and does not show what their results of operations or financial position would have been if the merger had actually occurred on the dates assumed. This information should be read in conjunction with historical financial statements and notes thereto of eSoft and Apexx, appearing elsewhere in this Joint Proxy Statement/Prospectus.

        The unaudited pro forma information in the table assumes that eSoft will exchange 1.119651 shares of eSoft common stock for each share of Apexx common stock and will issue 1.085879 shares of eSoft common stock for each share of Apexx common stock issuable upon the exercise of Apexx options.



                                                        ESOFT COMMON STOCK                               APEXX COMMON STOCK
                                           --------------------------------------------     ---------------------------------------
                                                                         Pro Forma                                        Pro Forma
                                               Historical                Combined                Historical              Equivalent
                                           -------------------      -------------------     ---------------------    --------------
BOOK VALUE(1)
   December 31, 1998                              $0.84                    $0.61                   $(0.05)                   $0.68

DIVIDENDS DECLARED
   Year Ended December 31, 1998                    --                       --                       --                       --
   Year Ended December 31, 1997                    --                       --                       --                       --

NET LOSS (BASIC AND DILUTED)(2)
   Year Ended December 31, 1998                  $(0.54)                  $(0.54)                  $(0.62)                  $(0.60)
   Year Ended December 31, 1997                  $(0.23)                  $(0.18)                  $(0.15)                  $(0.20)



(1) The pro forma combined book value per share of eSoft common stock represents the total pro forma combined common stockholder's equity for eSoft and Apexx divided by the total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Apexx common stock represents the pro forma combined book value per share of eSoft common stock multiplied by an assumed exchange ratio of 1.119651.

(2) The pro forma combined loss per share of eSoft common stock (based on the weighted average number of common and common equivalent shares) is the combined historical net loss for eSoft and Apexx divided by the weighted average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net loss per share of Apexx common stock represents the pro forma combined net loss per share multiplied by an assumed exchange ratio of 1.119651.

                      RISK FACTORS RELATING TO THE MERGER

        In addition to the other information included in this Joint Proxy Statement/Prospectus, the eSoft and Apexx stockholders should consider the following risk factors carefully in determining whether to approve the merger. An investment in eSoft common stock involves certain risks.

FAILURE TO ACHIEVE BENEFITS AND RISKS FROM INTEGRATION OF OPERATIONS

        The merger is expected to create a more competitive company. This requires the integration of two companies' systems and technologies that previously operated independently. After the merger, eSoft and Apexx will integrate the development, production and marketing of their previously separate product lines, as well as their administrative and financial reporting systems. The companies will be required to create a common interface for the overall support of their products in order to generate efficiencies in technical support of both platforms. Additionally, the companies must develop a common hardware platform to gain efficiencies in production and thus competitive margins for the combined entities. No assurance can be given that the companies will be able to integrate their operations and market a common product line without encountering difficulties or experiencing the loss of key employees or customers, or that the synergies anticipated from such integration will be realized. Because the companies' products overlap in functionality and target market, sales of certain products may diminish as the combined company restructures its product line; this may result in an initial reduction of sales growth following the merger until rebranding of each product line can be accomplished.

BECAUSE THE EXCHANGE RATIOS ARE FIXED, THE MARKET VALUE OF ESOFT COMMON STOCK ISSUED TO APEXX SECURITY HOLDERS WILL DEPEND ON THE MARKET PRICE OF ESOFT COMMON STOCK WHEN THE MERGER IS COMPLETED

        Apexx stockholders and optionholders are receiving a fixed number of shares of eSoft common stock in the merger, rather than a number of shares of eSoft common stock with a particular fixed market value. The market values of eSoft and Apexx common stock at the time of the merger may vary significantly from their prices on the date the merger agreement was executed, the date of this document or the date on which eSoft and Apexx stockholders vote on the merger. Because the exchange ratios will not be adjusted to reflect any changes in the market value of eSoft or Apexx common stock, the market value of the eSoft common stock issued in the merger and the Apexx common stock surrendered in the merger may be higher or lower than the values of such shares on such earlier dates. See "The Merger Agreement--Consideration to be Received in the Merger" and "Description of eSoft Common Stock--Market Price of eSoft Common Stock."

EXTREME FLUCTUATIONS IN THE MARKET PRICE OF ESOFT COMMON STOCK MAY RESULT IN TERMINATION OR RENEGOTIATION

        One condition to the closing of the merger is that the average market price of eSoft common stock during the ten trading days prior to the closing of the merger cannot be below $3.40 or above $9.00. If this condition is not satisfied, eSoft and Apexx each have the right to renegotiate the consideration to be paid to Apexx security holders in the merger. If the parties cannot reach an agreement on a renegotiated price, the merger agreement may be terminated and the merger may be abandoned, before or after a vote of eSoft or Apexx stockholders is taken. See "The Merger Agreement--Conditions to the Consummation of the Merger" and "Description of eSoft Common Stock--Market Price of eSoft Common Stock."




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



MERGER-RELATED CHARGES

        eSoft and Apexx estimate that, as a result of the merger, the combined company will incur consolidation and integration expenses of approximately $100,000. In addition, it is expected that eSoft and Apexx will incur merger related expenses of approximately $798,000, consisting of investment banking fees ($300,000 of which will be paid in cash, with the remainder to be paid in the form of stock and warrants), and $250,000 of legal, accounting and other fees as well as financial printing and other related costs. If the merger is consummated, eSoft expects to expense the anticipated $1,048,000 pre-tax charge relating to the above-referenced expenses in the second quarter of 1999. The foregoing amounts are preliminary and the actual amounts may be higher or lower. Moreover, the combined company may incur additional unanticipated expenses in connection with the integration of eSoft's and Apexx's businesses. See "Unaudited Pro Forma Combined Condensed Financial Statements."

VOTING INTERESTS OF ESOFT AND APEXX STOCKHOLDERS WILL BE SUBSTANTIALLY DILUTED

        Based on the exchange ratios and the capitalization of eSoft and Apexx as of , 1999, immediately following the merger Apexx stockholders will own eSoft common stock representing approximately 18.1% of the voting power of the combined company and eSoft stockholders will own securities representing approximately 81.9% of the voting power of the combined company. Assuming all eSoft and Apexx options and warrants are exercised, Apexx security holders (including Apexx optionees) will own approximately 25.1% of the voting power of the combined company and eSoft security holders (including present eSoft optionees and warrantholders) will own approximately 74.9% of the voting power of the combined company. This will constitute a substantial dilution of the voting interest of both eSoft and Apexx security holders.

COMBINED COMPANY WILL EXPERIENCE INCREASED CAPITAL REQUIREMENTS

        eSoft and Apexx have accelerated a joint marketing program for the benefit of both companies. This program anticipates spending in excess of $800,000 to jointly market and generate new sales leads for the combined companies. See "Material Contracts Between eSoft and Apexx--Joint Marketing Plan." In addition, both eSoft and Apexx have suffered losses from operations in the past, and both expect to continue to incur losses in support of the emerging growth of the two companies. As a result of these factors, we expect the combined company to experience increased capital requirements.

        In addition, each of eSoft and Apexx is at an early stage of development of its business in an emerging market; as a result, the business prospects, rate of growth and results of operations of both eSoft and Apexx are unpredictable. Neither increases or declines in net revenue received by the companies from quarter to quarter, nor increases in loss suffered by the combined companies from one fiscal quarter to the next, can be accurately forecasted in these emerging growth markets. The combined companies are expending significant resources to quickly build market penetration and market shares, and the success of these marketing programs cannot be accurately predicted. Thus additional working capital may be required to continue the support of the combined entities to attain their overall growth objectives.

        There can be no assurance that the combined company will be able to obtain sufficient capital on acceptable terms, from internal or external sources, to support losses from operations or to pursue its growth plans.



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




ESOFT AND APEXX ARE CURRENTLY MARKETING A COMBINED PRODUCT LINE, MAKING A SEPARATION OF THE PRODUCTS MORE DIFFICULT IF THE MERGER IS NOT APPROVED

        eSoft and Apexx are currently conducting a joint marketing program for the benefit of both companies. This marketing program has combined the eSoft and Apexx product lines under the Apexx tradename "TEAM Internet(R)," and eSoft IPAD products are currently being sold using the "TEAM Internet(R)" brand name. If the merger does not occur, the several month lapse in marketing eSoft products under the "IPAD" brand will make it somewhat difficult for eSoft to reenter the market using the IPAD brand name. In addition, the $800,000 cost of this marketing program will have been spent by eSoft to promote the "TEAM Internet(R)" brand name rather than the "IPAD" brand. See "Material Contracts Between eSoft and Apexx--Joint Marketing Plan."

DEBT OWED BY APEXX TO ESOFT

        eSoft extended a working capital line of credit of $500,000 to Apexx on December 4, 1999. This line of credit may be increased to $1,000,000 by mutual agreement of both the eSoft and the Apexx Board of Directors. This operating line of credit is secured by a second priority lien on all of the assets of Apexx and a pledge of all of the Apexx common stock held by Tom Loutzenheiser and his wife, Gayl Loutzenheiser . See "Material Contracts Between eSoft and Apexx--Loan Agreement." Apexx's assets are also subject to a first priority lien relating to a $200,000 operating line of credit and equipment loan extended to Apexx by Idaho Independent Bank. Apexx borrowings under the eSoft line of credit are due on August 1, 1999. Apexx will be required to repay this obligation to eSoft on August 1, 1999 whether or not the merger is consummated.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Mr. Loutzenheiser, the Chairman of the Board and President of Apexx, will have an employment agreement with eSoft and will be an eSoft director following the merger. See "The Merger Agreement--Documents to be Executed in Connection with the Merger Agreement." This employment agreement is consistent with the employment agreements of eSoft's current executive officers. Accordingly, Mr. Loutzenheiser has an interest in the merger that is in addition to the interests of Apexx stockholders in general.

          RISK FACTORS RELATING TO AN INVESTMENT IN ESOFT COMMON STOCK

        In evaluating eSoft and its business, investors should carefully consider the following risk factors in addition to the other information included in this Joint Proxy Statement/Prospectus. In addition, certain information included in this Prospectus is forward-looking. Such forward looking information involves significant risks and uncertainties, including those discussed below, that could cause actual future results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, eSoft. See "Cautionary Statements Concerning Forward Looking Statements."

LIMITED OPERATING AND SALES HISTORY

        eSoft first entered the marketplace in 1995 with the IPAD 5000, which is focused at Internet service providers. In 1997, eSoft released the IPAD 2500 and the IPAD 1200 as products to serve the small to medium sized business market. Through the fourth quarter of 1998, eSoft has sold less than 1,700 units of these products, so they have not yet gained significant market exposure or demonstrable




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


market acceptance. Given the absence of a clear market acceptance with respect to these two newly introduced products, which in turn are projected to be responsible for approximately 90% of eSoft's system sales in the next year, there can be no assurance that eSoft will achieve its expected market penetration rates, and associated growth in sales revenues.

ANTICIPATED MARKET GROWTH AND RELIANCE UPON THE INTERNET

        eSoft's anticipated future growth in sales revenue is dependent upon the rate of growth of the market for its systems. Growth of this market in turn is dependent, in part, upon both the rate of growth of the Internet, and its reputation as a secure, architecturally stable, and reliable communications medium. Should these conditions erode, eSoft's sales prospects may be adversely affected. Moreover, there is no assurance that eSoft will be able to capture an increasing or consistent share of the market for an all-in-one appliance that permits companies to connect to the Internet.

RECENT LOSSES

        eSoft has incurred losses during the fiscal years ended December 31, 1997 and 1998. eSoft's ability to restore profitability in future reporting periods is uncertain. It is anticipated that, with the increased expenditures required to build eSoft's corporate infrastructure, eSoft will have higher expenses than gross profits generated by its operations. As a result, eSoft expects to continue to incur losses during the next fiscal year.

SUFFICIENCY OF WORKING CAPITAL

        During 1999, eSoft intends to continue rapid expansion of sales and marketing expenditures to develop a North American wholesale distribution network, resulting in significantly increased selling, general and administrative expenses and capital expenditures to meet this rapid expansion. In addition, because Apexx will be a subsidiary of eSoft after the merger, eSoft will have to provide financial support for similar expansions of Apexx's sales and marketing efforts. eSoft has already lent $500,000 to Apexx to fund Apexx's operations prior to the completion of the merger. These increased expenditures are anticipated to consume eSoft's working capital. There can be no assurance that cash flow contributions from operations, coupled with presently available working capital, will be sufficient to fully fund the planned expansion of sales and marketing activities, other increased expenditures and losses incurred from this expansion. It is therefore anticipated that eSoft will require additional working capital in the future. In the event that cash flow from operations, if any, together with the proceeds of any future financings, are insufficient to meet all of these expenses, eSoft will be required to re-evaluate its planned expenditures and allocate its total resources in such a manner as the board of directors and management deems to be in eSoft's best interest.

TECHNOLOGICAL ADVANCES AND OBSOLESCENCE

        eSoft operates within an industry subject to a rapid pace of technological obsolescence. eSoft will seek to continuously enhance its products with technological improvements. There can be no assurance as to the ability of eSoft to successfully and timely complete any or all of its development projects in order to establish and maintain a position at the leading edge of technological trends within its industry.

COMPETITION; FEW BARRIERS TO ENTRY

        The Internet connectivity business is highly competitive. A number of eSoft's competitors are very well established in the marketplace, with larger sales volumes, broader brand name recognition, and a wider base of technical resources. Most of the competitors have greater financial resources than eSoft, and Intel Corporation has invested in one of eSoft's competitors. As the market expands for products that perform in a manner similar to that of eSoft's product line, it is expected that a broader range of both small and large industry participants will enter the market place with competing products. As competition increases, profit margins on sales may diminish. There can be no assurance that eSoft will be able to effectively compete against such competitors given their strong market presence, or that eSoft will be able to attain and maintain anticipated gross margins over time.

PROPRIETARY PROTECTION

        eSoft has no registered trademarks and has not filed any patent or design utility applications in any jurisdiction. The absence of such proprietary protection may diminish the ability of eSoft to distinguish itself from other industry competitors. In addition, while eSoft licenses its software to purchasers and restricts unauthorized use under its licensing provisions, this does not protect eSoft from an erosion of potential revenue due to illicit software use and piracy.

REGULATORY REQUIREMENTS

        The industry in which eSoft operates is subject to a variety of regulatory rules and requirements in the United States, Europe and countries where eSoft hopes to establish markets. In particular, some products require access to telecommunications carriers and are therefore subject to regulation in the United States by the Federal Communications Commission and by other governmental regulatory agencies in foreign countries. While the Internet is largely unregulated, changes in telecommunication regulations in various countries might impact the marketing of Internet related products. eSoft has performed product testing at accredited test facilities and the product has passed the FCC tests. eSoft components that make up the finished product utilize UL approved components. eSoft also has acquired the requisite product approval from the appropriate agency that permits the marketing of Internet products in the European Union. eSoft's products may, however, be subject to other regulatory requirements adopted in various countries. Any such regulatory requirements could adversely affect the ability of eSoft to effectively compete in any market where such regulations are adopted.

TELEPHONE CONNECTION COSTS AS IMPEDIMENTS IN FOREIGN COUNTRIES

        A significant cost factor for users of eSoft's networking products in certain countries is the cost of maintaining a telephone line committed to access to the Internet. Deregulation of telephone line access has begun in Europe in the last several months and telephone line access costs are expected to decline there, and deregulation in South America is beginning. There can be no assurance as to when or at what pace any deregulation will have the effect of significantly reducing the cost of phone service utilization 24 hours per day and 7 days per week. With costs at their present levels, the demand for Internet access, and therefore for eSoft's products, may mature slowly in some countries, affecting eSoft's ability to penetrate those markets.

CONCENTRATION OF SALES

        During the fiscal year ended December 31, 1998, eSoft had two customers that accounted for 10% or more of product sales during that period. These two customers represented 46% and 13% of eSoft's revenue for the fiscal year ended December 31, 1998. In addition, one eSoft customer represented 79% of eSoft's accounts receivable at December 31, 1998. With such concentration of its sales, eSoft is exposed to significant declines in revenue in future periods if one or more of the large customers discontinues or substantially reduces its purchases in future periods. Moreover, eSoft's credit risk concentration makes it more vulnerable to a default in payment. In addition, the larger customers are electronic products distributors and telecommunication companies in foreign countries that have recently become distributors of the products and have purchased significant quantities of the products to establish inventories of the distributors and their affiliated resellers or dealers or end customers. Unless the products are promptly resold to end users, future sales to these distributors and telecommunication companies will likely decline.

CONCENTRATION OF PURCHASES

        During the fiscal year ended December 31, 1998, eSoft had two vendors that accounted for 10% or more of eSoft's purchases during that period. These two vendors represented 57% of eSoft's total purchases for the fiscal year ended December 31, 1998. With such concentration of purchases, eSoft is exposed to these suppliers of product for its finished goods should these entities be unable to support eSoft in the future. eSoft has explored alternative suppliers for its major supplier of the base unit hardware; however eSoft may not be able to quickly execute and have delivery from these alternative suppliers to meet demand. An inability to source this product from other suppliers would likely have a material adverse impact on eSoft's ability to attain or maintain profitability.

NEW, UNDEVELOPED PUBLIC MARKET

        The eSoft's common stock became listed and began trading on the Nasdaq SmallCap Market on August 6, 1998. Prior to such listing, there was no public market for the eSoft common stock in the United States. Between March 17, 1998 and September 9, 1998, eSoft's common stock was traded on the Vancouver Stock Exchange. There can be no assurance that an active public market on the Nasdaq SmallCap Market will develop or be sustained.

YEAR 2000 ISSUES

        The Year 2000 ("Y2K") computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

        All new products and upgrades introduced by eSoft will be Y2K compliant. eSoft has tested the remainder of the IPAD system and connections of the IPAD product line to other systems utilizing standard Internet protocols. The testing completed on the IPAD product line to date has lead eSoft to believe that the IPAD product will not be affected by a connection to a non-compliant Y2K system. eSoft has been testing its existing products for use in the Year 2000 and beyond, and all IPAD products produced after November 1, 1997 are Y2K compliant until 2036. The results of eSoft's testing suggest that version 2.03 and each later version of each of its products are Y2K compliant.

        However, eSoft's testing does not cover every possible computing environment. Accordingly, some customers may have Y2K problems with products that the company believes are Y2K compliant. For instance, eSoft's customers may be operating on older versions of hardware platform utilizing eSoft's products software. Early models of the IPAD 2500 and 4500 products shipped before November 1, 1997 may include a BIOS in the computer hardware that is not Y2K compliant. The number of IPAD units affected is estimated to be a small percentage of the installed base. In early 1999 an IPAD software upgrade will be released to correct the specific issues caused by use of the non-compliant BIOS. In addition, there is a plan to replace the non-compliant BIOS with a Y2K compliant BIOS if the customer prefers a hardware fix.

        eSoft has tested the discontinued TBBS products that it no longer markets for Y2K compliance, some of which might still be in use. eSoft's TBBS product had one deficiency associated with Y2K, which was corrected with a free update released in October 1998. eSoft expects that any customers that materially rely on such discontinued products will test them for Y2K compliance and notify eSoft if there are problems. eSoft's experience in developing Y2K compliant versions of its existing products suggests that if it is required to correct Y2K problems in such discontinued products, it could do so without incurring material expenses. There will be another free update released in the first quarter of 1999 to correct a similar deficiency in TBBS add-on modules.

        eSoft also may be affected by Y2K issues related to non-compliant internal systems developed by eSoft or by third-party vendors. eSoft has reviewed its internal systems, including its accounting system, and have found them to be Y2K compliant. eSoft is not currently aware of any Y2K problem relating to any of its internal, material systems and does not believe that it has any material systems that contain embedded chips that are not Y2K compliant.

        eSoft's internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. Management believes that absent a systemic failure outside the control of eSoft, such as a prolonged loss of electrical or telephone service, Y2K problems at such third parties will not have a material impact on eSoft. eSoft has no contingency plan for systemic failures such as loss of electrical or telephone services. eSoft's contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, eSoft has no other contingency plans or intention to create other contingency plans.

        Any failure by eSoft to make its products Y2K compliant could result in a decrease in sales of its products, an increase in allocation of resources to address Y2K problems of its customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by eSoft's customers due to such year 2000 problems. Failures of eSoft's internal systems could temporarily prevent it from processing orders, issuing invoices, and developing products, and could require it to devote significant resources to correcting such problems. But to eSoft's knowledge, the internal accounting systems have been attested by the supplier as Y2K compliant. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, eSoft is unable to determine at this time whether the consequences of Y2K failures will have a material impact on its business, results of operations, and financial condition.

NO DIVIDENDS

        eSoft has not paid dividends in the past and does not anticipate paying dividends in the near future. eSoft expects to retain its earnings to finance further growth and, when appropriate, retire existing debt.

                              DESCRIPTION OF ESOFT

        The following description of eSoft describes eSoft as it has existed prior to planning for the merger with Apexx and the integration of the eSoft and Apexx product lines as planned for the future. Some combined marketing of the products of the two companies has begun prior to the date of this Joint Proxy Statement/Prospectus using the Apexx product identifying trademark "TEAM Internet(R)." See "Material Contracts Between eSoft and Apexx--Joint Marketing Plan." In this section, however, the eSoft products are identified by the eSoft trademark, "IPAD."

        eSoft is a technology based company that has developed an Internet connectivity software and hardware product used by businesses to connect to the Internet. This technology permits businesses to install and operate shared connectivity to the Internet without highly specialized technical expertise.

        eSoft's primary target market is small to medium sized businesses. eSoft believes these businesses find it beneficial to host their own Internet infrastructure rather than rely upon an Internet service provider for all of their Internet access and connectivity needs. Other target markets include Internet service providers ("ISPs") and telecommunication companies ("Telcos") that can benefit from an integrated all-in-one connectivity product.

        eSoft believes that, over the long term, high speed access to the Internet will become increasingly important to small to medium sized businesses. Many small to medium sized businesses currently rely upon an ISP in order to gain the Internet advantage. With new advancements in Internet software, however, individual companies, without a great deal of software expertise, can now assume many of the responsibilities and functions that have been carried out by an ISP on their behalf. This includes control over a router, firewall, remote access server, a web server, and mail server. Perhaps most importantly, rather than paying an ISP substantial fees in order to offer individual e-mail addresses plus Internet access to each of many employees, eSoft's products can provide such services to a growing company and its employees in a much more cost effective manner.

CORPORATE HISTORY

        eSoft was incorporated under the laws of the State of Colorado on March 3, 1984. On February 17, 1998, eSoft merged into a newly formed Delaware corporation, and was thus reincorporated in the State of Delaware. Through September 4, 1997, eSoft had elected to be taxed as an "S-corporation" for U.S. income tax purposes. Under this election eSoft was essentially taxed as a partnership, so instead of corporate income taxes, the stockholders were taxed individually on their proportional share of eSoft's taxable income. eSoft withdrew the S-corporation election after September 4, 1997 and is now subject to U.S. corporate income taxes. eSoft has no subsidiaries.

BUSINESS HISTORY

        Until the mid 1990s, eSoft focused on developing and selling a computer bulletin board software product known as TBBS. TBBS software allows multiple users to dial into a computer system and transmit messages, transfer files, and access data. With the rapid rise of the Internet, the demand for TBBS software declined. In response, eSoft designed a new product line that is marketed under the name IPAD (Internet Protocol Adapter). eSoft introduced its first IPAD, the IPAD 5000, in late 1995. This product was focused at the small Internet service provider. eSoft refocused its market efforts on small to medium sized businesses with the design and release of the IPAD 1200 and IPAD 2500 in November of

1997. eSoft expects to continue to generate small residual revenues from the sale of TBBS software, but it does not plan to further develop or upgrade this software, except for year 2000 compliance issues.

PRODUCT LINE AND SERVICES

        The IPAD product line is primarily designed for the small to medium sized business. The IPAD is designed to be a total Internet/Intranet connectivity solution without the complexity and high cost of traditional solutions. The IPAD's design combines Internet hardware and communications software that does not require extensive technical knowledge to support. The IPAD provides an economical and easily installed product to connect internal computer networks of small to medium sized businesses, institutions, or educational sites to the Internet. The IPADs are easy to set up and configure using any standard web browser (such as Microsoft Internet Explorer or Netscape Navigator). Ongoing administration of the system, such as adding e-mail accounts, can be done using the same web browser.

        eSoft's products permit the connection to the Internet through all major data transmission choices, including modem, ISDN, Ethernet, leased-line, cable, and xDSL. They all also support connecting to computer networks that use common network interfaces like Ethernet (either 10 or 100 Mbps variety) and Token Ring. In conjunction with user supplied modems, the products also provide remote access capability that allows users to dial into the system and securely access the company network or the Internet from remote locations. The IPAD product line provides the necessary Internet related features permitting customers to have e-mail, basic web page hosting, secure file exchange sites (using FTP), their own domain name, and dial-in remote access for its users. The software includes a basic Web Server, Telnet, an FTP Server, an E-mail Server, a Remote Access Server, a DNS, and a Packet-Filtering Firewall.

        The IPAD products also contain a robust network security firewall that keeps hackers from accessing computer data on the company network. The firewall technology used in the IPAD 1200 is certified by the International Computer Security Association (ICSA) to withstand vigorous intrusion attacks by hackers. The IPAD 2500 and 5000 use the same versions of the firewall technology, but are not yet certified by the ICSA.

        The IPAD products utilize personal computer technology such as an Intel Pentium CPU, with a minimum configuration of 8 megabyte of Ram, a 1.2 gigabyte hard drive, and a 1.44 megabyte floppy drive. Unlike competing products in the marketplace, the IPAD does not operate on a UNIX platform, but rather is a proprietary operating system. This system allows for a high degree of individual customization on the larger systems to better address the needs of individual customers.

        THE IPAD 5000

        The IPAD 5000 is a rugged, rack mountable system designed for use by ISPs, companies with large Wide Area Networks ("WANs"), and/or large Local Area Networks ("LANs"). This product requires a higher degree of technical knowledge to implement then other IPAD models, but in return it is far more flexible and configurable than the other models. The hardware includes the ability to customize each unit with up to five different communications interfaces that allow connecting up to four separate LANs, or up to forty remote offices, or up to 96 simultaneous, dial-in, remote access users. In addition, the software can service a nearly unlimited number of e-mail boxes, domain names, and web sites, with the only limitation being disk space used by each.

        THE IPAD 2500

        The IPAD 2500 is a small desktop system that is targeted towards the market for small to medium sized businesses. Unlike the IPAD 5000, the IPAD 2500 is a plug-and-play device with limited configuration options. Limiting the options allows the product to be configured and maintained by a person with very limited technical knowledge about networking or the Internet. A standard IPAD 2500 has the ability to simultaneously connect the users of a single LAN and two dial-in remote access users to the Internet. Optionally, the system can be expanded to allow users on another LAN to be connected to the Internet, or the total number of dial-in remote access users that can be connected to the Internet can be expanded to eight.

        THE IPAD 1200

        This product is a small desktop system that can connect a business LAN of up to 150 users to the Internet using a single Internet address. The product is designed for unsophisticated users who want their network connected to the Internet in a matter of hours. It only allows a single LAN utilizing any of the supported network interfaces, and two dial-in remote access users, to be connected to the Internet using any supported communication interface. The product is designed for mass production without customization for specific client needs, allowing unsophisticated users to easily configure and maintain the system. This product will be replaced with the TEAM Internet(R) 100 in the first quarter of 1999.

        TBBS SOFTWARE

        eSoft expects to continue to generate residual revenues from the sale of TBBS software. However, since the market for TBBS is progressively declining in favor of more sophisticated communications products, eSoft does not expect any further development or upgrading of the software. The only recent upgrade for the product was completed in October 1998 to bring the software into Year 2000 compliance.

        ACCESSORIES

        Customers can order additional communication or network interfaces and accessories to more effectively configure an IPAD 5000 and, to a lesser extent, the IPAD 2500, to suit their needs. Aside from an Ethernet card (used to support cable or xDSL connections), users have the option, with certain models, of purchasing a modem, ISDN Adapter, interfaces for T1 and fractional T1 leased lines, and a Token Ring Adapter, as well as extra serial interfaces.

        TECHNICAL SUPPORT SERVICES

        Users can also purchase from eSoft an annual contract for technical support of the IPAD hardware and software. The technical support services provide telephone support addressing the customers' technical implementation of the product. The annual contract also includes free access to product upgrades and updates during the term of the contract. Technical support services assist customers to install the product and help customers understand networking basics that can help them use their network to their best advantage. In addition, support services answer customers' questions to help them with ongoing system administration.

        UPGRADES AND UPDATES

        eSoft plans to produce two IPAD software updates per year, which will include minor enhancements and bug fixes. Updates are free and are typically available over the Internet from eSoft's web site. eSoft also plans two upgrades per year, which include major enhancements and bug fixes. Upgrades are distributed via floppy disc, free of charge to customers who have purchased annual technical support services contracts and for a fixed fee to customers without support agreements.

MARKETING

        The IPAD system is considered a horizontal product offering -- it can be used by businesses in virtually any industry in North America or overseas. Further, Internet related industry trends strongly indicate that the majority of the small to medium sized businesses (5 to 150 users) are moving aggressively to provide their employees access to the power of the Internet. Typically, the small and medium sized business owners require technology to be relatively inexpensive and simple to install and maintain. eSoft believes the IPAD is positioned to become the leader in systems that provide all-in-one Internet connectivity, services and support functionality at a very competitive price.

        Product competition includes complex and expensive multi-system offerings, including Microsoft's NT and Small Office Back Office, suppliers of several Internet connectivity routers/firewalls, and a handful of other manufacturers who provide varying levels of all-in-one functionality. The IPAD is quickly differentiated from each of these competitors by one or more of the following features: ease-of-use, price, functionality and security assurance. Additionally, as both a competitive and operational advantage, eSoft intends to establish local manufacturing and technical support of the IPAD in each of the major overseas market areas. "See Description of eSoft--Competition."

DISTRIBUTION

        Since June 1998, eSoft has focused its distribution effort on building a two tier model with direct sales to distributors who resell to value-added resellers ("VARs") and resellers. With this two tier distribution approach eSoft signed up Comstor, SED, CHS Latin America, Ingram Micro, Advantage Telecom, and ASI as distributors. These distributors sell to approximately 35,000 VARs and resellers. To supplement the distributors, eSoft employs channel development representatives ("CDRs"). The purpose of the CDRs and manufacturer's representatives is to assist our distributors with lead generation and market pull-through of our products in channel to VARs, resellers, and end users. During 1998 eSoft trained and deployed CDRs in Atlanta, Denver, Dallas, Orange County, and San Antonio, and signed Affinity Marketing Canada, a manufacturer's representative firm covering Vancouver, Calgary, Edmonton, Toronto, Ottawa, Montreal and Quebec City. eSoft anticipates adding additional sales representatives in the first quarter of 1999 for the eStar program discussed below and CDRs in Seattle, San Francisco, Chicago, and the Washington DC area.

        eSoft also established two tier distribution in Europe with the signing of Telindus SA. Although eSoft was encouraged by initial IPAD evaluations by this European cable company, management has been disappointed in its overall efforts to expand its European sales through this original distributor. As a result, eSoft is exploring other avenues for distribution and refocusing its efforts on telecommunication and cable companies in the European market. In September, eNetco, a United States-based distributor and network product developer, was granted IPAD distribution rights in Japan. eNetco has introduced the IPAD into Japanese distribution opportunities and through its efforts signed NTT Electronics Corporation in February 1999. The agreement grants NTT Electronics exclusive distribution rights in Japan and non-exclusive distribution rights in other Asia-Pacific countries. NTT Electronics is a subsidiary of Nippon Telegraph and Telephone Corp, a New York Stock Exchange company. In August 1998, eSoft consummated a contract with Telecom Soluciones, one of two Argentinian telephone companies. Telecom Soluciones received exclusive rights to market the IPAD 1200 and 2500 products in Argentina for a limited period subject to volume requirements. The agreement included an initial IPAD system delivery in excess of $500,000, which was made in the third quarter of 1998. eSoft is also exploring sales to other telecommunications companies in Latin America, including Peru and Mexico.

        Another distribution channel eSoft is pursuing is Telcos that provide data access lines. In the third quarter 1998 eSoft introduced its eStar alliance program. The eStar program provides Telcos with an all in one solution where eSoft brings together financing, an ISP, and a company to install the product in small to medium sized businesses throughout the country. The program combines the strengths of a national leasing company (Transamerica Distribution Finance), a national systems integrator (IBM Global Services) and Internet access providers to enable Telcos to deliver a complete Internet package in their respective markets.

OPERATIONS

        Currently, with respect to the IPAD 1200 and 2500, eSoft purchases a base unit (hardware, loaded software, LAN feed) from suppliers. The IPAD 1200 and 2500 are received as base units and prior to shipment the required feed interface (56K modem, ISDN, etc.) is installed at eSoft's Colorado facility. The more complex IPAD 5000 is purchased as components and is assembled and configured at eSoft's Colorado facility for shipment to the user. eSoft has contracted with a manufacturer in Holland to assemble the IPAD 1200 and 2500 using components shipped from eSoft's stock. The manufacturer in Europe purchases communication connection devices on eSoft's behalf that are specific to the European market for final assembly and shipment to users in Europe.

INTELLECTUAL PROPERTY

        eSoft has no patents, but regards its software as proprietary and attempts to protect it by relying upon copyrights, trade secret laws, internal non-disclosure agreements and transferability restrictions incorporated into its software license agreements. eSoft provides its software products under a perpetual paid-up license agreement. Title does not transfer to the customer. Program source listings are not released, which eSoft believes further protects unauthorized transfers of eSoft's proprietary information, as well as the confidentiality of eSoft's trade secrets. eSoft also uses a combination of software programming and hardware devices to protect its products from unauthorized use or duplication.

PRODUCT DEVELOPMENT COSTS

        eSoft conducts research and development through internal research projects. Costs are incurred from time to time in specific projects that employ existing technologies for which feasibility previously has been established to develop applications. Production costs for the development of the software used, for which technological feasibility has been established but before the product is ready for sale, are capitalized when broad applications are identified within its existing product lines. Costs for which technological feasibility had been established that were capitalized in 1998 totaled $405,000. eSoft capitalized $221,000 for such expenditures in 1997. eSoft incurred $13,000 of expenses relating to research and development costs in 1998, compared to $57,000 in 1997.

COMPETITION

        The Internet connectivity business is highly competitive. A number of eSoft's competitors are very well established in the marketplace, with larger sales volumes, broader brand name recognition and a wider base of technical resources. As the market expands for products that perform in a manner similar to that of the IPAD product line, it is expected that a broader range of both small and large industry participants will enter the market with competing products, as there are comparatively few barriers to entry. As competition increases, industry margins on system sales may decline. There can be no assurance that eSoft will be able to effectively compete against such competitors given their entrenched market presence, or that eSoft will be able to attain and maintain anticipated gross margins over time.


        Competition among the industry participants is based upon a number of factors including product features, type of user primarily serviced, reputation of the manufacturer, ease of installation or use, reliability, cost, service availability and other factors. eSoft believes that its principal competitive advantages are the product features, simplicity and ease of installation and the availability of technical support for the product and the customer. eSoft's products are also designed to meet the specific needs of the small to medium sized business that are eSoft's target market. For example, while many Internet connectivity devices are Unix-based systems designed to support more complex operations generally required by larger corporations, eSoft's products emphasize use of a proprietary based system that is thought by management to be more user friendly as compared to those operating on Unix platforms.

        eSoft's competitors are comprised of both well-established and recognized industry participants and smaller corporations in some respects similar to eSoft. Both groups produce products that in terms of fundamental connectivity attributes are similar to those currently offered by eSoft. Most of these competitors have greater financial resources than eSoft; two companies that are primary competitors have raised between $20 million and $40 million of equity capital. Additionally, one of the companies has had an investment made by Intel Corporation. Among the more prominent industry participants at present is Apexx. Other direct competitors include Whistle Communications, Inc. of Foster City, California; FreeGate Corporation of Sunnyvale, California and Cobalt Networks, Inc. of Mountain View, California. Sun Microsystems, Inc. a major producer of computer workstations, also offers Internet servers that accommodate high-volume Web site management. While many other companies offer products that are either advertised or perceived as containing most of the all-in-one feature set, eSoft believes many of these products provide less functionality than the IPAD and other all-in-one systems. These products include for example, simple routers and firewalls, a router and web server combination and a router and e-mail server combination.

        As is the case with eSoft, most industry competitors produce an array of products. Some are relatively inexpensive entry level devices, which in some respects can be compared to the IPAD 1200. Typically, these are designed with no significant degree of individual customization. Some products are similar to the IPAD 5000 in that they provide for a substantial degree of customization, and can accommodate multiple interfaces, and more than one hundred individual users on a LAN with little difficulty.

         Cross-comparisons indicate that several competing products incorporate features similar to those offered by IPAD products (in terms of hardware and software components), although they may provide varying degrees of functionality, which in turn accounts for pricing variances. Products that would likely compete with either the IPAD 1200 or the IPAD 2500 products can either cost more or less in relation to the IPAD depending upon their technical specifications.

        Some competitors already possess well-established distribution networks or have formed strategic collaborations with key industry players. Others, such as Sun Microsystems, Inc., have much greater technical and financial resources than eSoft. eSoft may be unable to effectively compete against such well-established firms.

AVAILABILITY OF RAW MATERIALS AND SEMI-FINISHED GOODS

        The computers that eSoft uses to operate its software, computer hardware, software programs, and accessories are all widely available in the marketplace. eSoft has the ability to obtain such goods from a wide range of suppliers, depending upon pricing, delivery, quality assurance and related considerations. In combination, eSoft's IPAD software represents a combination of "off the shelf" operating systems and related software licensed from third parties, working together with what eSoft considers to be its own proprietary software. eSoft does not anticipate that obtaining such materials will become an impediment to growth and expansion.

CONCENTRATION OF SALES

        During the fiscal year ended December 31, 1998, eSoft had two customers that accounted for 10% or more of product sales during that period. These two customers represented 46% and 13% of revenue for the fiscal year ended December 31, 1998. Sales composition in 1998 was 18% shipped to international destined marketplace and 82% to the domestic market. The eight distributors that make up the majority of eSoft's 1998 sales represent 95% of the total accounts receivable, with one customer representing 75% of eSoft's accounts receivable at December 31, 1998. One customer representing 13% of eSoft's total sales in 1998 was a Japanese customer.

CONCENTRATION OF VENDORS

        During the fiscal year ended December 31, 1998, eSoft had two vendors that accounted for 10% or more of eSoft's purchases during that period. These two vendors represented 57% of eSoft's purchases for the fiscal year ended December 31, 1998.

GOVERNMENT REGULATIONS

        eSoft purchases its computer hardware in the United States, and must obtain FCC approval of such hardware. eSoft has performed product testing at accredited test facilities and the product has passed the FCC tests. The components utilized to assemble the finished product are UL approved. eSoft purchases its completed product from manufacturing facilities that are ISO 9000 certified. eSoft has acquired requisite CE product approval and certification from appropriate agencies that would permit marketing of its IPAD products in the European Union. eSoft has entered into a contract for manufacture of its products in Holland. The contract manufacturer was chosen for its existing requisite approvals and ISO 9000 certification.

EMPLOYEES

        At December 31, 1998, eSoft had thirty-one full-time employees. That number includes seven engineers/technical support employees, three operations employees, two marketing employees, thirteen sales persons, and six administrative personnel. Additionally, eSoft utilized three consultants temporarily in management positions. No employee is represented by a labor union and eSoft believes its employee relations to be good.

ESOFT PROPERTY

        eSoft's executive offices are located at 5335 Sterling Drive, Suite C, Boulder, Colorado 80301. eSoft leases approximately 5,300 square feet of space at this location pursuant to a lease entered into in November 1997, which expires October 31, 2000, at a rent of approximately $58,000 per year.

        eSoft's assembly and warehouse facility is located at 6560 Odell Place, Suite 6, Boulder, Colorado 80301. eSoft leases 2,878 square feet of space at this location under a lease entered into in July 1998, which expires in April 1999, at a rent of approximately $2,302 per month. In July 1998, eSoft relocated the assembly and warehouse functions from its executive offices to this facility to accommodate additional administrative, sales and marketing personnel at eSoft's executive offices.

        eSoft has executed a lease to relocate its corporate headquarters, shipping and assembly facilities into one location. The anticipated date of occupancy for the new facility is April 1, 1999. The new facility will include 13,618 square feet with annual rental payments of $173,000. eSoft has been fully released from its lease on its current corporate headquarters. eSoft believes that this new facility will be adequate for its needs for the foreseeable future.

ESOFT LEGAL PROCEEDINGS

        There are no material legal proceedings pending to which eSoft (or any of its officers or directors in their capacities as such) is a party, or to which the property of eSoft is subject. Management of eSoft is not aware of any material proceedings being contemplated.

                ESOFT SELECTED HISTORICAL FINANCIAL INFORMATION


                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                     --------------------------
                                                        1998           1997
                                                     -----------    -----------
STATEMENT OF OPERATIONS DATA:

         Revenues                                    $ 3,867,600    $ 1,233,137
         Cost of goods sold                            1,357,463        429,601
                                                     -----------    -----------
         Gross profit                                  2,510,137        803,536
         Selling, general and
           administrative expense                      5,772,869        961,834
         Other (income) expense                         (160,070)        34,955
         Income tax (benefit) expense                   (162,000)       162,000
                                                     -----------    -----------
         Net loss                                    $(2,940,662)   $  (355,252)
                                                     ===========    ===========

         Net loss per common share
           basic and  diluted                        $     (0.54)   $     (0.23)
                                                     ===========    ===========
         Basic and diluted weighted
           average shares outstanding                  5,493,276      1,536,884
                                                     ===========    ===========

CASH FLOW DATA:

         Net cash (used in) operating
                 activities                          $(4,282,618)   $   (23,805)
         Net cash (used in) investing
           activities                                 (2,761,345)      (263,128)
         Net cash provided by
           financing activities                        7,596,776        369,020

BALANCE SHEET DATA:

         Current assets                              $ 6,344,388    $   660,075
         Total assets                                  7,417,451      1,724,800
         Current liabilities                           1,636,947        409,082
         Long-term liabilities                              --          535,903
         Total liabilities                             1,636,947        944,985
         Stockholders' equity                          5,780,504        779,815
         Working capital                               4,707,441        250,993

                   ESOFT MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read together with eSoft's financial statements and accompanying notes included elsewhere in this Joint Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

Fiscal Year Ended December 31, 1998 Compared to Fiscal Year Ended December 31, 1997

        Beginning at the end of December 1997, eSoft began expanding sales, marketing, general and administrative personnel to develop an emerging market for the all in-one-appliance for Internet access. During eSoft's fiscal year, eSoft expended considerable time and resources to expand its market share of the new emerging market for the all in one Internet appliance. In an effort to further develop, market, and service these new products to the small-to-medium size business in fiscal 1998, eSoft expanded in all departments, by adding 16 new employees, located in four states. This represented an 89% increase in personnel over 1997. Additionally, eSoft expended substantial resources resulting from becoming a public company and registering various private placements.

        As a consequence of the matters mentioned above, meaningful comparisons of the changes in eSoft's operating results to its fiscal year ended December 31, 1997 is difficult to make. During the year ended December 31, 1998, eSoft incurred a net loss in the amount of $2,941,000, compared to a net loss in the amount of $355,000 for the year ended December 31, 1997. During 1999, eSoft intends to continue rapid expansion of sales and marketing expenditures to develop a North American wholesale distribution network, which will likely result in significantly increased selling, general and administrative expenses and capital expenditures to meet this rapid expansion.

        Revenues. In 1998 revenues increased $2,635,000, or 214% from $1,233,000 in 1997 to $3,868,000 in 1998. eSoft in 1997 expanded its product line and in 1998 began focusing on selling directly to VARs and end users targeting the small-to-medium size business market until June 1998. In June 1998, eSoft transitioned to a two-tier distribution strategy to provide additional access to VARs, resellers, and network consultants. Additionally, eSoft was able to leverage the robust IPAD operating system and growth of the Internet in foreign countries and generate substantial revenues from international sales. The IPAD product was qualified for connection to the telecommunication backbone of Argentina, Peru, Chile, Mexico, Spain and Japan. These qualifications permitted eSoft to generate 18% of its revenues for the year from product destined to the international and Canadian marketplace. The remaining 82% of eSoft's revenues occurred from sales of product destined to end users in the United States. From August to November of 1998, eSoft added channel development representatives (CDRs) in six major cities to work with VARs, resellers, and distributors to generate product recognition. eSoft expended substantial resources in developing the marketplace for the IPAD family of products. eSoft added a total of seven employees in the sales area, including a Director of Sales, in 1998. eSoft in 1998 generated residual revenues from its TBBS software of approximately $50,000 for the year compared to $62,000 in 1997.

        Gross Margins. eSoft's gross profit margins in 1998 were approximately 65% compared to 65% in 1997. The 1998 margins remained flat due to the continued vigilance of eSoft in outsourcing production of the product to a contract manufacturer. The outsourcing of the manufacturing permitted eSoft to maintain its cost of the product without the addition of more assembly labor, as volumes continued to grow during the year.

        Selling, General and Administrative, Engineering and R & D Expenses (SG&A). Increased from $962,000 (78% of sales) in fiscal 1997, to $5,773,000 (149% of sales) in 1998. This resulted in a 500% increase in SG&A expenditures over the previous fiscal year. The increased expenditures were attributed to the overt activities in 1998 of building eSoft's distribution, marketing and sales network in an emerging marketplace for the all-in-one appliance. These expenditures were targeted at building the organization by hiring professional management, personnel and consultants totaling 34 individuals in 1998 compared to 18 employees and consultants in 1997. General and Administrative (G&A) expenses increased from $507,000 in 1997 to $2,370,000 in 1998, or a 368%
increase. The increases over the 1997 expenditures arose in support of eSoft's continued expansion of its marketing efforts and the increased expenses associated with becoming a public company. In 1998 general and administrative salaries and employee benefits increased by $534,000, consulting and legal expenses increased by $584,000, travel expenses increased by $122,000, bad debts increased by $151,000, stockholders' relations expenses increased by $75,000, filing fees increased by $51,000, and rent expense increased by $54,000. Selling and Marketing expenditures increased from $226,000 in 1997 to $2,612,000 in 1998; salaries and employee benefits increased by $1,014,000, travel expenses increased by $292,000, consulting expense increased by $564,000. Engineering and technical support expenditures increased from $56,000 in 1997 to $589,000 in 1998. Engineering and technical support; salaries and employee benefits increased by $261,000 and consulting expense increased by $161,000. These costs increased in the support of building an organization that can continue to expand the growth of its all-in-one appliance both domestically and internationally.

        Research and Development Expenditures. eSoft conducts research and development through internal research projects. Costs are incurred from time to time, in specific projects that employ existing technologies for which feasibility has previously been established to develop new applications. Production costs for the development of the software used, for which technological feasibility has been established but before the product is ready for sale, are capitalized when broad applications are identified within eSoft's existing product lines. Costs for which technological feasibility had been established, which were capitalized in 1998, totaled $405,000. eSoft capitalized $221,000 for such expenditures in 1997. eSoft incurred $13,000 in expenses relating to research and development costs in 1998, compared to $57,000 in 1997.

        Other Income (Expenses). Interest income totaled $168,000, an increase of $164,000 over 1997. The increase was associated with the fund raising activities which occurred in 1998 and the investment income from those funds. Interest expense totaled ($7,000) in 1998 compared to ($31,000) in 1997 a decrease of $24,000. The decrease was due to the pay down and payoff of a term loan in October 1998 from proceeds of eSoft's equity funding in 1998.

        Net Loss. eSoft incurred a loss of $2,941,000 in 1998, compared to a loss of $355,000 in 1997. The loss from operations, before income taxes, in 1998 was $3,103,000, compared to $193,000 from operations in 1997. The increased losses are the results of eSoft aggressive expansion of its product line, marketing efforts, and the hiring of a professional management team to grow eSoft in an emerging market.

        Income Taxes and Net Operating Losses. As discussed in Note 5 to the accompanying financial statements, eSoft in 1998 recognized a 100% valuation allowance on its net deferred tax asset since it could not be determined if it was more likely than not it would be realized. eSoft has $2,700,000 in net operating loss carryforwards with expirations through 2019. The utilization of certain of the loss carryforwards are limited under Section 382 of the Internal Revenue Code.

        Management believes that higher levels of operating expenditures will continue through 1999 in order to continue the expansion of eSoft's product into an emerging market. eSoft anticipates to continue to generate operating losses to attain market penetration. eSoft anticipates that an aggressive marketing strategy and its acquisition activities See "Current Developments" will help establish eSoft as a leader in the market segment.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEAR ENDED DECEMBER 31, 1998

Capital and Debt Financing

        During the first quarter, eSoft completed a $290,000 private placement of 290,000 shares of eSoft's common stock, at a price of $1.00 per share to officers, directors, key employees. eSoft received $186,982 from the offering net of offering costs.

        During the first quarter, eSoft accepted stock subscriptions of $150,000 from consultants and an officer of eSoft at a price of $1.00 per share. In March and April 1998, $150,000 of the stock subscription was collected. The Vancouver Stock Exchange required shareholder approval of the private placement to the officer which was received in December 1998 at which time the shares were issued to the officer.

        During the first quarter, eSoft issued 60,000 shares of its common stock at a price of $0.50 per share for a total of $ 30,000 upon the exercise of options. eSoft received $600 cash and a note receivable for $29,400 to exercise the shares. The note was subsequently paid in May 1998.

        In the first quarter eSoft converted the non-interest bearing note payable to related parties in the amount of $355,903 into 355,903 shares of eSoft's common stock at a price of $1.00 per share.

        In March 1998, eSoft completed its initial public offering in Canada of 1,550,000 shares of eSoft's common stock at an offering price of $1.00 per share. Additionally, the Agent was issued 110,000 shares of eSoft's common stock in the Canadian offering along with warrants to purchase 250,000 shares of eSoft's common stock at a price of $1.00 for the first 12 months and at a price of $1.15 for the next 12 months. The Agent, subsequent to March 31, 1998, exercised its right to purchase 250,000 shares of common stock. The net cash proceeds to eSoft from the initial public offering was approximately $1,009,000 after payment of expenses of approximately $541,000.

        In April 1998, eSoft issued 250,000 shares of its common stock at a price of $1.00 per share for a total of $250,000, upon the exercise of agent warrants issued in conjunction with eSoft's March 1998 Initial Public Offering to its Canadian Agents.

        In June 1998, eSoft completed the private placement of 1,468,941 shares of its common stock at a price of $4.25 per share for a total offering of $6,243,000. The net cash proceeds to eSoft from the private placement were approximately $5,480,000 after payment of expenses of the offering of approximately $256,000, and payment of $507,825 (8.13% of the offering price) commissions to the Agent, Sub-Agents, and Finders who were issued warrants to purchase 159,318 (10.85% of the offered shares) shares of eSoft's common stock at a price of $4.25 in the first year and $4.90 in the second year.

        In the third quarter, eSoft issued 70,000 shares of its common stock at a price of $1.00 per share for a total of $70,000 upon the exercise of options and warrants previously granted.

        In the fourth quarter, eSoft issued 35,500 shares of its common stock at a price of $1.00 per share for a total of $35,500 upon the exercise of options and warrants previously granted.

        The equity financing that occurred in 1998 was utilized to expand eSoft's operations and support the losses that incurred from developing the products in the emerging market place.

        Working capital at December 31, 1998, had increased to approximately $4,707,000 from less than $251,000 at December 31, 1997. The increase in working capital is associated directly with the above referenced equity issuances that occurred in 1998. Non cash equity in the amount of $355,903 was provided from the conversion of a convertible note payable.

        In the fourth quarter of fiscal 1998, eSoft signed a letter of intent to acquire all the outstanding stock of Apexx Technology, Inc. in exchange for 2,947,368 of eSoft's common stock. Under the terms of the letter of intent eSoft provided an operating line of credit of up to $500,000 with an additional $500,000 may be advanced upon the written consent and agreement of both boards of each company. eSoft as of December 31, 1998 funded $300,000 of this commitment and subsequent to December 31, 1998 funded the remaining $200,000 of the operating line commitment. This commitment to support both operations until closing may require eSoft to substantially establishing and fortify distribution and marketing channels of distribution of both companies' product lines and may require additional fund raising activities in the upcoming months.

Cash Flow

        During the year ended December 31, 1998, eSoft used cash from operations in the amount of $4,283,000 compared to $24,000 in the prior year. This is a result of working capital which was utilized to fund the large increases in accounts receivables, inventories, accounts payables, accrued expenses, and the increase in other current assets.

        Cash used in investing activities, totaled $2,761,000 during the year ended December 31, 1998 compared to $263,000 in the prior year. The increase is primarily attributed to the purchase of investments for invested funds, costs incurred in the development of eSoft's software products, purchase of property plant and equipment for new personnel, and an advance on a note receivable to Apexx.

        Cash provided by financing activities was $7,597,000 for the year ended December 31, 1998 compared to $369,000 in the previous year. eSoft received net proceeds in the amounts of $7,493,000, from the sale of equity securities, the exercise of stock options and stock subscriptions, during the year. Principal repayments on debt obligations during the year were $96,000.

        eSoft's negative cash flow from operations has primarily resulted from an increase in accounts receivable and inventories resulting from increased business activity and eSoft attempting to anticipate demand for its product correctly. Management believes this negative cash flow will continue during 1999, due to eSoft's intention to continue rapid expansion of sales and marketing expenditures in order to develop a North American wholesale distribution network. These actions are anticipated to result in significantly increased selling, general and administrative expenses and capital expenditures to meet this rapid expansion.

Capital Resources

        eSoft's working capital has improved significantly over the last 12 months, primarily from external equity financing activities. eSoft has an excess of $4,707,000 of current assets over current liabilities as of the 1998 fiscal year end. Further, eSoft had cash and securities of $2,647,000 at December 31, 1998. Management anticipates eSoft will continue to invest significant resources in its marketing and sales activities in 1999. eSoft anticipates continuing to aggressively hire sales and key management to meet its desired growth of eSoft's product both domestically and internationally. As staff is expanded, eSoft will need to invest in new equipment, and fund the expenses associated with these additions. Management believes eSoft will be able to raise additional equity funding and secure working capital financing of its receivables as eSoft continues to aggressively expand in the emerging market.

        eSoft anticipates it will continue to pursue acquisitions that complement and leverage the existing technology base as part of its growth strategy. If acquisitions are consummated, additional capital may be required.

        Management believes that eSoft will continue to incur losses until the end of 1999, when sales growth is anticipated to reach a level to offset the aggressive sales growth strategy. Further, management believes that it has access to capital in the form of additional, short and/or long term credit facilities, and additional equity financing. Management anticipates it will continue to have access to additional capital through these sources in amounts necessary to support its growth plans. In the event that cash flow from operations, if any, together with the proceeds of any future financings, are insufficient to meet these expenses, eSoft will be required to re-evaluate its planned expenditures and allocate its total resources in such manner as the board of directors and management deems to be in eSoft's best interest.

YEAR 2000 PROBLEM

        The Year 2000 ("Y2K") computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

State of Readiness of Our Product

        All new products and upgrades introduced by eSoft will be Y2K compliant. eSoft has tested the remainder of the IPAD system and connections of the IPAD product line to other systems utilizing standard Internet protocols. The testing completed on the IPAD product line to date has lead eSoft to believe that the IPAD product will not be affected by a connection to a non-compliant Y2K system. eSoft has been testing its existing products for use in the Year 2000 and beyond, and all IPAD products produced after November 1, 1997 are Y2K compliant until 2036. The results of eSoft's testing suggest that the following versions of its products, are Y2K compliant:

        - IPAD 1200, 2500, 5000v2.03 and up

        However, eSoft's testing does not cover every possible computing environment. Accordingly, some customers may have Y2K problems with products that eSoft believes are Y2K compliant. eSoft's customers may be operating on older versions of hardware platform utilizing the above products software.

Early models of the IPAD 2500 and 4500 products shipped before November 1, 1997 may include a BIOS in the computer hardware that is not Y2K compliant. The number of IPAD units affected is estimated to be a small percentage of the installed base. In early 1999 an IPAD software upgrade will be released to correct the specific issues caused by use of the non-compliant BIOS. In addition, there is a plan to replace the non-compliant BIOS with a Y2K compliant BIOS if the customer prefers a hardware fix. The cost to eSoft of the IPAD software upgrade and/or a BIOS upgrade is not expected to be material. Problems encountered by such customers could be quickly remedied because of the availability of Y2K upgrades and updates for such products.

        eSoft has tested the discontinued TBBS products that it no longer markets for Y2K compliance, some of which might still be in use. eSoft's TBBS product had one deficiency associated with Y2K which was corrected with a free update released in October 1998. eSoft expects that any customers that materially rely on such discontinued products will test them for Y2K compliance and notify eSoft if there are problems. eSoft's experience in developing Y2K compliant versions of its existing products, suggests that if it is required to correct Y2K problems in such discontinued products, it could do so without incurring material expenses. There will be another free update released in the first quarter of 1999 to correct a similar deficiency in TBBS add-on modules.

State of Readiness of our Internal Systems

        eSoft may be affected by Y2K issues related to non-compliant internal systems developed by eSoft or by third-party vendors. eSoft has reviewed its internal systems, including its accounting system, and have found them Y2K compliant. eSoft is not currently aware of any Y2K problem relating to any of its internal, material systems. It does not believe that it has any material systems that contain embedded chips that are not Y2K compliant.

        eSoft's internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. Management believes that absent a systemic failure outside the control of eSoft, such as a prolonged loss of electrical or telephone service, Y2K problems at such third parties will not have a material impact on eSoft. eSoft has no contingency plan for systemic failures such as loss of electrical or telephone services. eSoft's contingency plan in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Other than the previously described testing, and remedying problems identified by testing or from external sources, eSoft has no other contingency plans or intention to create other contingency plans.

Cost Associated With Y2K Compliance

        eSoft does not separately track expenditures relating to Y2K compliance. Such expenditures are primarily absorbed within the product development organization. Based on its overall development expenditures and the amount of time people in the organization are spending on year 2000 compliance, eSoft believes that its spending on compliance to date has not been material. Furthermore, based on its experiences to date, and its assessment that all material internal systems and all currently marketed products are Y2K compliant, eSoft does not anticipate that costs associated with remediating eSoft's non-compliant products or internal systems will be material.

Risks

        Any failure of eSoft to make its products Y2K compliant could result in a decrease in sales of its products, an increase in allocation of resources to address Y2K problems of its customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by eSoft's customers due to such year 2000 problems. Failures of eSoft's internal systems could temporarily prevent it from processing orders, issuing invoices, and developing products, and could require it to devote significant resources to correcting such problems. But to eSoft's knowledge, the internal accounting systems have been attested by the supplier as Y2K compliant. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, eSoft is unable to determine at this time whether the consequences of Y2K failures will have a material impact on its business, results of operations, and financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

        The Financial Accounting Standards Board has recently issued Statements of Financial Accounting Standards that may affect eSoft's financial statements as follows:

        In June 1998 FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.

        In October 1998 FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Management believes that the adoption of SFAS No. 134 will have no material effect on its financial statements.

        In February 1999 FASB issued SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections" SFAS No. 135 rescinds SFAS No. 75 "Deferral of the Effective Date of Certain Accounting Requirements for Pension Plans of State and Local Governmental Units." GASB Statement No. 25, "Financial Reporting for Defined Benefit Pension Plans and Note Disclosures for Defined Contribution Plan," was issued November 1994, and establishes financial reporting standards for defined benefit pension plans and for the notes to the financial statements of defined contribution plans of state and local governmental entities. Statement 75 is, therefore, no longer needed. This statement also amends FASB Statement No. 35, "Accounting and Reporting by Defined Benefit Pension Plans," to exclude from its scope plans that are sponsored by and provide benefits for the employees of one or more state or local governmental units. This statement also amends other existing authoritative literature to make various technical corrections, clarify meanings, or describe applicability under changed conditions. This statement is effective for financial statements issued for fiscal years ending after February 15, 1999.

Management believes that the adoption of SFAS No. 135 will have no material effect on its financial statements.

        SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. Management believes that the adoption of SOP 98-5 will have no material effect on its financial statements.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT OF ESOFT

        As of March 10, 1999, there were a total of 7,144,368 shares of eSoft common stock issued and outstanding and approximately 1,700 stockholders of record. The following table sets forth information regarding beneficial ownership of eSoft common stock and options to purchase eSoft common stock that are currently exercisable or exercisable within sixty days of the date of this Joint Proxy Statement/Prospectus held by (i) all persons known to eSoft to beneficially own 5% or more of the eSoft common stock, (ii) all eSoft directors, (iii) each of the persons named under the heading "Executive Compensation of eSoft," and (iv) all eSoft directors and eSoft executive officers as a group. Unless otherwise indicated, the stockholders listed below have sole voting and investment power with respect to the shares reported as beneficially owned.



                                                                                 AMOUNT AND
                                                                                 NATURE OF
                                                                                 BENEFICIAL                    PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                                 OWNERSHIP                       CLASS
--------------------------------------------------------------             ----------------------          ------------------

Philip L. Becker, Chairman of the Board and Chief
Technical Officer, and a Director...........................                       1,150,111(1)                      16.27%
5335 Sterling Drive, Suite C
Boulder, CO  80304

Jeffrey Finn, President and Chief Executive Officer and
a Director..................................................                           9,500(2)                       0.14%

Jason M. Rollings, Vice President of Operations ............                          13,333(3)                       0.19%

Richard B. Rice, Director...................................                          17,500(4)                       0.25%

Regis Frank, Former Chief Operating Officer.................                          62,500(5)                       0.90%

All Directors and Executive Officers as a group.............                       1,259,948(6)                      17.64%

------------------------
(1)   Includes 123,111 options exercisable presently or within 60 days.
(2)   Includes 4,500 options exercisable presently or within 60 days.
(3)   Includes 13,333 options exercisable presently or within 60 days.
(4)   Includes 10,500 options exercisable presently or within 60 days.
(5) Includes 62,500 options exercisable presently or within 60 days. Mr. Frank left eSoft in November 1997
(6)   Includes 209,778 options exercisable presently or within 60 days.

                                ESOFT MANAGEMENT

        The directors and executive officers of eSoft are listed below. Directors are elected as described below under "--Election of Directors." Executive officers are elected by the Board of Directors and hold office until their successors are elected and qualified. There are no committees of the Board of Directors.



NAME                                      AGE           POSITIONS

Philip L. Becker                           51           Chairman, Chief Technical Officer and Director

Jeffrey Finn                               40           President, Chief Executive Officer and Director

Jason M. Rollings                          37           Vice President of Operations

Thomas Tennessen                           39           Chief Financial Officer, Secretary and Treasurer

Robert C. Hartman                          38           Vice President of Engineering

James P. Bell                              44           Vice President of Business Development

Jane Merickel                              35           Vice President of Marketing

Richard Rice                               47           Director


BIOGRAPHICAL INFORMATION

        Philip L. Becker. Mr Becker is eSoft's Chairman, Chief Technical Officer and director of eSoft. Mr. Becker was employed with Martin Marietta Aerospace as a computer systems designer from 1971 to 1983. In 1983 he founded Becker Systems as a computer communications consulting firm. Mr. Becker established eSoft in 1984 to manufacture and market his bulletin board product, TBBS. Mr. Becker served as President of eSoft until September, 1997. Mr. Becker received a B.S. in Electrical Engineering from Vanderbilt University in 1969. Mr. Becker has been a director of CANnect Communications, Inc. since February 1997.

        Jeffrey Finn. Mr. Finn has been the President, Chief Executive Officer and a director of eSoft since November 1998. Mr. Finn was the Senior Vice President of Sales and Marketing Strategy at Evolving Systems Inc. from July 1996 to October 1998, a company specializing in software solutions for the telecommunications industry. Mr. Finn was the founder of Prairie Systems, where he designed and launched a number of innovative telecommunications software products and services from April 1990 to March 1996.

        Jason M. Rollings. Mr. Rollings has been eSoft's Vice President of Operations since October 1997. Mr. Rollings was employed with Hi-Tech Manufacturing, a printed circuit board and computer manufacturer, as Director of Manufacturing from April 1995 to November 1997, as Director of Manufacturing for Codar Technology Inc., a military computer manufacturer, from September 1988 to March 1995, and as Manufacturing Operations Manager for Century Data Inc., a computer software company, from September 1983 to August 1988. Mr. Rollings has successfully completed the Xerox Business Management System program at Anaheim, California, and programs in Executive Management, Facilities Management and Effective Management Systems.

        Thomas Tennessen. Mr. Tennessen has been eSoft's Chief Financial Officer, Secretary, and Treasurer since April 9, 1998. Mr. Tennessen was a financial consultant from March 1997 to April 1998 and was the Chief Financial Officer of Topro, Inc., a publicly-held system integrator, from September 1994 to March 1997.

        Robert C. Hartman. Mr. Hartman has been eSoft's Vice President of Engineering since 1993. From 1990 to 1993 he was employed by eSoft as a Senior Software Engineer. Mr. Hartman served as President of Spark Software, a computer consulting company, from 1986 to 1990. Mr. Hartman was employed with Automatix, Inc. as a Senior Software Engineer and Project Leader from 1983 to 1986. Mr. Hartman received both B.S. (1982) and M.S. (1983) degrees in Computer Science from Rensselaer Polytechnic Institute.

        James P. Bell. Mr. Bell has been eSoft's Vice-President of Business Development since December 1998. Mr. Bell has been employed by eSoft since April 1998. From January 1990 to April 1998 he was employed as Senior Vice-President for Operations for Phoenix Network, Inc.

        Jane Merickel. Ms. Merickel has been eSoft's Vice President of Marketing since December 1998. Ms. Merickel was the Director of Product Marketing for Evolving Systems, Inc., a company specializing in software solutions for the telecommunications industry, from January to December 1998. She was employed in a variety of positions by MCI during the Friends & Family marketing campaign from July 1991 to December 1997, and was the Executive Senior Manager of local sales and service at the time of her departure from MCI.

        Richard Rice. Mr. Rice has been a director of eSoft since March of 1998. Mr. Rice has been the President, Chief Executive Officer and director of CANnect Communications, Inc., a telecommunications company that provides voice, data and Internet services to the Canadian market, since March 1998. Mr. Rice founded the Costwatch Consulting Group, Inc., a telecommunications consulting company in 1989.

ELECTION OF DIRECTORS

        Article III of eSoft's Bylaws establishes what is known as a "classified board of directors," with three classes of directors designated as Class I, Class II, and Class III. Each class is elected to serve for a three year term, with each class up for election in different years so that in any one year, only one-third of all directors are up for election. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term.

        The current members of eSoft's board of directors, along with their Class designation, are as follows: Jeffrey Finn (Class I), Philip Becker (Class
III), and Richard Rice (Class III). eSoft stockholders will be asked to elect Jeffrey Finn as a Class I directors at the eSoft special meeting. Class II directors will serve until the year 2000 annual stockholder meeting, and Class III directors will serve until the year 2001 annual stockholder meeting.

                          ESOFT EXECUTIVE COMPENSATION

        The following table sets forth information regarding compensation paid during the past three fiscal years to eSoft's Chief Executive Officer, to the two executive officers who received total salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1998, and to one former executive officer who received total salary in excess of $100,000 during the fiscal year ended December 31, 1998. eSoft did not make any long-term compensation awards to any of the named executive officers during the periods indicated.

                           SUMMARY COMPENSATION TABLE


                                                                                                OTHER ANNUAL
                                                               SALARY            BONUS          COMPENSATION
NAME AND PRINCIPAL POSITION                     YEAR             ($)              ($)               ($)

Philip Becker                                   1998             $115,833          --                --
Chairman and Chief Technical Officer            1997             $100,000          --                --
                                                1996              $60,000          --                --

Jeffrey Finn(1)                                 1998              $25,909          --                --
President and Chief Executive Officer           1997                   --          --                --

                                                1996                   --          --                --

Jason Rollings(2)                               1998              $90,000       $35,973              --
Vice President of Operations                    1997              $24,204          --                --
                                                1996                   --          --                --

Regis Frank(3)                                  1998             $120,000          --                --
Former President and Chief Operating            1997                   --          --                --
Officer                                         1996                   --          --                --

---------------------------

(1)   Mr. Finn joined eSoft in November 1998.
(2)   Mr. Rollings joined eSoft in October 1997.
(3) Mr. Frank served as eSoft's President and Chief Operating Officer from November 1997 to October 1998. Mr. Frank received a salary of $10,000 per month while serving as President and Chief Operating Officer. Pursuant to the severance arrangement described under the heading "Certain Relationships and Related Transactions of eSoft--Severance Arrangement," eSoft is required to pay Mr. Franks's salary through May 31, 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

        Prior to the adoption of the equity incentive plan described below under the heading "--Stock Option Plan," no stock options were ever granted to or exercised by executive officers of eSoft. In the fiscal year ending December 31, 1998, stock options were granted to the executive officers named in the Summary Compensation Table as follows:



                                                    % OF TOTAL OPTIONS
                         NUMBER OF                  GRANTED
                         SHARES UNDERLYING          TO EMPLOYEES IN          EXERCISE                  EXPIRATION
NAME                     OPTIONS GRANTED            FISCAL YEAR              PRICE                     DATE
Jeffrey Finn(1)           418,000                      33%                   $4.00/share               11/5/2002
Regis Frank(2)            128,000                      10%                   $1.00/share                1/7/2003
Jason Rollings(3)          30,000                       2%                   $1.00/share                1/7/2002

------------------------------
(1) Includes 18,000 options granted in consideration of Mr. Finn's services as an eSoft director. 750 options vested for the fiscal year ended December 31, 1998. Options granted in consideration of services as a director vest at a rate of 1/24 each month for two years. The remaining options held by Mr. Finn vest as follows: 77,777 shares vest on June 1999 and 11,111 shares a month vest thereafter until fully vested.
(2) Includes 18,000 options granted in consideration of Mr. Frank's services as an eSoft director. Pursuant to the severance arrangement described below, Mr. Frank has the option to exercise up to 62,500 shares on or before March 31, 1999. The remaining shares terminate on March 31, 1999.
(3) 10,000 options vested for the fiscal year ended December 31, 1998. The options held by Mr. Rollings vest as follows: 1,111 shares a month until fully vested.


       AGGREGATED OPTION/SAR EXERCISES FISCAL YEAR-END OPTION/SAR VALUES


                          SHARES                       NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                        ACQUIRED ON        VALUE         UNEXERCISED OPTIONS/SARS AT      IN-THE MONEY OPTIONS/SARS AT
NAME                     EXERCISE        REALIZED              FISCAL YEAR-END                 FISCAL YEAR-END(1)
Philip Becker(2)
  Unexercisable              0              $0                     120,111                           $563,321
  Exercisable                0              $0                      97,889                           $459,099

Jeffrey Finn(3)
 Unexercisable               0              $0                     417,250                           $705,152
  Exercisable                0              $0                         750                             $1,268

Jason Rollings(4)
  Unexercisable              0              $0                      30,000                           $140,700
  Exercisable                0              $0                      10,000                            $46,900

Regis Frank(5)
  Unexercisable              0              $0                     128,000                           $600,320
  Exercisable                0              $0                      57,500                           $269,675

--------------------------
(1) The year-end value represents the difference between the option exercise prices (ranging from $1.00 to $4.00 per share) and the market value of eSoft common stock on December 31, 1998, multiplied by the number of shares under option. The market value on December 31, 1998 was determined by reference to the closing price on December 31, 1998 of $5.69, as reported by the Nasdaq Small Cap market.

(2) Includes 18,000 options granted in consideration of Mr. Becker's services as an eSoft director. Options granted in consideration of services as a director vest at a rate of 1/24 each month for two years. The remaining options held by Mr. Becker vest as follows: 7/36 of these shares vested in April 1998 and 1/36 of these shares vest each month thereafter until fully vested.
(3) Includes 18,000 options granted in consideration of Mr. Finn's services as an eSoft director. Options granted in consideration of services as a director vest at a rate of 1/24 each month for two years. The remaining options held by Mr. Finn vest as follows: options to purchase 77,777 shares are exercisable on June 1999 and options to purchase 11,111 shares vest each month thereafter until fully vested.
(4) The options held by Mr. Rollings vest as follows: 7/36 of these shares vested in August 1998 and 1/36 of these -- shares vest each month thereafter until fully vested.
(5) Includes 18,000 options granted in consideration of Mr. Franks's services as a director of the Company. Options granted in consideration of services as a director vest at a rate of 1/24 each month for two years. Options granted in consideration of services that vested immediately total 20,000 shares. The remaining options 90,000 held by Mr. Frank vest as follows:
     7/36 of these shares vested in August 1998 and 1/36 of these shares vest each month thereafter until fully vested.

DIRECTOR COMPENSATION

        The eSoft directors do not currently receive cash compensation for serving as directors. Each director has been granted an option to purchase 18,000 shares of eSoft common stock at an exercise price of $1.00 per share. Each director's travel expenses are reimbursed by eSoft. Options granted in consideration of services as a director vest at a rate of 1/24 each month for two years.

EMPLOYMENT AGREEMENTS

        Philip Becker

        On September 2, 1997 eSoft and Philip Becker, the Chairman, Chief Technical Officer and a director of eSoft, entered into an employment agreement (the "Becker Agreement") that extends for a thirty-six month period commencing on September 1, 1997. Under the terms of the Becker Agreement, eSoft is obligated to pay to Mr. Becker the sum of $10,000 per month. In addition, Mr. Becker was granted incentive stock options to acquire 200,000 shares of eSoft common stock at a price of $1.00 per share for a period of five years. The options vest over a 36 month period as follows: 7/36 of the options vested in April 1998 and 1/36 of the options will vest on the first day of each month thereafter.

        Mr. Becker is also eligible to receive a quarterly performance bonus equal to 10% of eSoft's earnings, net of adjustments for interest and taxes. In the event that the bonus exceeds 50% of Mr. Becker's gross annual salary, the bonus will be capped at the amount of Mr. Becker's salary for the quarter.

        The Becker Agreement includes non-competition and confidentiality provisions that extend for 12 months and five years following the termination of Mr. Becker's employment with eSoft, respectively. The Becker Agreement may be terminated by either eSoft or Mr. Becker on 30 days notice without cause. If Mr. Becker's employment is terminated by eSoft without cause, eSoft must pay Mr. Becker one month's salary for each year of employment since 1992.

        Jeffrey Finn

        On November 6, 1998 eSoft and Jeffrey Finn, the President and Chief Executive Officer and a director of eSoft, entered into an employment agreement that extends for a thirty-six month period commencing on November 9, 1998. Under the terms of the agreement, eSoft will pay to Mr. Finn the sum of $15,000 per month. In addition, Mr. Finn was granted incentive stock options to acquire 400,000 shares of eSoft common stock at a price of $4.00 per share for a period of four years. The options vest over a 36 month period as follows: 7/36 of the options will vest in June 1999 and 1/36 of the options will vest on the first day of each month thereafter.

        Mr. Finn is also eligible to receive incentive pay equal to 50% of his annual salary paid quarterly based on objectives agreed by Mr. Finn and the eSoft Board of Directors. The incentive pay will be based as follows: one-third on revenue, one-third on earnings and one-third on mutually agreed quarterly objectives.

        Jason Rollings

        On October 7, 1997, eSoft provided a letter (the "Rollings Letter") to Jason M. Rollings, eSoft's Vice President of Operations, outlining the terms of his employment with eSoft. Under the terms of the Rollings Letter, eSoft will pay to Mr. Rollings the sum of $7,500 per month. In addition, Mr. Rollings was granted incentive stock options to acquire 30,000 shares of eSoft common stock at a price of $1.00 per share for a period of four years from the date of issuance, January 8, 1998. The options vest over a thirty-six month period as follows: 7/36 of the options vested in August 1998 and 1/36 of the options will vest on the first day of each month thereafter. Mr. Rollings is also eligible to receive a quarterly performance bonus, based equally on Mr. Rollings performance and eSoft's performance, not to exceed $7,500 per quarter.

        Pursuant to the Rollings Letter, eSoft also lent Mr. Rollings $20,000. The loan is to be forgiven over a two-year period; $10,000 of such loan was forgiven after one year of Mr. Rollings' service and the remainder will be forgiven when Mr. Rollings has completed his second year of employment with eSoft. If Mr. Rollings chooses to leave eSoft before completing two years of employment with eSoft, he is obligated to repay any portion of the loan still outstanding. If eSoft terminates Mr. Rollings' employment for any reason, other than cause, any outstanding loan balance will be immediately forgiven and Mr. Rollings will be entitled to three months severance.

        On March 17, 1998, eSoft lent Mr. Rollings an additional $15,000. This loan is to be repaid by Mr. Rollings from any quarterly bonus he receives. If Mr. Rollings chooses to leave eSoft before any such loan has been repaid, Mr. Rollings is obligated to repay any outstanding balance related hereto. If eSoft terminates Mr. Rollings for any reason, other than cause, any outstanding loan balance will be forgiven. At December 31, 1998, the balance outstanding on this loan was $5,250.

        Other Employment Agreements

        eSoft has entered into employment agreements with three other executive officers with a range of salary levels and benefits. The term of these employment agreements is thirty-six months, at salary levels ranging from $7,500 to $11,000 per month. The employment agreements provide for either a quarterly performance-based bonus ranging from $5,000 to $12,500, or a 1% commission on gross sales, paid on a monthly basis. In addition to monthly compensation and quarterly bonuses, executives under these agreements have received incentive stock options to purchase between 20,000 and 60,000 shares of eSoft common stock at exercise prices ranging from $1.00 to $6.15 per share. Certain of the executive employment agreements also contain twelve month noncompetition and confidentiality provisions, and certain agreements provide for severance payments to continue for three months following a termination of the executive without cause.

STOCK OPTION PLAN

        In September 1998, the Board of Directors and on December 4, 1998 the stockholders of eSoft approved an amended Equity Compensation Plan, originally adopted in August 1997 (the "Plan"), which provides for incentive stock options and non-statutory options to be granted to officers, employees, directors and consultants to eSoft. Options to purchase up to 1,700,000 shares of eSoft's Common Stock may be granted under the Plan. Terms of exercise and expiration of options granted under the Plan may be established at the discretion of an administrative committee appointed to administer the Plan or by the Board of Directors if no committee is appointed, but no option may be exercisable for more than five years. As of February 15, 1999, options to purchase 1,254,500 shares of eSoft common stock had been granted under the Plan.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF ESOFT

        In addition to the agreements listed under the heading "eSoft Executive Compensation--Employment Agreements," eSoft has entered into transactions with its officers and directors, and with principal stockholders listed under the heading "Security Ownership of Certain Beneficial Owners and Management of eSoft" or affiliated entities as described below.

SEVERANCE ARRANGEMENT

        On November 10, 1998 eSoft served Regis Frank, eSoft's then President and Chief Operating Officer, with notice of termination of services pursuant to his employment agreement. Mr. Frank's employment agreement required eSoft to provide Mr. Frank with ninety days prior notice of his termination. In addition, Mr. Frank's employment agreement required eSoft to pay Mr. Frank three months salary and to allow Mr. Frank to participate in eSoft's employee benefits program for three months as severance following Mr. Frank's termination. Mr. Frank agreed to resign as an officer and director effective November 10, 1998, and eSoft agreed to pay to Mr. Frank $10,000 per month, as provided in his employment agreement, through February 28, 1999, and to provide Mr. Frank with severance pay and benefits for three months beginning on March 1, 1999. As part of his severance arrangement, Mr. Frank also has the right to exercise options to purchase 62,500 shares of eSoft common stock until March 31, 1999, the remaining options will terminate on March 31, 1999.

RELATED CUSTOMER

        Richard Rice, an eSoft director, is also the President, Chief Executive Officer and a director of CANnect Communications, Inc., which is a distributor of eSoft's products in Canada. CANnect purchased $47,000 of eSoft products in 1998.

                              DESCRIPTION OF APEXX

        The following description of Apexx describes Apexx as it has existed prior to planning for the merger with eSoft and the integration of the Apexx and eSoft product lines as planned for the future. Some combined marketing of the products of the two companies has begun prior to the date of this Joint Proxy Statement/Prospectus using the Apexx product identifying trademark "TEAM Internet(R)."

CORPORATE HISTORY

        Apexx was incorporated under the laws of the State of Idaho on August 12, 1992. Apexx's mission is to provide easy and affordable computer networking solutions that enhance decision speed and communication capabilities to growing organizations. From 1993 to 1998, Apexx has designed, manufactured, and marketed over 20 computer networking products in four main product families, and currently sells eight different networking and telecommunications products. Currently, Apexx develops, manufactures, and markets the award-winning TEAM Internet(R) family of Internet Access Servers.

APEXX PRODUCTS

        Since 1996, Apexx has focused substantially all of its product and market development efforts on the "TEAM Internet(R)" product line and related Internet/Intranet products. The TEAM Internet(R) product line, targeting the needs of the small to medium sized organization, provides a turnkey Internet/Intranet solution that gives the customer a powerful, affordable and easy to manage Internet presence. The key features of the TEAM Internet(R) products include Internet connectivity/routing, firewall protection, e-mail server, Web browsing, Web publishing capabilities and Web filtering applications. There are currently eight models of the TEAM Internet(R) product line that span the needs of organizations consisting of five to three hundred computer users. The key selling points of Apexx's product line are:

          o The products offer high value compared to complex, multi-vendor Internet solutions sold by other manufacturers.

          o Apexx products allow a multi-user organization to provide Internet access to up to three hundred users without additional phone or modem lines.

          o No special training or expertise is required to install and use the TEAM Internet(R) products.

        TEAM INTERNET(R) PRODUCTS

        Targeted to the needs of small to medium sized organizations, Apexx's award winning product provides simultaneous shared Internet access and e-mail for all users on a LAN. TEAM Internet(R) has won many industry awards, including "Best of LAN Times," Internet Magazine "Net Best" product, PC Computing MVP Finalist, and Internet World "Best of Show" Finalist. TEAM Internet(R) is an easy, integrated, and affordable way to connect 5 to 300 computer users to the Internet for secure Web browsing, e-mail, and other Internet applications. The TEAM Internet(R) product line is Apexx's major growth focus due to its very large market and growth potential.

        PC TO MAC NETWORKING PRODUCTS

        For organizations with both IBM-compatible PCS and Apple Macintosh computers, Apexx has partnered with Miramar Systems to deliver powerful, affordable and easy-to-use PC to Mac networking kits. Apexx PCTalk(TM) MACLAN kits and EtherChain(TM) MACLAN kits allow PC users to collaborate with MAC users as peers on a LAN, including file sharing, printer sharing, and group collaboration applications.

        ETHERCHAIN(TM) 10BASE-T ADAPTER

        Apexx teamed with Farallon Computing to incorporate Farallon's innovative EtherWave daisy-chainable 10Base-T technology in a parallel port Ethernet Adapter. EtherChain(TM) is one of the most flexible network interface ethernet adapters on the market for portable computers.

        Since early 1996, Apexx has focused substantially all its product and market development efforts on the TEAM Internet(R) product line. Apexx revenues from other products are minimal and the TEAM Internet(R) product line represented 95% of Apexx's total product revenue in 1998.

TECHNICAL SERVICES

        Customers can purchase annual technical support services for the entire TEAM Internet(R) product line. Technical support services provide telephone and Internet support addressing the customers' initial installation and ongoing maintenance issues for the products. The services include software upgrades and maintenance releases that can be performed over the Internet, as well as technical assistance by telephone, email, and fax.

MARKETS

        Apexx's TEAM Internet(R) product line is targeted at the market for Internet access servers for small to medium sized organizations, a fast-growing segment of the $1 billion market for small business online access. A leading market research firm estimates that the market for small business Internet servers is growing at over 150% per year. Another market research firm estimates that there are seven million businesses in the United States alone within the 5 to 100 employee range, and that 90% of these businesses will implement some form of Internet access by the year 2000. In addition, management believes that international markets offer equal potential as their small to medium sized organizations rush to connect to the Internet.

SALES CHANNELS

        Apexx markets its products through a growing channel of domestic and international distributors, computer product catalogs and VARs. Apexx products are distributed by Tech Data Corporation, Northern Computer Technologies, and Alternative Technology in the United States, and EMJ Corporation in Canada. These distributors in turn distribute Apexx products to their network of approximately 8,000 computer resellers in the United States and Canada.

        Since 1996, Apexx has sold to over 3,000 VARs and computer dealers in the United States and Canada. With the TEAM Internet(R) product line, Apexx has focused on growing its VAR channel and adding programs for ISPs as a sales channel.

        In international markets, Apexx has established distribution partners in many major markets, including the United Kingdom, Germany, France, Japan, Switzerland, Sweden, Holland and Australia and several other countries. Apexx expects significant growth in international sales.

        Apexx is also developing strategic sales partnerships for the TEAM Internet(R) product family. Apexx intends to seek strategic Original Equipment Manufacturer ("OEM") partners who can re-brand the TEAM Internet(TM) product and sell into their sales channels. Apexx has entered into a marketing agreement and OEM distribution agreement with Extended Systems, Inc. ("ESI") with respect to the ESI Internet Access Server ("IAS"). See "Apexx Management Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Other Expenses" and "--Liquidity and Capital Resources."

OPERATIONS

        Currently, with respect to the TEAM Internet(R) 100 and 300 series, Apexx purchases components from suppliers and assembles them for final shipment. All products shipped for domestic and international sales are shipped from Apexx's facility in Boise, Idaho. Apexx is currently exploring the option of outsourcing the product to a contract manufacturer.

INTELLECTUAL PROPERTY

        Apexx has no patents, but regards its software as proprietary and attempts to protect it by relying upon copyrights, trade secret laws, internal non-disclosure agreements and transferability restrictions incorporated into its software license agreements. All Apexx copyrighted software is licensed under the TEAM Internet(R) software end user license agreement and is not sold. Apexx holds trademarks for TEAMPAGE, TEAM INTERNET, and Apexx. Program source listings are not released, which Apexx believes further protects unauthorized transfers of Apexx proprietary information.

PRODUCT DEVELOPMENT COSTS

        To improve upon the competitiveness and features of its TEAM Internet(R) product lines and to create new products, Apexx conducts research and development through internal research projects. Costs are incurred from time to time relative to specific projects and all development costs are expensed as incurred. Product development and research and development costs were $369,884 and $174,579 in 1998 and 1997, respectively.

CONCENTRATION OF SALES

        During the fiscal year ended December 31, 1998, Apexx had two customers that accounted for 10% or more of product sales during the period. These two customers represented 22% and 20% of Apexx's revenue for the fiscal year ended December 31, 1998. These two customers represented 14% and 17%, respectively, of Apexx's total accounts receivable at December 31, 1998. Gross sales composition in 1998 was 15.2% shipped to international markets and 84.8% to the domestic market. During the fiscal year ended December 31, 1997, Apexx had one customer that accounted for 10% or more of product sales during the period. This customer represented 13% of Apexx's revenue for the fiscal year ended December 31, 1997.

CONCENTRATION OF VENDORS

        During the fiscal years ended December 31, 1998 and 1997, Apexx had vendors that accounted for 10% or more of Apexx's purchases during that period. During 1998, two vendors represented 32% of Apexx's purchases for the fiscal year. During 1997, four vendors represented 73% of Apexx's purchases for the fiscal year.


GOVERNMENT REGULATIONS

        The full TEAM Internet(R) product line has been fully tested and complies with FCC and CE emission and safety standards. In addition, all TEAM Internet(R) models are currently Underwriters Laboratories (UL) safety certified. Apexx is current on its status as a UL certified vendor.

APEXX PROPERTY

        Apexx offices are located at 506 S. 11th Street, Boise, Idaho. Apexx leases approximately 6,000 square feet of space at this location pursuant to a month-to-month lease at a rent of approximately $5,304 per month. Apexx believes that this facility is adequate for its purposes for the foreseeable future.

EMPLOYEES

        As of December 31, 1998, Apexx employed thirty-seven people. The majority of Apexx employees are located in the Boise, Idaho office, with remote sales offices located in Massachusetts, Minnesota, and New York. By department, there are currently five employees in General & Administrative, five in Operations, eight in Research & Development, thirteen in Sales & Marketing, and six in Technical Services. None of Apexx's employees are represented by labor unions. Apexx believes that its relations with its employees are good.

COMPETITION

        Apexx anticipates that competition in the following three categories will continue:

         DIRECT COMPETITION

        All in one Internet solution competitors such as Whistle (InterJet) and iPlanet (IPS 168), which offer products that are similar to TEAM Internet(R) in concept and features, but are more complex and expensive from the customer's point of view.

         INDIRECT COMPETITION

        Individual component solutions in categories such as routers, firewalls, and web servers that are offered by established and startup companies (Cisco, Ascend, Compatible Systems, Intel, Cobalt, and Encanto). Since this approach requires several separate components and can be more expensive to the customer, it is better suited to larger customers, which Apexx does not target.

         SERVER SOFTWARE SOLUTIONS

        These offerings from Microsoft and Novell require the customer to install and run software on their server or a separate computer. This approach is expensive, requires technical support, and can leave customer's proprietary information vulnerable to Internet computer users who try to infiltrate computer systems and access confidential information.

APEXX LEGAL PROCEEDINGS

        There are no material legal proceedings pending to which Apexx (or any of its officers or directors in their capacities as such) is a party, or to which the property of Apexx is subject. Management of Apexx is not aware of any material proceedings being contemplated.

                APEXX SELECTED HISTORICAL FINANCIAL INFORMATION


                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                         1998            1997
                                                     ------------    ------------
STATEMENT OF OPERATIONS DATA:

         Revenues                                    $  3,808,106    $  2,003,426
         Cost of goods sold                             1,924,172       1,023,344
                                                     ------------    ------------
         Gross profit                                   1,883,934         980,082
         Selling, general and
           administrative expense                       2,755,970       1,183,704
         Other (income) expense                            13,917          (5,962)
                                                     ------------    ------------
         Net loss                                    $   (885,953)   $   (197,660)
                                                     ============    ============

CASH FLOW DATA:

         Net cash (used in) operating
           activities                                $   (915,699)   $   (319,154)
         Net cash (used in) investing
           activities                                     (35,266)       (105,586)
         Net cash provided by
           financing activities                           776,864         620,157

BALANCE SHEET DATA:

         Current assets                              $  1,070,753    $    862,645
         Total assets                                   1,168,218         974,348
         Current liabilities                            1,168,679         305,357
         Long-term liabilities                             75,386          25,948
         Total liabilities                              1,244,065         331,305
         Stockholders' equity
         (deficit)                                        (75,847)        643,043
         Working capital (deficit)                        (97,926)        557,288

                 APEXX'S MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read together with Apexx's financial statements and accompanying notes included elsewhere in this Joint Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

        Fiscal Year Ended December 31, 1998 Compared to Fiscal Year Ended December 31, 1997

        Revenues. During the fiscal year ended December 31 1998, Apexx realized net revenue of $3,808,106, a 90% increase from the net revenue of $2,003,426 for the fiscal year ended December 31, 1997. This 90% increase over 1997 revenues was a result of the growth in the TEAM Internet(R) product line. TEAM Internet (R) accounted for approximately 97% of total revenue in the fiscal year ended December 31, 1998, up from approximately 83% in the fiscal year ended December 31, 1997. The increase in TEAM Internet (R) as a percentage of total revenue was due to the focus of Apexx's sales and marketing efforts on this high-growth emerging product category.

        Gross Margins. Apexx's gross profit margin for the fiscal year ended December 31, 1998 was approximately 49% of net revenue, unchanged from approximately 49% of net revenue for the fiscal year ended December 31, 1997. This level gross margin resulted primarily from the continuing expansion into international markets, which generate lower average selling prices than the domestic markets, and increased OEM business, which had lower product margins. Offsetting these product margin decreases was an increased efficiency in the cost of components for the TEAM Internet (R) product line.

        Research and Development Expenditures. To stay ahead of the technology curve, Apexx consistently expands its research and development team. There are 10 Apexx employees that make up the team of hardware, software, and quality control engineers. This core team will continue to improve the TEAM Internet
(R) family as well as launch new Apexx product lines. Apexx spent $369,884 on research and development in the fiscal year ended December 31, 1998, a substantial increase from $174,579 spent in the fiscal year ended December 31, 1997. All research and development costs are expensed as incurred. Apexx has no capitalized software costs.

        Selling, General and Administrative Expenses (SG&A). SG&A increased from $1,183,704 (59% of net revenue) for the fiscal year ended December 31, 1997 to $2,755,970 (72% of net revenue) for the fiscal year ended December 31, 1998. The increase was principally due to the creation of a stronger marketing campaign with supporting literature and advertising, as well as an increase in new employee hiring to support the continuing growth of Apexx. Sales and marketing expenses for the fiscal year ended December 31, 1998 were $1,410,543, an increase of 146% compared to $573,704 from the fiscal year ended December 31, 1997. During 1998, Apexx expanded its United States sales force and added several resellers for the TEAM Internet (R) product line. Internationally, during the same period, Apexx added sales representative firms in England and Germany and established international distributors in the top seven countries:
Sweden, Germany, United Kingdom, Japan, Switzerland, Canada and The Netherlands. In addition, Apexx put in place operations and support teams to handle anticipated growth. General and administrative expenses were $725,465 for the fiscal year ended December 31, 1998, up 131% from the $314,386 spent in the fiscal year ended December 31, 1997. In addition, under APB 25 "Accounting for Stock Issued to Employees," stock options issued to employees at below fair market value in 1998 resulted in a charge to compensation expense of $36,813. The remainder of compensation expense to be recognized in future years for these below fair market value stock option grants is $167,879.

        An additional significant expense that Apexx incurred in the last half of 1998 relates to the marketing expenses underlying the note payable to Extended Systems, Inc. (ESI). The funds received were to assist in the marketing efforts to benefit the ESI Internet Access Server (IAS), manufactured by Apexx. Approximately $140,000 was expensed to sales and marketing to benefit the IAS product line as of December 31, 1998. Apexx receives a $158 credit for each IAS unit sold by ESI into the channel to reduce the balance of the note until October 1999, the maturity of the note.

        Net Loss. Apexx realized a net loss of ($885,953) for the fiscal year ended December 31, 1998, of which ($872,036) was attributable to operations. The balance of the loss was primarily interest expense. For the fiscal year ended December 31, 1997, Apexx realized a net loss of ($197,660), of which ($203,622) was attributable to operations.

        Income Taxes and Net Operating Losses. As of December 31, 1998, Apexx had $1,097,803 net operating loss carryforwards with expirations through 2013. As of December 31, 1998, Apexx also had research and development tax credits of $37,038 with expiration through 2013. The deferred tax assets related to the net operating loss carryforwards and the tax credits have been fully offset by a valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEAR ENDED DECEMBER 31, 1998

Capital and Debt Financing

        In February 1998, Apexx completed a private placement of 239,720 shares of Apexx common stock at a price of $2.50 per share to existing shareholders and new accredited investors under a Regulation D offering. Of the 239,720 total shares issued, 193,620 were issued in the fourth quarter of 1997 and 46,100 in the first quarter of 1998. Apexx's cash receipts in the first quarter of 1998 were $115,250. In addition, in the first quarter 1998, there were 24,000 shares of stock issued upon exercise of stock options for cash receipts of $15,000.

        In April of 1998, Apexx secured a working capital line of credit with Idaho Independent Bank for $500,000, collateralized by a first position security interest in all accounts receivable and inventory of Apexx, as well as personal guarantees from two Apexx officers. The December 31, 1998 balance under this line of credit was zero. There are four financial covenants applicable to Apexx that are required for compliance with the line: current ratio, working capital, tangible net worth, and debt to tangible net worth. Apexx has received permission to exclude the eSoft working capital loan payable in calculation of the covenants to Idaho Independent Bank, however currently, Apexx was out of compliance with these ratios at December 31, 1998. Upon signing the loan agreement with eSoft, Inc., the working capital loan was restricted to $200,000. Idaho Independent Bank maintains a first position security interest in Apexx's assets to secure the debt.

        In April of 1998, Apexx secured an equipment loan from Idaho Independent Bank that is collateralized by a first position security interest in the fixed assets of Apexx. This term loan replaced a term loan expiring May 1998 from US Bank of Idaho with a balance of $64,426. The Idaho Independent Bank term loan provides for a maximum loan of $125,000. The balance on December 31, 1998 was $104,309. Idaho Independent Bank maintains a first security interest in Apexx's fixed assets that secure the debt.

        In June 1998, Apexx issued a note payable to Extended Systems, Inc.
(ESI) in conjunction with the marketing agreement and OEM distribution agreement between ESI and Apexx. The funds were to assist in the marketing efforts to benefit the ESI Internet Access Server IAS, manufactured by Apexx. Under the terms of the Marketing Agreement, ESI agreed to loan Apexx up to a maximum of $500,000. The note is reduced by the amount of $158 for each IAS unit sold by ESI into the channel until October 1999, the note maturity date. The balance of the note on December 31, 1998 was $356,061. Upon maturity, the note can be repaid in cash, converted to Apexx common stock at $15 per share, or by another mutually agreed upon payment method. Apexx controls the choice of payment options. The note is subordinate to all debt at Idaho Independent Bank.

        In December 1998, Apexx entered into a working capital loan payable to eSoft, Inc. for up to $500,000. The proceeds of the loan were intended to accelerate the marketing efforts by Apexx. The note is due in August 1999. The balance as of December 31, 1998 was $300,000. The principal amount can be increased up to $1,000,000, upon approval from the Board of Directors of both Apexx and eSoft. As part of the loan agreement, Apexx's working capital line of credit at Idaho Independent Bank cannot be increased above $200,000. However, Idaho Independent Bank continues to maintain a first position security interest in the assets that secure the debt. In addition, the eSoft loan is secured in the form of a pledge of 344,635 shares of Apexx common stock owned by Tom Loutzenheiser, the Chairman and President.

Cash Flow

        During the year ended December 31, 1998, Apexx used cash from operations in the amount of $915,699 compared to $319,154 in the prior year. This is a result of working capital which was utilized to fund the large increases in accounts receivables, and to support the losses of Apexx.

        Cash used in investing activities, totaled $35,266 during the year ended December 31, 1998 compared to $105,586 in the prior year. The decrease is due to fewer purchases of property, plant and equipment.

        Cash provided by financing activities was $776,864 for the year ended December 31, 1998 compared to $620,157 in the previous year. Apexx received net proceeds in the amounts of $130,250, from the sale of equity securities during the year. Apexx increased it's borrowings, net of repayments, by $646,614 during the year.

        Management believes that higher levels of operating expenditures will continue through 1999 in order to continue the expansion of Apexx's products into an emerging market. Apexx anticipates continuing to generate operating losses to attain market penetration.

        The opinion of the independent auditor's contained an uncertainty paragraph regarding the ability of Apexx to continue as a going concern because of significant operating losses and deficiencies of working capital. Apexx plans to draw additional amounts on the loan from eSoft to meet immediate cash flow needs in the first quarter of 1999. The proposed merger with eSoft, Inc. should also affect Apexx's access to working capital. Should the merger not occur, Apexx anticipates issuing additional equity to provide Apexx with additional working capital.

Capital Resources

        Apexx's working capital has decreased when compared to the previous fiscal year. Working capital was a deficit $97,926 in fiscal 1998, compared to $557,268 in fiscal 1997. The deficit working capital was due to Apexx increasing its short term borrowing to support its increased accounts receivables and losses from its selling and marketing expansion. Management anticipates Apexx will continue to invest significant resources in its marketing and sales activities in 1999. Apexx anticipates continuing to hire sales and key management to meet its desired growth of Apexx's products both domestically and internationally. As staff is expanded, Apexx will need to invest in new equipment and fund the expenses associated with these additions. Management anticipates the merger with eSoft will provide it with the ability to leverage its technology to assist Apexx to grow its sales. Should the merger not be completed Apexx anticipates that it will be able to raise additional equity to support its working capital deficit.

        Management believes that Apexx will continue to incur losses until the end of 1999, when sales growth is anticipated to reach a level to offset the aggressive sales growth strategy. Further, management believes that it has access to capital in the form of additional, short and/or long term credit facilities, and additional equity financing. Management anticipates it will continue to have access to additional capital through these sources in amounts necessary to support its growth plans. In the event that cash flow from operations, if any, together with the proceeds of any future financings, are insufficient to meet these expenses, Apexx will be required to re-evaluate its planned expenditures and allocate its total resources in such manner as the board of directors and management deems to be in Apexx's best interest.

YEAR 2000 EFFECT

        Apexx Technology recognizes the seriousness of the year 2000 problem and is committed to providing products that meet year 2000 compliance. Apexx has tested the TEAM Internet(R) 100 and TEAM Internet(R) 300 product lines and believes the following of such products:

        Performance and functionality are not affected by dates prior to, during or after the year 2000. Data storage correctly references dates before and after year 2000 rollover. Year 2000 is recognized as a leap year handling both February 29th and 366 days.

NEW ACCOUNTING PRONOUNCEMENTS

        The Financial Accounting Standards Board has recently issued Statements of Financial Accounting Standards that may affect Apexx's financial statements as follows:

        In June 1998 FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.

        In October 1998 FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Management believes that the adoption of SFAS No. 134 will have no material effect on its financial statements.

        In February 1999 FASB issued SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections" SFAS No. 135 rescinds SFAS No. 75 "Deferral of the Effective Date of Certain Accounting Requirements for Pension Plans of State and Local Governmental Units." GASB Statement No. 25, "Financial Reporting for Defined Benefit Pension Plans and Note Disclosures for Defined Contribution Plan," was issued November 1994, and establishes financial reporting standards for defined benefit pension plans and for the notes to the financial statements of defined contribution plans of state and local governmental entities. Statement 75 is, therefore, no longer needed. This statement also amends FASB Statement No. 35, "Accounting and Reporting by Defined Benefit Pension Plans," to exclude from its scope plans that are sponsored by and provide benefits for the employees of one or more state or local governmental units. This statement also amends other existing authoritative literature to make various technical corrections, clarify meanings, or describe applicability under changed conditions. This statement is effective for financial statements issued for fiscal years ending after February 15, 1999. Management believes that the adoption of SFAS No. 135 will have no material effect on its financial statements.

        SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. Management believes that the adoption of SOP 98-5 will have no material effect on its financial statements.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT OF APEXX

        As of March 1, 1999, there were a total of 1,421,305 shares of Apexx common stock issued and outstanding and 56 stockholders of record. The following table sets forth information regarding beneficial ownership of Apexx common stock and options to purchase Apexx common stock that are currently exercisable or exercisable within sixty days of the date of this Joint Proxy Statement/Prospectus held by (i) all person known to Apexx to beneficially own 5% or more of the Apexx common stock, (ii) all Apexx directors, (iii) each of the persons named under the heading "Executive Compensation of Apexx," and (iv) all Apexx directors and Apexx executive officers as a group. Unless otherwise indicated, the stockholders listed below have sole voting and investment power with respect to the shares reported as beneficially owned.



                                                                  Amount and
                                                             Nature of Beneficial
        Name and Address of Beneficial Owner                       Ownership                 Percent of Class
----------------------------------------------------      ---------------------------      ---------------------

Thomas Loutzenheiser                                              615,135(1)                       36.4%
506 South 11th Street
Boise, Idaho 83702

David Dahms                                                       451,707(2)                       27.4%
506 South 11th Street
Boise, Idaho 83702

Raymond Smelek                                                     60,000(3)                       4.2%



Dr. Kevin Learned                                                  52,000(4)                       3.6%

Charles Jepson                                                     10,000(5)                       0.7%

William Guy Rivers                                                179,057(6)                       11.6%
11324-182nd Street NE #G2079
Redmond WA 98052

John Hanousek                                                     110,000(7)                       7.2%
506 South 11th Street
Boise, Idaho  83702

Joel and Ann Just                                                 137,650(8)                       9.0%
6700 SW 105th
Suite 210
Beaverton OR 97008

Albert Youngwerth                                                 157,461(9)                       10.1%
506 South 11th Street
Boise, Idaho 83702

Directors and Executive Officers as a group                      1,188,842(10)                     61.1%

-----------------------
(1)      Includes 270,500 options exercisable presently or within 60 days.

(2)      Includes 225,000 options exercisable presently or within 60 days.
(3)      Includes 10,000 options exercisable within 60 days.
(4)      Includes 14,000 options exercisable within 60 days.
(5)      Includes  6,000 options exercisable within 60 days.
(6)      Includes 118,400 options exercisable within 60 days.
(7)      Includes 110,000 options exercisable presently or within 60 days.
(8)      Includes 115,000 options exercisable within 60 days.
(9)      Includes 136,461 options exercisable within 60 days.
(10)     Includes 525,500 options exercisable within 60 days.

                         APEXX EXECUTIVE COMPENSATION

        The following table sets forth information regarding compensation paid during the past three fiscal years to Apexx's Chief Executive Officer. Apexx did not make any long-term compensation awards to this officer during the periods indicated.

                           SUMMARY COMPENSATION TABLE



                                                                  SALARY        BONUS        OTHER ANNUAL
NAME AND PRINCIPAL POSITION                      YEAR              ($)           ($)       COMPENSATION ($)

Thomas Loutzenheiser,                            1998            $69,639          --              --
  Chairman and President                         1997            $61,252          --              --
                                                 1996            $58,796          --              --


            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF APEXX

        Apexx has entered into transactions with its officers and directors, and with principal stockholders listed under the heading "Security Ownership of Certain Beneficial Owners and Management of Apexx" or affiliated entities as described below.

RELATED CUSTOMER

        Mr. Raymond Smelek has served on the board of directors of Apexx Technology, Inc from June 1996 to present. Mr. Smelek has held a variety of engineering and management positions with Hewlett Packard, retiring in 1994 as Vice President and Group General Manager for the HP Mass Storage Group. Mr. Smelek also serves as Chairman of the Board for ESI, a Boise, Idaho based manufacturer of computer networking products. In 1997, Apexx Technology entered into an agreement with ESI whereby Apexx sells ESI an OEM, private-labeled version of the TEAM Internet(R) product, which ESI has rights to sell into their worldwide distribution channels. See "Apexx Management Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Other Expenses" and "--Liquidity and Capital Resources."

        The Apexx board of directors has excused and will continue to excuse Mr. Smelek from all discussion or decisions that involve the business relationship between Apexx and ESI.

                   MATERIAL CONTRACTS BETWEEN ESOFT AND APEXX

        eSoft and Apexx have entered into the following contracts or arrangements.

LOAN AGREEMENT

        On December 4, 1998, eSoft agreed to provide a $500,000 line of credit to Apexx to be used by Apexx for working capital to support its business operations. This loan by eSoft to Apexx is secured by a second priority lien on all of Apexx's assets. As additional security, Thomas Loutzenheiser, Apexx's Chairman and President, has personally guaranteed the repayment of the loan by Apexx by pledging 344,635 shares of Apexx common stock. The line of credit provided by eSoft terminates on May 1, 1999, and Apexx must repay all outstanding principal and interest no later than August 1, 1999.

        eSoft may declare that Apexx is in default of the loan agreement and declare all obligations of Apexx immediately due and payable in the event that:

         o Apexx fails to make any payment of principal or interest within three days of the due date;

         o Apexx or Thomas Loutzenheiser defaults in the performance of any of the terms, conditions, or covenants contained in the loan agreement or any other document executed in connection with the loan agreement;

         o     Apexx declares or is declared bankrupt;

         o Apexx discontinues or changes the character of its current business operation in a manner that has a material adverse effect on Apexx's financial condition;

         o any change occurs in the ownership of Apexx (other than in connection with the merger);

         o any representation or warranty of Apexx or Thomas Loutzenheiser in any document executed in connection with the loan is determined to be false or incorrect in any material respect; or

         o any order, judgment, or decree is entered against Apexx or Thomas Loutzenheiser that could have a materially adverse effect on Apexx or that could restrain, limit, or prohibit Thomas Loutzenheiser from performing his obligations under his loan guaranty or stock pledge agreements.

JOINT MARKETING PLAN

        eSoft has adopted a strategy to market one product for the joint benefit of both eSoft and Apexx. This will result in the products known by eSoft as IPAD being re-branded utilizing the Apexx product name of TEAM Internet(R). eSoft will focus on selling the TEAM Internet(R) 100 and TEAM Internet(R) 2500 products only. eSoft will be inaugurating a direct mail campaign during February through March 1999 to focus on potential users and VARs of the all-in-one appliance Internet connection. This will comprise a direct mail program of 680,000 pieces to potential end users of the eSoft and Apexx products. eSoft is also targeting 238,000 free standing inserts in business journals in Seattle, Los Angles, Atlanta, Boston, Dallas, New York, San Francisco focusing on potential end users. Additionally, a 55,000 piece direct mail campaign targeted at VARs and directed at educating these entities to the all-in-one appliance is formulated around this program. This marketing program anticipates expending approximately $800,000 to jointly market and generate new sales leads for the combined companies. eSoft and Apexx anticipate generating approximately 13,500 qualified leads from this program.

PURCHASE AGREEMENT

        On January 27, 1999, eSoft and Apexx entered into a purchase agreement that gives eSoft the right to purchase certain products and replacement parts manufactured by Apexx. The purchase agreement terminates on July 27, 1999.

                              THE PROPOSED MERGER

GENERAL

        The Boards of Directors of eSoft and Apexx are furnishing this Joint Proxy Statement/Prospectus to holders of eSoft and Apexx common stock in connection with the solicitation of proxies by the Boards of Directors of eSoft and Apexx for use at special meetings of their stockholders and at any adjournments or postponements thereof.

        At the respective special meetings of the eSoft and Apexx stockholders, the holders of eSoft and Apexx common stock will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated January 25, 1999, pursuant to which the merger of Apexx into a subsidiary of eSoft will be effected. The affirmative vote of a majority of the shares of Apexx common stock outstanding on , 1999, the record date for the Apexx special meeting, and the affirmative vote of a majority of the shares of eSoft common stock outstanding on , 1999, the record date for the eSoft special meeting, is required to approve the merger agreement.

THE MERGER

        Pursuant to the merger agreement, a newly formed subsidiary of eSoft will merge with and into Apexx. The separate corporate existence of the eSoft subsidiary will cease and Apexx will be the surviving corporation. In the merger, each previously outstanding share of Apexx common stock outstanding as of the effective date of the merger will be exchanged for 1.119651 shares of eSoft common stock, and each Apexx option will be converted into an option to purchase eSoft common stock at a rate of 1.085879 shares of eSoft common stock for each share of Apexx common stock subject to the option. As a result, upon the consummation of the merger, Apexx will become a wholly owned subsidiary of eSoft, and the current security holders of Apexx will become security holders of eSoft.

        The merger will become effective at the time of filing a certificate of merger with the Secretary of State of Idaho or at such later time as is specified in the certificate of merger, which is expected to occur as soon as practicable following the approval by the eSoft and Apexx stockholders.

VOTING AGREEMENTS

        At the time Apexx executed the merger agreement, certain Apexx stockholders collectively owning approximately 50.75% of the issued and outstanding shares of Apexx common stock executed voting agreements in which they agreed to vote in favor of the merger. Because holders of a majority of the outstanding shares of Apexx common stock have agreed to vote in favor of the merger, Apexx stockholder approval of the merger is assured. However, holders of at least 95% of the issued and outstanding Apexx common stock must sign and deliver the Stockholders' Agreement to eSoft to satisfy one of the conditions to the closing of the merger.

BACKGROUND OF THE MERGER

        eSoft management and consultants first discussed the possibility of effecting a business combination with Apexx in late September, 1998. Investments by certain major computer industry companies in two of eSoft's principal competitors for sale of Internet access devices to small and medium sized businesses, together with rumors of additional investments, prompted a discussion about possible changes in the competitive environment for eSoft as a relatively small, stand-alone company. Consideration was thus given to possible combinations within the industry that might improve eSoft's competitive position. Apexx was identified as a producer of Internet access devices that might be a candidate for acquisition.

        After checking credit reports on Apexx, Terrance Schreier, President of Transition Partners, a consultant to eSoft, telephoned Thomas Loutzenheiser, President of Apexx, and described eSoft's possible interest in discussing a combination. On October 16, Philip Becker, eSoft's Chairman of the Board, and Mr. Schreier visited Apexx, had a meeting with Mr. Loutzenheiser and other key managers of Apexx, and discussed their two companies and strategic issues about the industry. A mutual confidentiality agreement was signed and additional information about the companies was shared by the parties. Apexx described its efforts to raise capital to finance an expansion of its marketing and sales program, and a possible bridge loan from eSoft was discussed. eSoft proposed that if a combination were effected, eSoft would issue shares of its common stock to the Apexx stockholders. The eSoft shares would be registered under the Securities Act of 1933 so that the shares could be sold by the Apexx stockholders in the public markets. In response to an initial inquiry by the eSoft representative as to how the Apexx representatives valued Apexx, Mr. Loutzenheiser stated that Apexx had been valued at $15-20 million.

        Following this visit by eSoft, and after discussions among eSoft management and its financial consultants, a term sheet was drafted by eSoft providing for the issuance of $12 million of eSoft stock in exchange for all Apexx stock. The draft term sheet was furnished to Mr. Loutzenheiser on October 20, 1998. The next day Mr. Loutzenheiser informed Mr. Schreier that Apexx had engaged Pacific Crest Securities, Inc. in May of 1998 as its investment banker to assist Apexx in its negotiations. Discussions between eSoft consultants and Pacific Crest representatives were held on October 22, 1998, primarily concerning valuation issues. On October 26, 1998, Mr. Loutzenheiser informed Mr. Schreier that the Apexx board would be meeting that day. He stated that Apexx was now proposing that Apexx be valued at $16 million in the transaction and he requested a revised term sheet reflecting that valuation. eSoft declined that request and instead, on October 27, 1998, furnished another draft term sheet to Mr. Loutzenheiser that called for a valuation of Apexx at $12 million.

        Between October 27, 1998, and November 2, 1998, discussions continued between the eSoft consultants and Pacific Crest representatives. On November 4, 1998, Pacific Crest sent a letter from the Apexx Board of Directors addressed to the eSoft Board of Directors proposing that Apexx be valued at $18.5 million in a transaction involving the issuance of eSoft common stock to the Apexx stockholders, with the value of the eSoft common stock to be determined based upon the market price of eSoft common stock over a ten (10) day period, and prior to the date that a definitive agreement was signed and the agreement was announced publicly. The letter also proposed that eSoft assume some of Apexx's outstanding stock options and price such options at $2.50 per share. The eSoft consultants rejected the proposal in the letter as involving an excessive valuation for Apexx and inconsistent with the previous discussions. On November 6, 1998, a revised letter from the Apexx Board was received that proposed the issuance of $15.9 million of eSoft common stock for all outstanding Apexx common stock and common stock equivalence and derivatives. The letter also proposed a meeting of eSoft and Apexx representatives in Denver.

        On November 9, 1998, an outside Apexx director, Mr. Loutzenheiser and representatives of Pacific Crest met in Denver with Mr. Becker and the eSoft consultants. The parties then agreed upon a $14 million dollar valuation for the Apexx common stock and all options. Discussions were had between representatives of Pacific Crest and the eSoft consultants as to valuation of the eSoft common stock, and it was agreed that the proposed transaction would be announced upon signing of the letter of intent. The parties then agreed upon a price of $4.75 per share, the approximate value of the eSoft common stock, prior to the announcement of the proposed transaction on November 18, 1998. The eSoft Board of Directors and the Apexx Board of Directors had met the previous day to approve the letter of intent on the terms then agreed upon.

ESOFT'S REASONS FOR MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF ESOFT

        At a special meeting of the eSoft Board of Directors held on December 15, 1998, the eSoft Board of Directors unanimously:

        o determined that the merger agreement, the merger and other transactions contemplated thereby, are advisable and are fair to and in the best interests of eSoft and its stockholders;

        o approved the merger agreement, the merger and the other transactions contemplated thereby;

        o recommended that the stockholders of eSoft adopt the merger agreement; and

        o directed that the merger agreement be submitted for consideration by eSoft's stockholders at the special meeting.

        ESOFT'S REASONS FOR THE MERGER

        eSoft's Board of Directors believes that the merger offers an excellent opportunity to build value for eSoft's stockholders for the following reasons, among others:

        o eSoft and Apexx both offer products to small and medium sized businesses to connect their local area computer networks to the Internet. Apexx products have been designed and targeted at businesses that have five to twenty-five personal computers on a LAN, and offer a set of features specific to this market segment, while eSoft has designed and targeted businesses that have twenty-five to one hundred personal computers on a LAN, with a set of features specific to that market segment. By combining the two product lines, customers can be offered a wider range of products than is now available from either company. By offering the wider range of products, eSoft believes it can increase its share of the market for these Internet access products.

        o Apexx has a team of engineers who are engaged in product development activities who, combined with the smaller product development staff at eSoft should be able to increase the pace of development of new and improved products for this market. Like many computer based products, the eSoft and Apexx Internet connector products are subject to rapid technological advancements. eSoft should be better able to maintain its leading technology position with the larger engineering staff that Apexx has developed.

        o Apexx and eSoft have developed somewhat different marketing approaches for their products. Apexx has focused on distribution of its products through systems integrator relationships mostly in the United States and Europe, and management of eSoft believes these distribution channels will be receptive to adding the eSoft products. eSoft management also believes that it will be possible to sell Apexx products through the distributors and telephone company partners with which eSoft has established relationships in the United States, South America, Europe and Asia.

        o Recently, certain of eSoft's competitors have entered into joint relationships with much larger companies, which will likely have a substantial impact upon competition in this industry. The combination of Apexx into eSoft should create a company which is better able to withstand the competition of larger and more well-financed competitors.

        o If eSoft is successful in integrating the Apexx and eSoft products and thus expanding its sales, the larger base of products and sales revenue should make it easier for eSoft to raise additional capital to finance the anticipated growth of the combined company. It would then be possible for eSoft to expand its marketing and sales efforts at a faster pace and hopefully further improve its competitive position in the marketplace.

         INFORMATION AND FACTORS CONSIDERED BY THE ESOFT BOARD OF DIRECTORS

        The eSoft Board of Directors made its determination after careful consideration of, and based on, a number of factors, including, among other things, the factors described above and the following additional material factors:

        o the judgment, advice and analyses of eSoft's senior management, including its favorable recommendation of the merger;

        o the presentations by and discussions with eSoft's senior management and representatives of eSoft's financial advisors and counsel regarding the terms of the merger agreement;

        o the presentation and opinion of EVEREN Securities described below to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be paid by eSoft to Apexx security holders in the merger was fair from a financial point of view to eSoft (see "--Opinion of eSoft's Financial Advisor" on page 71);

        o the cost savings and operating and marketing efficiencies available as a result of consummating the merger and the ability of the combined company more effectively to exploit the existing assets of the two companies and to pursue future opportunities;

        o     eSoft's and Apexx's strategic fit and compatible product lines;

        o the terms of the merger agreement, including the conditions to closing of the merger, the ability of Apexx under certain conditions to consider unsolicited alternative business combination proposals, the ability to terminate the agreement on certain conditions, and the termination fees payable on certain termination events (see "The Merger Agreement" on page 86, including "--Conditions to the Consummation of the Merger" on page 87, "--Termination" on page 91, and "--Termination Fees and Expenses" on page 91);

        o the execution and delivery by holders of approximately 50.75% of the issued and outstanding Apexx common stock of voting agreements, pursuant to which the holders agreed to vote in favor of the merger (see "The Merger Agreement--Documents to be Executed In Connection With the Merger Agreement" on page 91);

        o     the parties' ability to consummate the merger;

        o that the merger will be accomplished on a tax-free basis to the stockholders for United States federal income tax purposes, except for cash received by Apexx stockholders in lieu of fractional shares;

        o that the merger is intended to be accounted for as a pooling-of-interests transaction that, among other things, will not require the recognition or amortization of goodwill or any adjustments to the book values of Apexx's assets;

        o information concerning the financial performance and condition, business operations, debt and capital levels, products, personnel and prospects of eSoft and Apexx, and each company's projected future financial performance as a separate entity and on a combined basis; and

        o     the governance structure and management of the combined company.

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated thereby, and to recommend the adoption of the merger agreement to the eSoft stockholders, the eSoft Board of Directors did not view any single factor as determinative, and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to different factors.

        Each of the factors listed above was believed by the eSoft Board of Directors to support the decision to approve the merger agreement. The eSoft Board of Directors did not specifically adopt EVEREN Securities' opinion, but did rely on it in reaching its conclusion that the merger is advisable and fair to and in the best interests of eSoft and its stockholders and considered it an important factor in determining whether to approve the merger agreement.

        RECOMMENDATION OF THE ESOFT BOARD OF DIRECTORS

        The eSoft Board of Directors unanimously recommends that the stockholders of eSoft vote "FOR" the merger proposal.

Apexx's Reasons for Merger; Recommendation of the Board of Directors of Apexx

        At a special meeting of the Apexx Board of Directors held on January 20, 1999, the Apexx Board of Directors unanimously:

        o determined that the merger agreement, the merger and other transactions contemplated thereby, are advisable and are fair to and in the best interests of Apexx and its stockholders;

        o approved the merger agreement, the merger and the other transactions contemplated thereby;

        o recommended that the stockholders of Apexx adopt the merger agreement; and

        o directed that the merger agreement be submitted for consideration by Apexx's stockholders at the special meeting.

        APEXX'S REASONS FOR THE MERGER

        Apexx Board of Directors believes that the merger offers an excellent opportunity to build value for Apexx's stockholders for the following reasons, among others:

        o Apexx and eSoft both offer products to small and medium sized businesses to connect their local area computer networks to the Internet. Apexx products, however, generally sell for a lower price point than the eSoft products. By combining the two product lines, customers can be offered the widest range of product features available in the industry. Through this joint effort,

              Apexx believes the combined company can increase its share of the market and become the leader in the Internet Access Appliance Market.

        o Apexx has a team of engineers who are engaged in product development and enhancement activities. When joined with the product development staff at eSoft, they should be able to increase the pace of development of new and improved products for this market. In addition, the teams will be enabled to widen the focus of additional product lines and increased investigations into upcoming technologies.

        o The marketing strategies of Apexx and eSoft historically are quite different. Apexx has focused on creating the demand for its product through a 2-tier distribution channel, from the bottom up, while slowly entering into the distributor arena. Apexx believes in a "high touch sales model" through reseller training and product seminars to develop the channel relationships. Apexx is strong in the United States and Europe. eSoft has focused on gaining a solid distributor base to support the demand for the Internet products. eSoft has the larger distribution network than Apexx, with which it has expanded into the United States, South America, Europe, and Asia. The combined company's marketing and distribution synergies will develop a larger and stronger presence in the industry.

        o Apexx needs additional equity capital to fund its rapid growth in the Internet Access Appliance Market. The Board of Directors had been investigating venture capital or strategic partnerships to meet that objective. This merger addresses two needs - creating a combined company of "critical mass" while increasing public mechanisms for raising additional capital. Upon integrating the two companies, Apexx and eSoft will be a leader in the marketplace. This factor should assist in future efforts to raise additional capital to finance the anticipated growth of the combined company.

        INFORMATION AND FACTORS CONSIDERED BY THE APEXX BOARD OF DIRECTORS

        The Apexx Board of Directors made its determination after careful consideration of, and based on, a number of factors, including, among other things, the factors described above and the following additional material factors:

        o The judgement, advice and analyses of Apexx's senior management, including its favorable recommendation of the merger;

        o The presentations by and discussions with Apexx's senior management and representatives of Apexx's investment banker, accountants and counsel regarding the terms of the merger agreement;

        o The cost savings and operating and marketing efficiencies available as a result of consummating the merger and the ability of the combined company more effectively to exploit the existing assets of the two companies, obtain future financing, and pursue future business opportunities;

        o Apexx and eSoft's synergies, strategic fit and compatible product lines;

        o The terms of the merger, including the conditions to closing of the merger, the ability to terminate the agreement on certain conditions, and the termination fees payable on certain termination events;

        o     The parties ability to consummate the merger;

        o That the merger will be accomplished on a tax-free basis to the stockholders for United States federal income tax purposes, except for cash received by Apexx stockholders in lieu of fractional shares;

        o That the merger is intended to be accounted for as a pooling-of-interests transaction that, among other things, will not require the recognition or amortization for goodwill or any adjustments to the book values of Apexx's assets;

        o Information concerning the financial performance and condition, business operations, debt and capital levels, products, personnel and prospects of eSoft and Apexx, and each company's projected future financial performance as a separate entity and on a combined basis, and;

        o     The governance structure and management of the combined company.

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated thereby, and to recommend the adoption of the merger agreement to the Apexx stockholders, the Apexx Board of Directors did not view any single factor as determinative, and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to different factors. Each of the factors listed above was believed to support the decision to approve the merger agreement.

        RECOMMENDATION OF THE APEXX BOARD OF DIRECTORS

        THE APEXX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF APEXX VOTE "FOR" THE MERGER PROPOSAL.

OPINION OF ESOFT'S FINANCIAL ADVISOR

        EVEREN Securities, Inc. ("EVEREN") was retained by eSoft to render an opinion (the "Opinion"), to the Board of Directors of eSoft (the "eSoft Board of Directors"), with respect to the fairness of the merger, from a financial point of view.

        On December 15, 1998, EVEREN delivered its Opinion to the eSoft Board of Directors that, based upon and subject to the matters set forth in the Opinion and as of such date, the 1,591,365 shares of eSoft common stock (the "Merger Consideration") that was to be exchanged for all of the outstanding voting common stock of Apexx as well as the 1,356,003 shares issuable upon exercise of all outstanding options to acquire the voting common stock of Apexx was fair, from a financial point of view, to eSoft and its shareholders. The full text of the written opinion of EVEREN, dated as of December 15, 1998, is set forth as Appendix C to this Joint Proxy Statement/Prospectus and describes the assumptions made, matters considered and limits on the review undertaken. eSoft shareholders are urged to read the Opinion in its entirety.

        EVEREN's Opinion addresses only the fairness, from a financial point of view, of the merger to eSoft and its shareholders and does not constitute a recommendation to any shareholder of eSoft as to any action such shareholder should take with respect to the merger. In addition, the Merger Consideration resulted from the negotiations between eSoft and Apexx and was not initially determined by EVEREN.

        In arriving at the Opinion, EVEREN assumed and relied upon the accuracy and completeness of the financial and other information obtained from public sources or provided to it by eSoft, and EVEREN has not assumed responsibility for any independent verification of such information or undertaken any obligation to verify such information. In addition, with respect to the financial forecasts and projections of eSoft used in EVEREN's analysis, the management of eSoft informed EVEREN that such forecasts and projections represent the best current judgment of the management of eSoft, at the date of the Opinion, as to the future financial performance of eSoft on a stand-alone basis, and EVEREN assumed that the projections had been reasonably prepared based on such current judgment. EVEREN assumed no responsibility for and expresses no view as to such forecasts and projections or the assumptions on which they were based. EVEREN did not perform an independent evaluation or appraisal of the assets of either Apexx or eSoft.

        EVEREN also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. EVEREN's Opinion necessarily is based upon regulatory, economic, market and other conditions, as well as information made available to EVEREN as of December 15, 1998. The regulatory, economic, market and other conditions and the information made available to EVEREN could only be evaluated by EVEREN as of the date of the Opinion.

        In connection with rendering the Opinion, dated as of December 15, 1998, EVEREN: (i) reviewed the letter of intent by and between eSoft and Apexx dated November 20, 1998 (the "LOI"); (ii) reviewed the Agreement and Plan of merger between eSoft and Apexx in draft form dated December 15, 1998; (iii) reviewed eSoft's annual report on Form 10- KSB for the year ended December 31, 1997 and quarterly reports on Form 10-QSB for the three month periods ended March 31, 1998, June 30, 1998 and September 30, 1998; (iv) reviewed eSoft's Form 8-K dated March 30, 1998 regarding eSoft's March 16, 1998 initial public offering of common stock and eSoft's Form 8-K dated June 19, 1998 regarding eSoft's June 15, 1998 private placement of common stock; (v) reviewed certain non-public operating and financial information, including projections relating to eSoft's business prepared by the management of eSoft; (vi) met with certain members of eSoft's management to discuss its operations, financial statements and future prospects; (vii) reviewed unaudited financial statements of Apexx for the periods January 1, 1997 to December 31, 1997 and January 1, 1998 to September 30, 1998, as well as an audited balance sheet as of December 31, 1997 prepared by Balukoff, Lindstrom & Co., P.A.; (viii) reviewed certain non-public operating and financial information, including internal management reports, projections and a three-year business plan dated October 1, 1998 prepared by the management of Apexx; (ix) met with certain members of Apexx's management to discuss its operations, financial statements and future prospects; (x) performed a relative contribution analysis based on historical and projected financial results; (xi) analyzed the pro forma effects of the merger on projected earnings; (xii) reviewed the terms of selected recent acquisitions which EVEREN deemed somewhat comparable to that of eSoft and Apexx; (xiii) reviewed publicly available financial data and stock market performance data of companies which EVEREN deemed somewhat comparable to eSoft and Apexx; (xiv) reviewed the historical stock prices and reported trading volumes of eSoft's common shares; and (xv) conducted such other studies, analyses, inquiries and investigations as EVEREN deemed appropriate.

        The following is a summary of the analyses that EVEREN performed in arriving at the Opinion: (i) the relative contribution of eSoft and Apexx to the financial performance of the combined entity on a pro forma basis; (ii) the pro forma effects on projected earnings of eSoft from the merger; (iii) the Enterprise Value of the Transaction compared to business combinations that EVEREN believed to be somewhat comparable to that of eSoft and Apexx; (iv) the Enterprise Value of the Transaction compared to publicly held companies that EVEREN considered somewhat comparable to eSoft and Apexx; (v) the historical share prices and trading volume of the common stock of eSoft; and (vi) other items EVEREN deemed to be relevant.

        Enterprise Value Analysis

        EVEREN calculated the Enterprise Value of the Transaction, defined as the transaction value of equity, which was based on the exchange of 2,947,369 shares of eSoft common stock multiplied by eSoft's share price on November 20, 1998 and December 11, 1998 (the "Equity Value"), plus net debt. Enterprise Value of the Transaction was analyzed as a multiple of Apexx's latest twelve months ("LTM") revenues through September 30, 1998. Due to Apexx's current negative earnings before interest, taxes, depreciation, and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income, a valuation multiple of these performance indicators is not meaningful. eSoft's closing share price of $5.63 on December 11, 1998 implies an Enterprise Value of the Transaction multiple of 4.9x Apexx's LTM September 30, 1998 revenues. Assuming a share price of $4.75 on November 20, 1998, the date on which the LOI was signed, the implied Enterprise Value of the Transaction multiple would be 4.1x Apexx's LTM revenues. EVEREN calculated revenue multiples based on Enterprise Value of the Transaction in order to compare such multiples to the enterprise value multiples calculated in the comparable company trading analysis and comparable merger transactions analysis discussed below.

        Relative Contribution Analysis

        EVEREN prepared an analysis that consisted of determining the relative contributions of eSoft and Apexx toward revenue, EBITDA, EBIT, and net income. Immediately following the merger, Apexx shareholders will own approximately 24.9% of the combined entity on a fully-diluted basis. Apexx would have contributed approximately 48.4% of the combined entity's gross revenue for the LTM ended September 30, 1998 on an actual basis, 43.9% for the projected fiscal year ending December 31, 1998 on a pro forma basis, 42.4% for the projected fiscal year ending December 31, 1999, 43.0% for the projected fiscal year ending December 31, 2000, and 38.3% based on annualized third quarter results for fiscal year 1998.

        In analyzing the relative contributions of EBITDA, EBIT, and net income, EVEREN did not deem either company's contribution to be meaningful. eSoft has indicated to EVEREN that it expects to produce positive EBITDA, EBIT and net income on an annual basis during the projected fiscal year ending December 31, 1999. Apexx does not expect to produce positive EBITDA, EBIT and net income on an annual basis until the projected fiscal year ending December 31, 2000. Importantly, eSoft projects positive EBITDA and net income on a quarterly basis beginning in the second quarter of fiscal 1999, with positive EBIT projected to begin in the third quarter of the same year. Alternatively, Apexx projects positive EBITDA, EBIT and net income on a quarterly basis beginning the third quarter of fiscal 1999.

        Pro Forma Earnings Analysis

        EVEREN prepared an analysis to assess the pro forma earnings effects to eSoft resulting from the merger. If the merger between eSoft and Apexx had occurred on January 1, 1998, the pro forma loss per share of eSoft for the projected fiscal year ending December 31, 1998 would have decreased, or been accretive by, approximately $0.08. Based on projections provided to EVEREN by eSoft and Apexx, the pro forma projected accretion per share for the fiscal years ending December 31, 1999 and December 31, 2000 would be $0.03 and $0.28, respectively. Importantly, the accretion percentage per share would steadily increase form 21.63% for the fiscal year ending December 31, 1998 to 23.04% and 46.43% for the fiscal years ending December 31, 1999 and December 31, 2000, respectively.

        While the merger is accretive to eSoft shareholders on a pro forma projected basis in 1998, 1999, and 2000, EVEREN was informed by eSoft that it believes that the combined entity on a post-merger basis will be able to realize significant economies in sales, marketing, management, administration and advertising on a scale that neither company would be able to achieve on its own.

        Comparable Merger Transaction Analysis

        EVEREN prepared a comparable transaction analysis that consisted of reviewing financial aspects of selected acquisitions that EVEREN determined to be somewhat comparable to that by eSoft and Apexx ("Selected Comparable Transactions"). Although there have been a substantial number of acquisitions of high-growth, emerging technology companies in general, most have involved small, privately-owned enterprises where financial performance and terms of the acquisitions were not disclosed.

        The current developing state of the market has limited the number of companies comparable to eSoft and Apexx, thus preventing any direct comparable merger transactions analysis. Consequently, EVEREN looked for recent transactions in SIC codes encompassing eSoft, Apexx and the Selected Comparable Companies listed in the following section with transaction values between $10 million and $100 million. Selected Comparable Transactions included (acquirer/target): Osicom Technologies Inc./Builders Warehouse Association, Inc.; Lernout and Hauspie Speech Products N.V./Kurzweil Applied Intelligence, Inc.; ILOG S.A./CPLEX Optimization, Inc.; Engineering Animation, Inc./Rosetta Technologies, Inc.; The Learning Company, Inc./Microsystems Software, Inc.; FIServ, Inc./CUSA Technologies, Inc.; Shiva Corporation/Isolation Systems, Ltd.; RealNetworks, Inc./Vivo Software, Inc.; Rogue Wave Software, Inc./Stingray Software Company, Inc.; CyberCash, Inc./IC Verify, Inc.; and Cell Pathways, Inc./Tseng Labs, Inc. The analysis of Selected Comparable Transactions resulted in a range of transaction value multiples of LTM revenues of 0.9x to 37.0x, with a median of 5.6x and a mean of 8.5x. EVEREN noted that based on the Enterprise Value of the Transaction at November 20, 1998, the date on which the LOI was signed, the LTM revenue multiple of 4.1x compares favorably to the Selected Comparable Transactions mean and median multiples of 8.5x and 5.6x, respectively. Additionally, the Enterprise Value of the Transaction based on the December 11, 1998 closing stock price of $5.63 implies an Enterprise Value of the Transaction multiple of 4.9x LTM revenue, which is also below the mean and median multiples of the Selected Comparable Transactions, as the table below indicates.

        The only Selected Comparable Transaction falling significantly below the mean and median LTM revenue multiple is FIServ, Inc.'s acquisition of CUSA Technologies, Inc. at a revenue multiple of 0.9x. An important distinction between FIServ, Inc.'s transaction and the other Selected Comparable Transactions is FIServ, Inc.'s significantly larger market capitalization in excess of $3 billion, thereby creating a significantly larger combined entity with different market perceptions and characteristics.


                                                                                     Enterprise Value of the Transaction/
                                                                                            Target LTM Revenue at:
                                                                             -----------------------------------------------------

                                 Low        Median       Mean        High         November 30, 1998         December 11, 1998
                                 ---        ------       ----        ----         -----------------         -----------------

Transaction Value/              0.9x         5.6x        8.5x        37.0x              4.1x                      4.9x
Target LTM Revenue


        Comparable Company Trading Analysis

        EVEREN prepared a comparable company trading analysis that consisted of comparing financial market performances of selected publicly traded companies, which EVEREN determined to be somewhat comparable to eSoft and Apexx ("Selected Comparable Companies"). The public companies deemed somewhat comparable to eSoft and Apexx are technology oriented, have mostly generated significant rates of revenue growth and operate in the computer telephony integration sector. EVEREN believed this to be the least useful analysis given the limited comparability of this group to eSoft and Apexx. The multiples and growth rates for each of the Selected Comparable Companies were based on the most recent publicly available information and published estimates of research analysts. The Selected Comparable Companies included: AVT Corporation; NetSpeak Corporation; Registry Magic, Inc.; RSI Systems, Inc.; and Westell Technologies, Inc. With respect to the Selected Comparable Companies, EVEREN considered enterprise value as a multiple of LTM revenues. EVEREN's analysis of the Selected Comparable Companies resulted in enterprise value multiples ranging from 1.8x to 14.4x, with a median of 6.8x and a mean of 7.5x. EVEREN noted that the Enterprise Value of the Transaction on December 11, 1998 implied an LTM revenue multiple of 4.9x, and the Enterprise Value of the Transaction on November 20, 1998, implied an LTM revenue multiple of 4.1x.

        Based on the table below, both Enterprise Value of the Transaction multiples fall below the mean and median of the Selected Comparable Companies. Due to current negative EBITDA, EBIT and net income, a valuation multiple of these performance indicators was not meaningful. The market appeared to be valuing the Selected Comparable Companies based on revenue and revenue growth rates, as indicated by the wide range of enterprise value multiples of revenue, regardless of market capitalization. Apexx's expected revenue growth rate of 108.4% is higher than the median but lower than the mean of the Selected Comparable Companies.



                                                                                        Enterprise Value of the Transaction/
                                                                                               Target LTM Revenue at:
                                                                                 ---------------------------------------------------

                              Low         Median         Mean           High         November 30, 1998        December 11, 1998
                              ---         ------         ----           ----         -----------------        -----------------

Enterprise Value/            1.8x          6.8x          7.5x          14.4x               4.1x                     4.9x
LTM Revenue

LTM Revenue Growth           15.0%        90.1%         131.3%         336.7%                      108.4% (Apexx)


        Share Price Analysis

        EVEREN reviewed the historical share price performance of eSoft on various dates prior to, on, and after the announcement date of the merger. The following table provides an overview of eSoft's market performance on key dates from its IPO on March 17, 1998 to December 11, 1998. From March 17, 1998 to November 17, 1998 (one week before the announcement of the Apexx merger), eSoft's stock price increased $0.21 to $4.81 while closing at prices between $2.63 on October 14, 1998 and $9.00 on May 4, 1998.

        On the morning of November 24, 1998, eSoft announced it had signed the LOI to acquire Apexx. At $5.00, trading of eSoft common shares was halted temporarily until after the merger announcement. When trading resumed that day, eSoft shares next traded at $6.00 and increased to $6.25 immediately thereafter before closing at $5.69, up $0.63, or 12% higher than the trading level prior to the LOI announcement. On the day of the LOI announcement, eSoft's trading volume was more than four times the average of 110,380 shares over the 30 days immediately prior to the LOI announcement. Also on November 24, 1998, both the Russell 2000 Index and the S&P Small Cap Technology Index declined less than 1% from the previous day's closing. In the week following the Apexx announcement, eSoft's stock price increased an additional $1.31, or 23%, on continued heavy volume, while the Russell 2000 and S&P Small Cap Technology Indices increased less than 1% each during the same period. Since reaching a post-announcement high of $7.13 on November 27, 1998, eSoft's stock price declined to a closing price of $5.63 on December 11, 1998, 11% higher than its trading level prior to the announcement of the LOI. During this subsequent period, both the Russell 2000 and S&P Small Cap Technology indices also declined.


                                           eSoft Historical Trading Performance
-----------------------------------------------------------------------------------------------------------------------------

                                                         11/24/98
                                  -------------------------------------------------------

                                           MERGER ANNOUNCEMENT             11/24/98

    3/17/98          11/17/98          PRIOR TO:          AFTER:            CLOSE:           11/27/98          12/11/98
    =======          ========          ===== ===          ======            ======           ========          ========

     $4.60             $4.81             $5.00             $6.00             $5.69             $7.13             $5.63


        Other Factors

        The foregoing is a summary of the material aspects of the financial analyses used by EVEREN in connection with rendering the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying EVEREN's Opinion. In arriving at the Opinion, EVEREN considered the results of all such analyses. The analyses were prepared solely for the purposes of EVEREN providing the Opinion as to the fairness of the merger, from a financial point of view, to eSoft and its shareholders, and they do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any analysis of the fairness of the merger, from a financial point of view, to eSoft and its shareholders involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. EVEREN has not appraised or undertaken any valuation of any assets or property nor has it made any solvency analysis of either eSoft or Apexx. EVEREN's Opinion and the related presentation to the eSoft Board of Directors on December 15, 1998 was one of many factors taken into consideration by the eSoft Board of Directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by EVEREN.

        EVEREN's Opinion was for the use and benefit of the eSoft board of directors in its consideration, from a financial point of view, of the merger. The Opinion was not intended to be and does not constitute a recommendation to any shareholder of eSoft as to any actions such shareholder should take with respect to the merger. EVEREN was not requested to opine as to, and its opinion does not in any manner address, eSoft's underlying business decision to proceed with or effect the merger, or the relative merits of the merger as compared to any alternative business strategies which might exist for eSoft or the effect of any other transaction in which eSoft might engage.

        Pursuant to the terms of an engagement letter dated November 24, 1998, EVEREN is entitled to receive an aggregate cash fee of $200,000 plus reimbursement for all reasonable out-of-pocket expenses for its role in rendering the Opinion. Of such fee, $75,000 was paid upon execution of said engagement letter, $75,000 was due and payable upon rendering the Opinion to the eSoft Board of Directors, and $50,000 shall be due and payable at the first time such Opinion is publicly referred to or is included in any proxy statement or other public document relating to the proposed transaction. In addition, pursuant to a November 24, 1998 amendment to an agreement dated July 2, 1998, EVEREN is entitled to receive a $5,000 quarterly financial advisory fee for a one-year period commencing July 2, 1998. Such agreement may be extended by mutual consent. The amendment also entitles EVEREN to warrants to purchase 10,000 shares of eSoft common stock with the exercise price being the average daily closing price of eSoft common stock over the 20 business days immediately preceding November 24, 1998, which is $4.60 per share. These warrants are in addition to the warrants previously granted to EVEREN to purchase 100,000 shares of eSoft common stock with an exercise price of the average daily closing price of eSoft common stock over the 20 business days immediately preceding July 2, 1998, which is $6.98 per share. Initially, the warrants are not exercisable for one year following issuance, and expire five years from their respective dates of issuance. In addition, EVEREN and/or its officers, directors, employees or members of their families and investment portfolios managed by the firm or its affiliated companies, may have an interest in the securities and/or options of the securities of eSoft, and may purchase, sell, trade or act as a market maker in the securities of eSoft.

ANTICIPATED ACCOUNTING TREATMENT

        The merger is intended to qualify as a "pooling-of-interests" for accounting and financial reporting purposes in accordance with generally accepted accounting principles. The companies have conditioned the merger on receipt of a letter from eSoft's independent accountants as to the appropriateness of accounting for the merger as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of eSoft and Apexx will be carried forward to the combined company's financial statements at their historical amounts, the consolidated earnings of the combined company will include the earnings of eSoft and Apexx for the entire fiscal year in which the merger occurs and for all prior years presented, and the reported retained earnings of eSoft and Apexx for prior periods will be combined and restated as consolidated retained earnings of the combined company.

        Pooling-of-interests accounting treatment requires the sharing of rights and risks among the affiliates of each of the parties to a business combination. Accordingly, sales of stock by affiliates of either eSoft or Apexx cannot occur in the period commencing 30 days prior to the consummation of the merger and ending on the date on which the combined company publicly announces financial results covering at least 30 days of combined operations. To ensure that such pooling requirements are satisfied, the Stockholders' Agreement, which is required to be signed in connection with the merger, contain trading restrictions for Apexx's affiliates designed to satisfy the pooling requirements. In addition, each of eSoft and Apexx has agreed in the merger agreement to use its reasonable best efforts to cause their respective affiliates not to take any action, or fail to take any action, that would jeopardize the treatment of the merger as a pooling-of-interests.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        General

        The following discusses the material United States federal income tax consequences of the merger to United States persons who hold shares of Apexx common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. It does not discuss the tax consequences that might be relevant to Apexx stockholders entitled to special treatment under United States federal income tax law (including, without limitation, dealers in securities, tax-exempt entities, banks, insurance companies, persons that hold Apexx common stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction and foreign persons) or to Apexx stockholders who acquired shares of Apexx common stock or eSoft common stock through the exercise or cancellation of employee stock options or as compensation through other means. This discussion also does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

        Consummation of the merger is conditioned upon, among other things, the receipt of the opinion of Davis Graham & Stubbs LLP, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinion will be based on the Internal Revenue Code, regulations promulgated thereunder and rulings in effect as of the date hereof, current administrative rulings and practice and judicial precedent, all of which are subject to change, and certain representations as to factual matters to be made by, among others, eSoft and Apexx.

        Subject to the foregoing, the following are the material United States federal income tax consequences of the merger:


        o no gain or loss will be recognized by the stockholders of Apexx with respect to the shares of Apexx common stock exchanged for eSoft common stock in the merger (except for cash received in lieu of fractional shares);

        o no gain or loss will be recognized by eSoft or Apexx as a result of the merger;

        o the aggregate tax basis of the shares of eSoft common stock received by an Apexx stockholder will be equal to such stockholder's aggregate tax basis in the Apexx common stock;

        o a holder's holding period with respect to the shares of eSoft common stock received pursuant to the merger will include the holding period of the Apexx common stock exchanged for the eSoft shares;

        o the receipt of cash in lieu of fractional shares of stock by a stockholder of Apexx generally will result in taxable gain or loss to such stockholder for United States federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's adjusted tax basis allocated to such fractional share. Such gain or loss generally will constitute capital gain or loss if such stockholder's Apexx common stock is a capital asset within the meaning of Section 1221 of the Internal Revenue Code on the date of the merger and will constitute long-term capital gain or loss, if the holder's holding period is greater than 12 months as of the date of the merger. For noncorporate holders, any such long-term capital gain generally will be taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. Under some circumstances, if an Apexx stockholder maintains a sufficient continuing interest (direct and constructive) in shares of eSoft and Apexx, the full amount of cash received in lieu of fractional shares may be taxed as a dividend;

        o a dissenting stockholder of Apexx who demands and receives payment for his or her Apexx shares generally will recognize taxable gain equal to the excess of (1) the amount of the cash payment which the stockholder receives in exchange for such Apexx shares, reduced by (2) such stockholder's adjusted basis in the Apexx shares. Such gain or loss would be capital gain or loss if the Apexx shares were held as capital assets, and would be long-term capital gain or loss if the shares also were held for more than one year. If, however, a dissenting Apexx stockholder would be considered to own shares of Apexx under the constructive ownership provisions of Code Section 318, the full cash payment could under some circumstances be taxed as a dividend.

        Apexx Option Holders

        Persons who own compensation-related options to purchase Apexx shares will receive, in exchange for their options, options to acquire shares of eSoft. Holders of options to acquire Apexx shares should not recognize taxable income or gain as a result of receiving options to acquire eSoft shares in connection with the Merger. If an option holder's options to acquire Apexx shares qualified as incentive stock options for federal income tax purposes, the options to acquire eSoft shares in exchange for those options also should qualify as incentive stock options.

        eSoft Stockholders

        No gain or loss will be recognized as a result of the merger by stockholders of eSoft with respect to the shares of eSoft common stock they hold.

        Backup Withholding

        Certain noncorporate holders of Apexx common stock may be subject to backup withholding at a 31% rate on cash payments received in lieu of fractional shares or cash received by dissenting stockholders of Apexx. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the applicable form included in the letter of transmittal to be delivered to Apexx stockholders following consummation of the merger, (2) provides a certification of foreign status on Form W-8 (or successor form) or (3) is otherwise exempt from backup withholding.

        Because of the complexity of the tax laws, and because the tax consequences to any particular Apexx stockholder may be affected by matters not discussed in this document, each Apexx stockholder is urged to consult a personal tax advisor concerning the applicability of any federal, state, local and foreign tax consequences of the merger.

FEDERAL SECURITIES LAW CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

        All shares of eSoft common stock received by Apexx stockholders in the merger will be freely transferable, except that shares of eSoft common stock received by persons who are deemed to be "affiliates" of Apexx under the Securities Act of 1933, as amended (the "Securities Act"), at the time of the Apexx special meeting may be resold by them only in transactions permitted by Rule 145 or otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Apexx for such purposes generally include individuals or entities that control, or are controlled by or are under common control with Apexx and may include certain officers, directors and principal stockholders of Apexx. Affiliates of eSoft and Apexx will also be subject to trading restrictions imposed by the pooling-of-interests accounting rules. See "--Anticipated Accounting Treatment" on page 77.

        The shares of eSoft common stock issuable upon the exercise of the new eSoft options will be freely tradeable upon the filing of a registration statement on Form S-8 relating to the new eSoft options. eSoft expects to file such registration statement shortly after the merger is completed.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined financial information reflects the proposed acquisition of all of the outstanding stock of Apexx.

        The accompanying unaudited pro forma condensed combined balance sheet presents the financial position of eSoft as if the proposed merger (treated as a pooling of interests) had occurred on December 31, 1998. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 1998 and 1997 give effect to the proposed merger as if it had occurred at the beginning of the earliest period presented.

        In the proposed merger, eSoft will acquire all the outstanding equity securities of Apexx in exchange for a maximum of 2,947,368 shares of eSoft common stock, of which 1,591,365 shares will be issued to Apexx stockholders of record, and the remaining 1,356,003 shares will be reserved for issuance to Apexx optionholders. Of the shares of eSoft common stock to be exchanged for Apexx common stock, a total of 159,136 shares will be reserved to secure general representations made by Apexx, and will be released to the Apexx stockholders twelve months following the closing date of the merger. Damages relating to a breach of the Apexx general representations must exceed $200,000 before a claim can be made against the reserved shares. The Apexx stockholders will deliver 48,000 of the shares of eSoft common stock they receive to Pacific Crest Securities, Inc. in partial payment of its investment banking fees, and eSoft will pay the remaining $200,000 of such fees. eSoft will also pay $100,000 and will issue warrants to purchase 100,000 shares of eSoft common stock at a price of $4.75 to its merger consultants in connection with the merger.

        The unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and notes thereto of eSoft and Apexx, appearing elsewhere in this Joint Proxy Statement/Prospectus. These statements are not necessarily indicative of future operations or the actual results that would have occurred had the transactions been consummated at the beginning of the periods indicated.

                                   ESOFT, INC
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                       MERGER WITH APEXX TECHNOLOGY, INC.
                               DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                           APEXX                            ESOFT, INC.
                                                                        TECHNOLOGY,                          COMBINED
                                                    ESOFT, INC.            INC.           PRO FORMA        CONSOLIDATED
                                                      12/31/98           12/31/98        ADJUSTMENTS         PRO FORMA
                                                  ----------------    ---------------   -------------     ---------------
                      ASSETS

CURRENT ASSETS
   Cash and cash equivalents                              $655,650      $      22,294      $       --         $   677,944
   Investment securities                                 1,991,541                 --              --           1,991,541
   Accounts receivable, less
     allowance for possible losses                       1,965,085            714,821              --           2,679,906
   Inventories                                           1,254,696            322,970              --           1,577,666
   Prepaid expenses and other                              177,416             10,668              --             188,084
   Note receivable                                         300,000                 --        (300,000)  (1)            --


                                                   ---------------      -------------      ----------         -----------
     Total current assets                                6,344,388          1,070,753        (300,000)          7,115,141

PROPERTY AND EQUIPMENT, AT COST
   Computer equipment                                      217,176            133,002              --             350,178
   Manufacturing tool and equipment                             --             26,424              --              26,424
   Furniture and equipment                                 187,464             60,835              --             248,299
                                                     -------------      -------------      ----------         -----------
                                                           404,640            220,261              --             624,901
   Accumulated depreciation                               (205,688)          (122,796)             --            (328,484)
                                                     -------------      -------------      ----------         -----------
   Net property and equipment                              198,952             97,465              --             296,417
                                                     -------------      -------------      ----------         -----------

OTHER ASSETS
   Capitalized software costs, net of
     accumulated amortization                              867,072                 --              --             867,072
   Other assets                                              7,039                                 --               7,039
                                                                                   --
                                                     -------------      -------------      ----------         -----------

TOTAL ASSETS                                         $   7,417,451      $   1,168,218      $ (300,000)        $ 8,285,669
                                                     =============      =============      ==========         ===========


                 See accompanying notes to pro forma condensed
                      consolidated financial statements.

                                   ESOFT, INC
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                       MERGER WITH APEXX TECHNOLOGY, INC.
                               DECEMBER 31, 1998
                                  (UNAUDITED)


                                                                 APEXX                           ESOFT, INC.
                                                              TECHNOLOGY,                         COMBINED
                                              ESOFT, INC.        INC.           PRO FORMA       CONSOLIDATED
                                               12/31/98        12/31/98        ADJUSTMENTS        PRO FORMA
                                             -------------   -------------    --------------   ---------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Current portion long-term debt              $        --   $      28,923      $         --     $      28,923
   Short term debt                                      --         656,060          (300,000)(1)       356,060
   Accounts payable                                968,533         389,548                --         1,358,081
   Deferred revenue                                 23,910              --                --            23,910
   Customer deposits                               248,287              --                --           248,287
   Accrued expenses
   Payroll and payroll taxes                       256,033              --                --           256,033
   Other                                           140,184          94,148           550,000 (2)       784,332
                                               -----------   -------------      ------------     -------------
     Total current liabilities                   1,636,947       1,168,679           250,000         3,055,626

   Note payable, net of current portion                 --          75,386                --            75,386
                                               -----------   -------------      ------------     -------------
     Total liabilities                           1,636,947       1,244,065           250,000         3,131,012

STOCKHOLDERS' EQUITY
   Preferred stock, par value $.01 per
     share; authorized 5,000,000 shares;
     none outstanding                                   --              --                --                --
   Common stock, par value $.01 per share;
      authorized 50,000,000 shares;
     6,863,502 and 8,454,867 issued and
     outstanding historical and pro forma,          68,635       1,106,684        (1,090,770)(3)        84,549
     respectively
   Additional paid-in capital                    9,032,480          36,813         1,588,770 (4)    10,658,063
   Accumulated deficit                          (3,320,611)     (1,219,344)       (1,048,000)(5)    (5,587,955)
                                               -----------   -------------      ------------     -------------
     Total stockholders' equity                  5,780,504         (75,847)         (550,000)        5,154,657
                                               -----------   -------------      ------------     -------------

TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                       $ 7,417,451   $   1,168,218      $   (300,000)    $   8,285,669
                                               ===========   =============      ============     =============


                 See accompanying notes to pro forma condensed
                      consolidated financial statements.

                                  ESOFT, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       MERGER WITH APEXX TECHNOLOGY, INC.
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)



                                                             APEXX                            ESOFT, INC.
                                                          TECHNOLOGY,                          COMBINED
                                       ESOFT, INC.            INC            PRO FORMA       CONSOLIDATED
                                        12/31/98           12/31/98         ADJUSTMENTS        PRO FORMA
                                     ---------------    ---------------   ---------------   ---------------
REVENUES                             $     3,867,600    $     3,808,106    $           --   $     7,675,706

COST OF GOODS SOLD                         1,357,463          1,924,172                --         3,281,635
                                     ---------------    ---------------    --------------   ---------------

GROSS PROFIT                               2,510,137          1,883,934                --         4,394,071

EXPENSES
   Selling and marketing                   2,612,065          1,410,543                --         4,022,608
   General and administrative              2,369,564            774,969                --         3,144,533
   Engineering                               588,933            127,018                --           715,951
   Amortization of software costs            189,399                 --                --           189,399
   Freight expense                                --             73,556                --            73,556
   Research and development                   12,908            369,884                --           382,792
                                     ---------------    ---------------   ---------------   ---------------
                                           5,772,869          2,755,970                --         8,528,839

OTHER (INCOME) EXPENSE
   Interest (income)                        (167,888)                --                --          (167,888)
   Interest expense                            6,805             21,472                --            28,277
   Other (income) expense                      1,013             (7,555)               --            (6,542)
                                     ---------------    ---------------   ---------------   ---------------
                                            (160,070)            13,917                --          (146,153)

LOSS BEFORE INCOME TAX (BENEFIT)          (3,102,662)          (885,953)               --        (3,988,615)

   Income tax (benefit)                     (162,000)                --                --          (162,000)
                                     ---------------    ---------------   ---------------   ---------------
NET LOSS                             $    (2,940,662)   $      (885,953)  $            --   $    (3,826,615)
                                     ===============    ===============   ===============   ===============

NET LOSS PER COMMON SHARE
   Basic and diluted                 $         (0.54)                --                --   $         (0.54)
                                     ===============    ===============   ===============   ===============

   Basic and diluted weighted
     average shares outstanding            5,493,276                 --         1,591,365(4)      7,084,641
                                     ===============    ===============   ===============   ===============


                 See accompanying notes to pro forma condensed
                      consolidated financial statements.

                                  ESOFT, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       MERGER WITH APEXX TECHNOLOGY, INC.
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                                  APEXX                             ESOFT, INC.
                                                               TECHNOLOGY,                           COMBINED
                                            ESOFT, INC.            INC            PRO FORMA        CONSOLIDATED
                                              12/31/97          12/31/97         ADJUSTMENTS         PRO FORMA
                                          ----------------   ---------------    --------------   -----------------

REVENUES                                    $    1,233,137    $    2,003,426    $          --     $      3,236,563

COST OF GOODS SOLD                                 429,601         1,023,344               --            1,452,945
                                            --------------    --------------    --------------    ----------------

GROSS PROFIT                                       803,536           980,082               --            1,783,618

EXPENSES
   Selling and marketing                           225,737           573,704                --             799,441
   General and administrative                      506,861           340,279                --             847,140
   Engineering                                      55,653            55,071                --             110,724
   Amortization of software cost                   116,912                --                --             116,912
   Freight                                                            40,071                --              40,071
   Research and development                         56,671           174,579                --             231,250
                                            --------------    --------------    --------------    ----------------
                                                   961,834         1,183,704                --           2,145,538

OTHER (INCOME) EXPENSE
   Interest (income)                                (3,861)               --                --              (3,861)
   Interest expense                                 31,012            16,058                --              47,070
   Other (income) expense                             7,803          (22,020)               --             (14,217)
                                            --------------    --------------    --------------    ----------------
                                                    34,954            (5,962)               --              28,992

LOSS BEFORE INCOME TAX EXPENSE
                                                  (193,252)         (197,660)               --            (390,912)
                                            ==============    ==============    ==============    ================

Income tax expense                                 162,000                --                --             162,000
                                            --------------    --------------    --------------    ----------------

NET LOSS                                    $     (355,252)   $     (197,660)   $           --    $       (552,912)
                                            ==============    ==============    ==============    ================
NET LOSS PER COMMON SHARE
   Basic and diluted                        $       (0.23)               --                --     $          (0.18)
                                            ==============    ==============    ==============    ================

   Basic and diluted weighted average
     shares outstanding                          1,536,884                --         1,591,365(4)        3,128,249
                                            ==============    ==============    ==============    ================


                 See accompanying notes to pro forma condensed
                      consolidated financial statements.

                                   ESOFT, INC
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                       MERGER WITH APEXX TECHNOLOGY, INC.
                                     NOTES
                                  (UNAUDITED)

(1) To eliminate Note Receivable owing eSoft by Apexx totaling $300,000 at 12/31/98.

(2) To accrue anticipated costs to be incurred in connection with the proposed merger as follows:

         Investment bankers and consultant fees paid in cash                                    $  300,000
         Legal, accounting and other fees                                                          250,000
                                                                                                ----------
                                                                                                $  550,000
                                                                                                ==========
(3)     Represents the adjustment for the Apexx common stock to reflect the par value of 1,591,365 shares of eSoft common stock to be issued in connection with the proposed merger, not including 1,356,003 shares which may be issued upon the exercise of options issued to the Apexx optionees.

(4)      Additional Paid in Capital -
         No par value common stock of Apexx reclassified as additional paid in capital to reflect the issuance of eSoft common stock at
         $.01 par value.                                                                       $ 1,090,770
         Estimated value of 48,000 shares of eSoft Common Stock transferred
              to investment bankers by Apexx stockholders                                          228,000
         Estimated value of warrant to purchase 100,000 shares of
              eSoft common stock granted to merger consultants                                     270,000
                                                                                               -----------
                                                                                               $ 1,588,770
                                                                                               ===========
(5)     Represents the one time charge of $1,048,000 associated with the proposed merger with Apexx of Investment bankers, consultant fees of
        $300,000, legal, accounting and other fees of $250,000, value of 48,000 shares of eSoft common stock transferred to the investment bankers valued at $228,000, and estimated value of warrants to purchase 100,000 shares of eSoft common stock granted to merger consultants valued at
        $270,000.

                                MERGER AGREEMENT

        The following summary of the terms of the Merger Agreement does not contain all of the information that may be important to you. You should carefully read the entire Merger Agreement attached as Appendix A to this Joint Proxy Statement/Prospectus before you decide how to vote.

OVERVIEW OF THE MERGER AGREEMENT

        The Merger Agreement contemplates the merger of Apexx with a subsidiary of eSoft, with Apexx continuing as the surviving corporation and wholly owned subsidiary of eSoft.

CLOSING; EFFECTIVE TIME SURVIVING CORPORATION

        Closing

        Unless the parties agree otherwise, the closing of the merger will take place on April 30, 1999, or the second business day after the date on which all closing conditions have been satisfied or waived or at such other time as agreed to in writing by eSoft and Apexx. The closing is expected to take place shortly after the approval of the stockholders of both companies at the Special Meetings. The actual time and date of the closing is referred to as the "Closing Date."

        Effective Time

        At the closing, eSoft and Apexx will file articles of merger in accordance with the relevant provisions of the Delaware General Corporation Law and the Idaho Business Corporations Act and make all other filings or recordings required under Delaware and Idaho law. The merger will become effective when the articles of merger are duly filed with the Secretary of State of Delaware and Idaho or at such later time as eSoft and Apexx agree and as specified in the articles of merger. The time the merger is effective is referred to as the "Effective Time."

        Surviving Corporation

        Apexx will become a wholly-owned subsidiary of eSoft following the merger. The articles of incorporation and bylaws of eSoft's newly-formed subsidiary as in effect immediately prior to the Effective Time will become Apexx's articles and bylaws.

CONSIDERATION TO BE RECEIVED IN THE MERGER

        At the Effective Time, by virtue of the merger and without any action on the part of any holder of shares of Apexx common stock, (a) each share of Apexx common stock outstanding immediately prior to the Effective Time will be converted into the right to receive 1.119651 shares of eSoft common stock, (b) each share of Apexx common stock issued and outstanding (including any treasury stock) will cease to be outstanding and will be canceled, and (c) each share of eSoft common stock outstanding immediately prior to the Effective Time will remain outstanding following the merger and will continue to represent one share of eSoft.

TREATMENT OF APEXX STOCK OPTIONS

        At the Effective Time, each outstanding and unexercised option to purchase a share of Apexx common stock issued under Apexx's benefits plans ("Apexx Stock Options") will be assumed by eSoft and converted into an option or a right to purchase 1.085879 shares of eSoft common stock for each share of Apexx common stock. Such new option or right will otherwise have the same terms and conditions that were applicable to the Apexx Stock Options immediately prior to the Effective Time.

        Each share of Apexx common stock will be converted into the right to receive more shares than will each Apexx Stock Option because the Apexx stockholders must pay the fees of Apexx's investment banker, Pacific Crest. These investment banking fees will be paid to the investment banker by the Apexx stockholders by transferring to Pacific Crest shares of eSoft common stock they receive in the merger.

EXCHANGE OF SHARES

        General

        Promptly after the Effective Time, eSoft's transfer agent, The Trust Company of the Bank of Montreal, will mail to each record holder of certificates that, immediately prior to the Effective Time of the merger, represented shares of Apexx common stock a letter of transmittal and instructions for use in surrendering such certificates. Upon the surrender of each certificate formerly representing Apexx common stock, together with a properly completed letter of transmittal, The Trust Company of the Bank of Montreal will issue in exchange a common share certificate of eSoft representing eSoft common stock and the Apexx common stock certificate will be canceled. Until surrendered and exchanged, each Apexx common stock certificate will only represent the right to receive eSoft common stock

        Fractional Shares

        No fractional shares of eSoft will be issued to holders of Apexx common stock. In lieu of fractional shares, each holder of shares of Apexx common stock who would otherwise have been entitled to receive a fraction of a share of eSoft common stock instead will receive cash.

        eSoft Stockholders

        Stockholder of eSoft will not be required to exchange their eSoft stock certificates. These stock certificates will, after the Effective Time, automatically represent certificates for shares of the combined company.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

        Conditions to Each Company's Obligations to Effect the Merger

        The obligations of each company to effect the merger are subject to the following conditions, unless any condition is waived by both companies:

        o The approval of eSoft and Apexx stockholders of the transactions contemplated by the merger agreement;

        o The absence of any law, order, injunction, or other legal restraint or prohibition enjoining or preventing the consummation of the merger or that could reasonably be expected to have a material adverse effect on Apexx or eSoft;

        o The receipt of all consents, authorizations, orders, and approvals of, or filings or registrations with, any governmental entity required to consummate the merger;

        o The approval for listing on the Nasdaq SmallCap Market of the eSoft common stock to be issued to the Apexx stockholders pursuant to the merger agreement;

        o Receipt by eSoft of written notification from BDO Seidman, LLP, eSoft's independent public accountants, that the transactions contemplated by the merger agreement will be treatable as a pooling-of-interests;

        o The receipt by both Apexx and eSoft of all documents and instruments contemplated by the merger agreement in form and substance reasonably satisfactory to eSoft, Apexx, and their respective counsels.

        o The law firm of Davis, Graham & Stubbs LLP shall have rendered an opinion that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

        Additional Conditions to the Obligations of Apexx

        The obligations of Apexx to effect the merger are further subject to the following conditions, unless waived by Apexx:

        o eSoft shall have performed its agreements contained in the merger agreement required to be performed on or prior to the closing.

        o The representations and warranties of eSoft and its wholly owned subsidiary contained in the merger agreement and any document delivered in connection with the merger agreement shall be true and correct as of the closing, and Apexx shall have received a certificate of the President or a Vice President of eSoft, dated the closing date, certifying to such effect.

        o There shall have been delivered to Apexx certificates, dated within five days of the closing date, of the Secretary of State of the States of Delaware and Idaho, with respect to the incorporation, subsistence, and good legal standing of eSoft and eSoft's wholly owned subsidiary, respectively

        o There shall have been delivered to Apexx certificates, dated the closing date, of the Secretary of eSoft and its wholly owned subsidiary (i) to the effect that the Certificates of Incorporation of eSoft and its subsidiary have not been amended,
              (ii) attaching a true and complete copy of the Bylaws of the eSoft and its subsidiary as in effect on the closing date, and
              (iii) attaching a true and complete copy of the resolutions of the Board of Directors of eSoft and its subsidiary approving the execution and delivery of the merger agreement and authorizing the consummation of the transactions contemplated by it.

        o There shall have been delivered to Apexx a certificate, dated the closing date, with respect to the incumbency and signatures of all officers of eSoft and eSoft's wholly owned subsidiary signing the merger agreement and any other certificate, agreement, or instrument delivered on behalf of eSoft in connection with the merger agreement.

        o eSoft shall have delivered to Apexx an opinion of its counsel in the form prescribed by the merger agreement.

        o The average last sale price per share of eSoft common stock for the 10 trading days prior to the Closing Date shall not be lower than $3.40.

        o eSoft shall have implemented a mutually agreed upon joint marketing plan in the first quarter of 1999, in accordance with a marketing plan attached as an exhibit to the merger agreement, including, without limitation, fully funding the marketing spending levels set forth therein.

        Additional Conditions to the Obligations of eSoft and eSoft's Wholly Owned Subsidiary

        The obligations of eSoft and eSoft's wholly owned subsidiary to effect the merger are further subject to the following conditions, unless waived by eSoft:

        o Apexx shall have performed its agreements contained in the merger agreement required to be performed on or prior to the closing date.

        o The representations and warranties of Apexx contained in the merger agreement and in any document delivered in connection therewith shall be true and correct as of the Closing Date, and eSoft shall have received a certificate of the President or a Vice President of Apexx, dated the closing date, certifying to such effect.

        o The status of any litigation of Apexx and/or the terms of any agreements relating to the compromise or dismissal of any action, suit or proceeding (subject to any restrictions on the disclosure of such terms) shall be satisfactory to eSoft.

        o Other than with respect to a default identified in the disclosure schedules to the merger agreement, Apexx shall not be in material default of a material obligation, where a default cannot be cured by the closing date, under any of the material contracts, agreements and other documents identified in the disclosure schedules to the merger agreement, and eSoft shall have received a certificate of the President or a Vice President of Apexx, dated the closing date, certifying to such effect.

        o Apexx must have obtained and delivered to eSoft all consents and approvals of any third parties required in connection with the execution and delivery of the merger agreement.

        o The holders of at least 95% of the issued and outstanding eSoft common stock shall have executed and delivered the Stockholders' Agreement to eSoft.

        o The number of Apexx shares that dissent must not consist of more than five percent (5%) of the issued and outstanding Apexx common stock.

        o There shall have been delivered to eSoft a certificate, dated within five days of the closing date, of the Secretary of State of the State of Idaho, listing all charter documents of Apexx on file in the office of the Secretary of State and copies of the Articles of Incorporation of Apexx and all amendments thereto, certified as true and correct by the Secretary of State within five days of the closing date.

        o There shall have been delivered to eSoft a certificate, dated within five days of the closing date, of the Secretary of State of the State of Idaho or such other jurisdictions, with respect to the authorization by such jurisdiction of Apexx to transact business in the jurisdictions identified by Apexx in the disclosure schedules to the Merger Agreement.

        o There shall have been delivered to eSoft a certificate, dated the closing date, of the Secretary of Apexx (i) to the effect that Apexx's Articles of Incorporation have not been amended, (ii) attaching a true and complete copy of Apexx's Bylaws as in effect on the closing date, and (iii) attaching a true and complete copy of the resolutions of Apexx's Board of Directors approving the execution and delivery of the merger agreement and authorizing the consummation of the transactions contemplated by it.

        o There shall have been delivered to eSoft a certificate, dated the closing date, with respect to the incumbency and signatures of all officers of Apexx signing the merger agreement and any other certificate, agreement or instrument delivered on behalf of Apexx in connection with the merger agreement.

        o There shall have been no change in the financial condition or results of operations of Apexx from that reflected in Apexx's balance sheet delivered pursuant to the merger agreement so as to result in a Company Material Adverse Change as that term is defined in the merger agreement.

        o eSoft shall have received an opinion of its independent accountants, BDO Seidman, LLP, dated the closing date, to the effect that the merger will be treated as a pooling-of-interests.

        o Apexx shall have delivered to eSoft an opinion of its counsel in the form prescribed by the merger agreement.

        o The average last sale price per share of eSoft common stock for the 10 trading days prior to the Closing Date shall not be higher than $9.00.

        o Representatives of Apexx, in the presence of eSoft, shall have performed a successful live build demonstration of the software underlying Apexx's TEAM Internet(R) products. Such live demonstration shall be reasonably designed and performed so that eSoft may have the opportunity to confirm to its satisfaction that the source code version of such software readily produces the corresponding object code version. Such demonstration shall be "successful" if (i) it demonstrates to eSoft's reasonable satisfaction the accomplishment of any and all steps as are necessary readily to produce fully functional object code from the source code, including without limitation, any steps in which the source code is compiled, assembled, linked and/or interpreted so as to produce the object code version of such software, and
              (ii) such production of object code is otherwise in accordance with the relevant representations and warranties made by Apexx in the merger agreement.

        o eSoft shall have received a letter from Pacific Crest, in form and substance satisfactory to eSoft, stating that Pacific Crest
              (i) shall look only to Apexx's stockholders for any fees or expenses in excess of $200,000 otherwise payable by Apexx to Pacific Crest, (ii) waiving all of Pacific Crest's right to collect any fees or expenses in excess of $200,000 from Apexx or eSoft, and (iii) agreeing that Apexx's $200,000 obligation to Pacific Crest shall be paid as follows: $50,000 at the time of Closing, and the balance of $150,000 on the earlier of 45 days after the Closing or upon the completion of a private placement by eSoft of securities of eSoft with a total value of at least $2,000,000.

        In addition to each of the above conditions, the execution and delivery of each of the agreements discussed under the heading "Documents To Be Executed In Connection With The Merger Agreement" is a condition to the closing of the Merger.

THIRD PARTY CONSENTS

        The only material consents, approvals, authorizations of, or filings with any governmental entity required to consummate the merger are the approval of the stockholders of eSoft and Apexx in accordance with the laws of the States of Delaware and Idaho and the filing of articles of merger with the Secretary of State of the State of Idaho.

CERTAIN REPRESENTATIONS AND WARRANTIES

        The merger agreement contains certain representations and warranties, subject to certain qualifications, made by eSoft and Apexx to each other as to, among other things: their organization, capital structures, corporate authorization to enter into and consummate the contemplated transactions and consents and filings needed in connection with them, accuracy of financial statements and information supplied for use in the registration statement filed with the Securities and Exchange Commission relating to the merger, required board and stockholder approvals, the absence of litigation, compliance with laws, the absence of certain changes or events, environmental matters, intellectual property, accounting matters, taxes, certain contracts, and employee benefits and labor matters.

TERMINATION

         The merger agreement may be terminated:

         o     By mutual consent of eSoft and Apexx;

         o By eSoft or Apexx if the merger has not been consummated by June 1, 1999 or if all conditions set forth in the merger agreement are not satisfied or waived by the closing date;

         o By Apexx by resolution of its board of directors if all Additional Conditions to the Obligations of Apexx referred to above have not been satisfied by the closing date; or

         o By eSoft by resolution of its board of directors if the board decides to withdraw or modify its approval or recommendation of the merger agreement or if all of the Additional Conditions to the Obligations of eSoft and eSoft's wholly owned subsidiary referred to above have not been satisfied by the closing date.

DOCUMENTS TO BE EXECUTED IN CONNECTION WITH THE MERGER AGREEMENT

        The execution of a Stockholders' Agreement, Escrow Agreement, Source Code Escrow Agreement and several Employment Agreements and Voting Agreements are conditions to the obligations of eSoft and Apexx to proceed with the merger. You should be familiar with the effects these agreements will have, so they are summarized here. However, you should read these agreements in their entirety. All of these agreements have been filed as exhibits to the registration statement of which this Joint Proxy Statement/Prospectus forms a part. See "Where You Can Get More Information."

        Voting Agreement

        Each of Thomas Loutzenheiser, Gayl Loutzenheiser, David Dahms, Albert Youngwerth, Heather Youngwerth, Lawrence Lynch, George Minow, Chris Minow, William Rivers, and Ray Jenks, who collectively own approximately 50.75% of the issued and outstanding shares of Apexx Common Stock, have executed a voting agreements in which they agreed to vote FOR the merger. These voting agreements also grant eSoft authority, in the form of a proxy, to vote all of their Apexx shares FOR the merger.

        Stockholders' Agreement

        As a condition of eSoft's obligations to consummate the merger, the holders of at least 95% of the Apexx common stock must enter into a Stockholders' Agreement with eSoft. The Stockholders' Agreement is attached as Appendix B to this Joint Proxy Statement/ Prospectus. The Stockholders' Agreement provides that the Apexx stockholders will indemnify eSoft for a period of 12 months following the merger, against all claims, losses, or damages that eSoft may suffer due to any breach of any covenant or agreement of Apexx contained in the merger agreement or due to any inaccuracy in any representation or warranty of Apexx contained in the merger agreement.

        The agreement to indemnify eSoft contained in the Stockholders' Agreement is subject to certain limitations. No stockholder is required to indemnify eSoft for any losses until the aggregate amount of all such losses exceeds $200,000. Thereafter, the stockholders must only indemnify eSoft for those losses that exceed $200,000. In addition, each stockholder's liability for eSoft's losses is limited to the number of shares placed into escrow on such stockholder's account.

        Since eSoft and Apexx intend the merger to be accounted for as a "pooling of interests" for accounting purposes, Apexx's affiliates will also agree in the Stockholders' Agreement to certain restrictions on their ability to sell the eSoft common stock they are to receive pursuant to the merger agreement. See "The Proposed Merger--Anticipated Accounting Treatment."

        Escrow Agreement

        10% of the eSoft common stock to be issued to the Apexx stockholders pursuant to the merger will be held in escrow for the benefit of the Apexx stockholders pursuant to an Escrow Agreement. These escrowed shares will be used to reimburse eSoft for any damages that the Apexx stockholders must indemnify eSoft for pursuant to the indemnification provisions of the Stockholders' Agreement. Under the Escrow Agreement, eSoft may make a claim for reimbursement against the escrowed shares. If the claim is determined to be one for which eSoft in entitled to indemnification, then the escrow agent will release to eSoft that number of shares of eSoft common stock equal to the amount of the claim, with the shares valued at a price of $4.75 each.

        Source Code Escrow Agreement

        On January 25, 1999, Apexx and eSoft entered into an agreement with Data Securities International, Inc. ("DSI") pursuant to which eSoft and Apexx established an escrow account with DSI. The purpose of the escrow account is to safeguard the confidential technology of Apexx to ensure that, if the merger is



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completed, eSoft will have full access to all of the products and materials of
Apexx. To that end, DSI will retain copies of the proprietary technology and materials of Apexx and control access to that technology until the merger is effected or the merger agreement is terminated.

        Loutzenheiser Employment Agreement

        If the merger is completed, Thomas Loutzenheiser, the Chairman and President of Apexx, will be employed by eSoft on the terms set forth in an employment agreement (the "Loutzenheiser Agreement") that extends for a twenty-four month period commencing on the day following the date the merger is completed. Under the terms of the Loutzenheiser Agreement, eSoft will be obligated to pay to Mr. Loutzenheiser the sum of $9,166 per month. Mr. Loutzenheiser is also eligible to receive a quarterly performance bonus no greater than $12,500 per quarter based upon mutually agreed company-wide and department performance criteria.

        In addition, Mr. Loutzenheiser will be granted incentive stock options to acquire 50,000 shares of eSoft common stock at an exercise price equal to the fair market value of the eSoft common stock on the day after the merger is completed. The options will expire after four years, and will vest over a 36 month period as follows: 7/36 of the options will vest eight months following the date of grant and 1/36 of the options will vest on the first day of each month thereafter.

        The Loutzenheiser Agreement will include a non-competition provision that extends for 12 months following his termination and a confidentiality provision that extends for three years following his termination. The Loutzenheiser Agreement may be terminated without cause by either eSoft or Mr. Loutzenheiser on 30 days notice. If Mr. Loutzenheiser's employment is terminated by eSoft without cause, eSoft must pay Mr. Loutzenheiser his salary for the greater of six months or the number of months equal to the number of years Mr. Loutzenheiser has been employed by eSoft.

        Other Employment Agreements

        eSoft will enter into employment agreements with three other Apexx employees with a range of salary levels and benefits. The term of each of these employment agreements is twelve months, at salary levels ranging from $6,667 to $7,500 per month. The employment agreements provide for a quarterly performance-based bonus ranging from $10,000 to $20,000, based upon agreed upon company, sales or revenue goals. In addition to monthly compensation and quarterly bonuses, each of the agreements provides for the grant of options to purchase 25,000 shares of eSoft common stock at an exercise price equal to the fair market value of the eSoft common stock on the day following the date the merger is completed. The options will expire after four years, and will vest over a 36 month period as follows: 7/36 of the options will vest eight months following the date of grant and 1/36 of the options will vest on the first day of each month thereafter. Each of these employment agreements also contains twelve month noncompetition and confidentiality provisions, and each provides for severance payments to continue following a termination of the employee without cause for the greater of three months or the number of months equal to the number of years eSoft employed the individual.

              MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

        When the merger is complete, the board of directors of the combined company will consist of six directors: four directors of eSoft and two directors to be named by Apexx. The senior executive officers of eSoft set forth under the heading "Management of eSoft" will continue with the combined company in their



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


current positions, and Thomas Loutzenheiser, Apexx's current chief executive officer, will become eSoft's vice president of product development and a Class II director following the merger.

        Mr. Loutzenheiser has over seventeen years of product development, product management, sales, and marketing experience within the computer industry, including eight years at IBM, three years at Extended Systems, Inc., and one year at data-CACHE Corporation. Mr. Loutzenheiser has a Bachelor of Science in Mechanical Engineering from the University of Washington, a Master of Science in Engineering Management from Stanford University, and also completed the one year IBM Marketing and Sales Education Program.


                               DISSENTERS' RIGHTS

        Under Section 30-1-1302 of the Idaho Business Corporations Act, stockholders are entitled to payment of the fair value of their shares in the case of a merger requiring stockholder approval. In order to assert dissenter's rights, a stockholder who wishes to assert such rights must, before a vote is taken, deliver a written notice to Apexx stating that the stockholder intends to demand payment for his/her shares if the proposed action is taken. In addition, the stockholder must not vote in favor of the proposed action.

        If the proposed corporate action is approved by a vote of the stockholders, the corporation must send a notice to the dissenters who properly notified the corporation of their intention to dissent before the vote was taken. This notice, known as the "dissenter's notice" in Idaho, must be sent by the corporation no later than ten days after the corporate action was taken. This notice to the dissenting stockholders will state where a dissenting stockholder must demand payment and how to surrender his/her stock certificates in exchange for payment of the fair value of the surrendered stock certificates.

        When the dissenting stockholder receives the dissenter's notice from the corporation, he/she must then demand payment for his/her shares, certify that he/she was a stockholder before the date set for the right to dissent, and deposit his/her stock certificates as directed in the dissenter's notice. Once the dissenting stockholder complies with these conditions, the corporation must then pay the dissenting stockholder an amount that the corporation believes to be the fair value of the surrendered stock certificates.

        A copy of the sections of the Idaho Business Corporation Act that discuss the rights of stockholders to dissent from a transaction is attached as Appendix D to this Joint Proxy Statement/Prospectus.


                       COMPARATIVE RIGHTS OF STOCKHOLDERS


                                                      DELAWARE LAW                                         IDAHO LAW
----------------------------------------------------------------------------------------------------------------------------------
REMOVAL OF DIRECTORS                Generally, stockholders may remove                  Generally, stockholders may remove
                                    directors, with or without cause, by a vote         directors, with or without cause, by a vote
                                    of the holders of a majority of the shares          of the holders of a majority of the shares
                                    entitled to vote in an election of                  entitled to vote in an election of
                                    directors.                                          directors.
-----------------------------------------------------------------------------------------------------------------------------------

FILLING VACANCIES ON THE            A vacancy on the board of directors may be          Unless the articles of incorporation
BOARD OF DIRECTORS                  filled by the majority vote of the                  provide otherwise, a vacancy on the board
                                    remaining directors.                                of directors may be filled by:
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

                                                      DELAWARE LAW                                         IDAHO LAW
-----------------------------------------------------------------------------------------------------------------------------------
                                    Newly created directorships resulting from          o a vote of the stockholders; or an
                                    increase in the number of directors                 o the directors remaining in office.
                                    elected by all of the stockholders who have
                                    the right to vote as a single class may             If a vacant office was held by a
                                    also be filled by the remaining directors.          director elected by a voting
                                                                                        group of stockholders, only the
                                                                                        stockholders of that voting
                                                                                        group are entitled to vote to
                                                                                        fill the vacancy if it is filled
                                                                                        by a vote of the stockholders.
                                    Vacancies and newly created directorships
                                    which arise in director positions which the
                                    holders of a class or series of stock are
                                    entitled to elect may be filled by a
                                    majority or the sole remaining director(s)
                                    elected by the same series or class.
-----------------------------------------------------------------------------------------------------------------------------------

NOTICE OF STOCKHOLDER               Notice of stockholder meetings must be              Notice of stockholder meetings must be
MEETINGS                            given no less than 10 and no more than 60           given no less than 10 and no more than 60
                                    days before a meeting.                              days before a meeting.
-----------------------------------------------------------------------------------------------------------------------------------

ADJOURNMENT AND NOTICE OF           Stockholders' meetings may be adjourned for         Stockholders' meetings may be adjourned for
STOCKHOLDER MEETINGS                up to 30 days without giving notice of the          up to 30 days without giving notice of the
                                    adjourned meeting other than by                     adjourned meeting other than by
                                    announcement at the adjourned meeting               announcement at the adjourned meeting
                                    (unless the Bylaws provide otherwise).  For         (unless the Bylaws provide otherwise).
                                    an adjournment more than 30 days, notice
                                    must be given as it was for the original
                                    meeting.
-----------------------------------------------------------------------------------------------------------------------------------

CALL FOR SPECIAL STOCKHOLDER        Special meetings of stockholders may be             Special meetings of stockholders may be
MEETINGS                            called by the board of directors or by a            called by the board of directors, by a
                                    person authorized by the charter or bylaws.         person authorized by the charter or bylaws,
                                                                                        or by the holders of at least 20% of all
                                                                                        votes entitled to be cast on any issue.
-----------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDER CONSENT IN LIEU         Stockholder action may be taken without a           Stockholder action may be taken without a
OF MEETING                          meeting by a written consent signed by              meeting by a written consent signed by all
                                    stockholders having at least the minimum            the stockholders entitled to vote on the
                                    number of votes that would be necessary to          action.
                                    authorize the action at a meeting.  The
                                    company's charter may prohibit action by
                                    written consent.
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

                                                      DELAWARE LAW                                         IDAHO LAW
-----------------------------------------------------------------------------------------------------------------------------------
BUSINESS INTRODUCED BY              Under the Exchange Act, stockholders may            Under the Exchange Act, stockholders may
STOCKHOLDERS                        submit a proposal to be included in a               submit a proposal to be included in a
                                    company's proxy statement if the                    company's proxy statement if the
                                    stockholder:                                        stockholder:

                                    o    Owns at least 1% or $2,000                     o    Owns at least 1% or $2,000
                                         market value of the securities                      market value of the securities
                                         entitled to be voted on the                         entitled to be voted on the
                                         proposal;                                           proposal;
                                    o    Has owned the securities for                   o    Has owned the securities for
                                         at least 1 year prior to the                        at least 1 year prior to the
                                         date of the proposal; and                           date of the proposal; and
                                    o    Continues to own the                           o    Continues to own the
                                         securities through the date of                      securities through the date of
                                         the meeting.                                        the meeting.

                                    The proposal must be received by                    The proposal must be received by
                                    the company 120 calendar days                       the company 120 calendar days
                                    before the date on which the proxy                  before the date on which the proxy
                                    statement was released to                           statement was released to
                                    stockholders for the previous                       stockholders for the previous
                                    year's meeting.                                     year's meeting.
-----------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDER PROPOSALS THAT          The company may omit a stockholder proposal         The company may omit a stockholder proposal
MAY BE EXCLUDED                     for various reasons, such as if the                 for various reasons, such as if the
                                    proposal:                                           proposal:

                                    o   Is not proper for stockholder                   o   Is not proper for stockholder
                                        action;                                             action;
                                    o   Would require the company to                    o   Would require the company to
                                        violate the law or is beyond                        violate the law or is beyond
                                        the company's power;                                the company's power;
                                    o   Is contrary to SEC proxy rules;                 o   Is contrary to SEC proxy rules;
                                    o   Involves a personal claim or                    o   Involves a personal claim or
                                        grievance;                                          grievance;
                                    o   Relates to insignificant                        o   Relates to insignificant
                                        operations of the company;                          operations of the company;
                                    o   Relates to the conduct of the                   o   Relates to the conduct of the
                                        company's ordinary business;                        company's ordinary business;
                                    o   Relates to an election to                       o   Relates to an election to
                                        office;                                             office;
                                    o   Counters a proposal to be                       o   Counters a proposal to be
                                        submitted by the company at the                     submitted by the company at the
                                        same meeting;                                       same meeting; or
                                    o   Deals with the same matter as a                 o   Deals with the same matter as a
                                        prior proposal that receive                         prior proposal that receive
                                        little support; or                                  little support.
                                    o   Relates to specific amounts of
                                        cash or stock dividends.
-----------------------------------------------------------------------------------------------------------------------------------
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

                                                      DELAWARE LAW                                         IDAHO LAW
-----------------------------------------------------------------------------------------------------------------------------------
DISSENTER'S RIGHTS                  Stockholders are entitled to exercise               Stockholders are entitled to dissent from
                                    dissenter's rights and receive fair value           and obtain fair value for their shares if
                                    for their shares in the event of a merger           the holders comply with the requirements of
                                    if the holders comply with the requirements         sections 30-1-1302 to 30-1-1323 of the
                                    of section 262 of the DGCL.                         Idaho Business Corporations Act.

                                    Appraisal rights are not available if:              Appraisal rights are not available if:

                                    o   Before the merger, the                          o   The shares were registered on a
                                        corporation was listed on a                         national securities exchange;
                                        national securities exchange or                 o   The shares were listed on the
                                        similar system;                                     national market systems of
                                    o   The stock of the corporation                        Nasdaq; or
                                        was held by more than 2,000                     o   The shares were held of record
                                        stockholders;                                       by at least two thousand
                                    o   The corporation survived the                        stockholders on the date fixed
                                        merger and the approval of its                      to determine stockholders
                                        stockholders was not required                       entitled to vote on the
                                        for the merger because the                          proposed corporate action.
                                        merger agreement did not amend
                                        the surviving corporation's
                                        certificate of incorporation
                                        and did not provide for the
                                        issuance of common stock of the
                                        survivor in excess of 20% of
                                        such survivor's shares
                                        outstanding immediately prior
                                        to the merger; or
                                    o   The merger was with or into a
                                        wholly-owned subsidiary and
                                        certain conditions were met.
-----------------------------------------------------------------------------------------------------------------------------------
DERIVATIVE ACTIONS:  WHO MAY        Derivative actions may be brought in               Derivative actions may be brought
BRING THEM                          Delaware by a stockholder on behalf of, and        in Idaho by a stockholder on behalf
                                    for the benefit of, the corporation.  The          of, and for the benefit of, the
                                    stockholder must have been a stockholder of        corporation. The stockholder must
                                    the corporation at the time of the                 have been a stockholder of the
                                    transaction of which he complains.                 corporation at the time of the
                                                                                       transaction of which he complains,
                                                                                       or have become a stockholder
                                                                                       through transfer by operation of
                                                                                       law from one who was a stockholder
                                                                                       at that time, or fairly and
                                                                                       adequately represent the interests
                                                                                       of the corporation in enforcing the
                                                                                       rights of the corporation.
-----------------------------------------------------------------------------------------------------------------------------------
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

                                                      DELAWARE LAW                                         IDAHO LAW
-----------------------------------------------------------------------------------------------------------------------------------
DERIVATIVE ACTIONS:                 The stockholder must first seek remedial            The stockholder must first make a written
REQUIREMENTS                        action from the board of directors unless a         demand upon the board of directors and wait
                                    demand for redress is excused.                      ninety days from the date of the demand
                                                                                        before filing a derivative action, unless
                                    The board of directors can appoint an               the board rejects the demand before the
                                    independent litigation committee to review          ninety day period expires or unless
                                    the stockholder's request for a derivative          irreparable injury to the corporation would
                                    action and the litigation committee, acting         result by waiting for the expiration of the
                                    independently, reasonably and in good               ninety day period.
                                    faith, can terminate the stockholder's
                                    action subject to a court's review of the
                                    committee's independence, good faith and
                                    reasonable investigation.
-----------------------------------------------------------------------------------------------------------------------------------

DERIVATIVE ACTIONS:                 When a derivative action proceeds, the              When a derivative action proceeds, the
REMEDIES                            court may apply a variety of legal and              court may apply a variety of legal and
                                    equitable remedies on behalf of the                 equitable remedies on behalf of the
                                    corporation which vary depending on the             corporation which vary depending on the
                                    facts and circumstances of the case and the         facts and circumstances of the case and the
                                    nature of the claim brought.                        nature of the claim brought.
-----------------------------------------------------------------------------------------------------------------------------------

DIVIDENDS AND DISTRIBUTIONS         Subject to any restrictions contained in a          Subject to restrictions contained in the
                                    corporation's charter, the directors                corporation's articles of incorporation,
                                    generally may declare and pay dividends:            the directors generally may declare and pay
                                                                                        dividends unless:
                                    o   Out of surplus (defined as the
                                        excess, if any, of net assets                   o   The corporation would not be
                                        over stated capital) or, when                       able to pay its debts as they
                                        no surplus exists;                                  become due in the usual course
                                    o   Out of net profits for the                          of business; or
                                        fiscal year in which the                        o   The corporation's total assets
                                        dividend is declared and/or the                     would be less than the sum of
                                        preceding fiscal year.                              its total liabilities plus the
                                                                                            amount that would be needed if
                                                                                            the corporation were to be
                                                                                            dissolved and distributions had
                                    Dividends may not be paid out of net needed             to be made to satisfy the
                                    if the corporation were to be profits if                preferential rights of those
                                    the stated capital of the dissolved and                 stockholders whose rights are
                                    distributions had to be corporation is less             superior to those receiving the
                                    than the aggregate made to satisfy the                  current distribution.
                                    preferential amount of stated capital
                                    represented by the rights of those
                                    stockholders whose rights issued and
                                    outstanding stock of all classes are
                                    superior to those receiving the having a
                                    preference upon the distribution current
                                    distribution.
                                    of assets.
-----------------------------------------------------------------------------------------------------------------------------------

DIRECTOR QUALIFICATIONS             Delaware law has no residency requirement           Idaho law has no residency requirement for
                                    for directors.                                      directors.
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

                                                      DELAWARE LAW                                         IDAHO LAW
-----------------------------------------------------------------------------------------------------------------------------------
NUMBER OF DIRECTORS                 The number of directors of a                        The number of directors of an Idaho
                                    Delaware The number of directors of an              corporation shall be fixed by, or
                                    Idaho corporation shall be fixed by, or in          in the manner provided in, the
                                    the corporation shall be fixed by, or in            bylaws, unless the charter fixes
                                    the manner provided in, the bylaws, unless          the number of directors.
                                    the manner provided in, the bylaws, unless
                                    the charter fixes the number of directors.
                                    charter fixes the number of directors.
-----------------------------------------------------------------------------------------------------------------------------------
INDEMNIFICATION OF OFFICERS         The DGCL authorizes a corporation to                The Idaho Business Corporation Act
AND DIRECTORS                       indemnify the following persons:                    authorizes a corporation to indemnify
                                                                                        directors and officers in certain
                                    o    Directors                                      circumstances.
                                    o    Officers
                                    o    Employees and                                  The corporation may indemnify against all
                                    o    Agents                                         reasonable expenses (including attorneys'
                                                                                        fees) for all judgments, fines and amounts
                                    The corporation may indemnify against all           paid in settlement.
                                    reasonable expenses (including attorneys'
                                    fees) for all judgments, fines and amounts
                                    paid in settlement. These indemnification
                                    rights are not exclusive of other
                                    indemnification rights.
-----------------------------------------------------------------------------------------------------------------------------------

REQUIREMENTS OF                     Indemnification is only available if:               Indemnification is only available if:
INDEMNIFICATION
                                    o   The indemnified person acted in                 o   The indemnified person acted in
                                        good faith and in a manner                          good faith and in a manner
                                        which he reasonably believed to                     which he reasonably believed to
                                        be in, or not opposed to, the                       be in, or not opposed to, the
                                        best interests of the                               best interests of the
                                        corporation; and                                    corporation; and
                                    o   In the case of a criminal                       o   In the case of a criminal
                                        proceeding, had no reasonable                       proceeding, had no reasonable
                                        cause to believe his conduct                        cause to believe his conduct
                                        was unlawful.                                       was unlawful.

                                    No indemnification shall be                         No indemnification shall be
                                    made if the individual is held                      made if it is determined that
                                    liable to the company, unless                       the individual did not meet
                                    the court determines that the                       the above listed standards or
                                    individual is fairly and                            is determined to be liable on
                                    reasonably entitled to                              the basis that he received a
                                    indemnification for the amount                      financial benefit to which he
                                    of expenses the court deems                         was not entitled.
                                    proper.
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

                                                      DELAWARE LAW                                         IDAHO LAW
-----------------------------------------------------------------------------------------------------------------------------------
DETERMINATION OF                    A corporation's determination of whether to         A corporation's determination of whether to
INDEMNIFICATION                     indemnify someone is to be made:                    indemnify someone is to be made:

                                    o   By a majority vote of the                       o   By a majority vote of the board
                                        disinterested directors (even                       of directors if there are two
                                        if less than a quorum);                             or more disinterested
                                    o   By a committee of disinterested                     directors;
                                        directors designated by the                     o   By a committee of disinterested
                                        majority vote of the                                directors designated by the
                                        disinterested directors (even                       majority vote of the
                                        if less than a quorum);                             disinterested directors (even
                                    o   By independent legal counsel if                     if less than a quorum);
                                        there are no disinterested                      o   By special legal counsel if
                                        directors or if the                                 there are fewer than two
                                        disinterested directors so                          disinterested directors; or
                                        direct; or                                      o   By the stockholders, but shares
                                    o   By the stockholders.                                owned by or voted by a director
                                                                                            who is not disinterested may
                                                                                            not be voted.

                                    Where the person defends a matter                   Where the person defends a matter
                                    successfully, indemnification for                   successfully, indemnification for
                                    reasonable expenses is mandatory.                   reasonable expenses is mandatory.
                                    Officers' and directors' expenses may be            Officers' and directors' expenses may be
                                    paid in advance of final disposition if the         paid in advance of final disposition if the
                                    person agrees to repay the advances if he           person agrees to repay the advances if he
                                    is later determined not to be entitled to           is later determined not to be entitled to
                                    indemnification.  Advance payment for other         indemnification.
                                    employees is at the board's discretion.
-----------------------------------------------------------------------------------------------------------------------------------

INSURANCE ON BEHALF OF              The DGCL permits a corporation to                   The Idaho Business Corporation Act
INDEMNITEES                         maintain insurance on behalf of an                  permits a corporation to maintain
                                    indemnitee against any liability or                 insurance on behalf of an
                                    expenses incurred in the capacity                   indemnitee against any liability or
                                    in which he serves the corporation                  expenses incurred in the capacity
                                    or arising out of his status as                     in which he serves the corporation
                                    such, whether or not the                            or arising out of his status as
                                    corporation would have the power to                 such, whether or not the
                                    indemnify him against such expenses                 corporation would have the power to
                                    and liabilities under the                           indemnify him against such expenses
                                    applicable provisions of the DGCL.                  and liabilities under the
                                                                                        applicable provisions of the Idaho
                                                                                        Business Corporation Act.


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

                                                      DELAWARE LAW                                         IDAHO LAW
-----------------------------------------------------------------------------------------------------------------------------------
AMENDMENT TO ARTICLES OF            The DGCL requires the approval of the              The Idaho Business Corporation Act
INCORPORATION                       holders of a majority of the outstanding           requires the approval of the holders of a
                                    stock entitled to vote for any amendment to        majority of the outstanding stock entitled to
                                    the certificate of incorporation unless the        vote for an amendment to the articles of
                                    level of approval is increased by the              incorporation unless the articles of
                                    certificate of incorporation.  If the              incorporation provide otherwise, or unless
                                    amendment proposes to change the number            the board of directors adopts one of the
                                    or par value of shares or adversely affect         amendments permitted by section 30-1-
                                    the rights of a particular class of stock, that    1002 of the Idaho Business Corporation
                                    class is entitled to vote separately on the        Act
                                    amendment, whether or not it is designated
                                    as voting stock.







-----------------------------------------------------------------------------------------------------------------------------------
AMENDMENT TO THE BYLAWS             The DGCL provides stockholders with the             The board of directors may amend or repeal
                                    right to amend the bylaws, although a               the corporation's bylaws unless the
                                    corporation is permitted in its charter to          articles of incorporation reserve the power
                                    give this right to the directors as well.           exclusively to the stockholders or the
                                    Director action is subject to being amended         stockholders, in amending or repealing a
                                    by stockholders.                                    particular bylaw, provide expressly that
                                                                                        the board of directors may not amend or
                                                                                        repeal that bylaw.

                                                                                        The stockholders may amend or
                                                                                        repeal the bylaws even though
                                                                                        the board of directors may also
                                                                                        do so.

    -------------------------------------------------------------------------------------------------------------------------------

                      PROPOSAL TO ELECT AN ESOFT DIRECTOR


       Only ESOFT stockholders of record on ________, 1999 are eligible to vote for this proposal. Apexx stockholders will not be asked to vote for the election of ESOFT directors.

       There are currently three members of eSoft's board of directors. The members of eSoft's board of directors are divided into three classes. Class I consists of one director who is serving a term that expires at the eSoft special meeting. Class III consists of two directors who are serving a three-year term expiring at the 2001 annual meeting of eSoft stockholders. eSoft currently does not have any Class II directors; however, if the merger with Apexx is approved, Thomas Loutzenheiser, Apexx's current chief executive officer, will be appointed as a Class II director with a two-year term expiring at the 2000 annual meeting of eSoft stockholders. In each case, a director services for the designated term and until his respective successor is elected and qualified. Vacancies on the eSoft board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy (including a vacancy created by an increase in the board of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created.

       In November 1998, the eSoft board of directors appointed Jeffrey Finn as a Class I director to fill a vacancy in the eSoft board of directors. The term of Mr. Finn expires at the eSoft special meeting. The eSoft board of directors has nominated Jeffrey Finn for election as a Class I director. In the event Mr. Finn is unable to or declines to serve as a director at the time of the eSoft special meeting (which is not anticipated), proxies will be voted for the election of the person, if any, as may be designated by the present eSoft board of directors. Information about Mr. Finn can be found under the heading "eSoft Management."

       A majority of the shares of eSoft common stock represented and voting at the eSoft special meeting is required to elect Mr. Finn as a Class I eSoft director.

       THE ESOFT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ESOFT VOTE "FOR" THE ELECTION OF JEFFREY FINN AS A CLASS I DIRECTOR OF ESOFT.


                  PROPOSAL TO INCREASE THE NUMBER OF SHARES OF
        ESOFT COMMON STOCK ISSUABLE UNDER ESOFT'S EQUITY INCENTIVE PLAN

       Only eSoft stockholders of record on ____, 1999 are eligible to vote for this proposal. Apexx stockholders will not be asked to vote for the proposal to increase the number of shares of eSoft common stock issuable under eSoft's equity incentive plan.

       In March 1999, eSoft's Board of Directors approved an amendment of eSoft's equity incentive plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the equity incentive plan by 1,200,000 shares, from a total of 1,700,000 shares of eSoft common stock to 2,900,000 shares of eSoft common stock. eSoft's Board of Directors approved the amendment to ensure that eSoft can continue to grant stock awards to employees, consultants and non-employee directors at levels determined appropriate by the eSoft board and its compensation committee.

       At March 1, 1999, options (net of canceled or expired options) covering an aggregate of 1,222,916 shares of eSoft common stock had been granted under the equity incentive plan, and 477,084 shares remained available for future grant under the plan, plus those shares, if any, that might in the future be returned to the plan as a result of the cancellation or expiration of options.

       If the merger with Apexx is consummated, eSoft's wholly owned subsidiary will assume each of the Apexx option plans currently place, and eSoft will issue shares of eSoft common stock in exchange for shares of Apexx common stock otherwise issuable upon the exercise of Apexx options. As a result of this assumption, eSoft will be obligated to issue up to 1,356,003 shares of eSoft common stock upon the exercise of Apexx options. The new shares that would be issuable if the proposal is approved would be in addition to the shares of eSoft common stock issuable to holders of Apexx options.

       A majority of the shares of eSoft common stock represented and voting at the eSoft special meeting is required for approval of the proposal to increase the number of shares eligible for issuance under eSoft's equity incentive plan.

       THE ESOFT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ESOFT VOTE "FOR" THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF ESOFT COMMON STOCK ISSUABLE UNDER ESOFT'S EQUITY INCENTIVE PLAN.


                           THE ESOFT SPECIAL MEETING

PURPOSE, TIME AND PLACE

       THIS joint Proxy Statement/Prospectus is being furnished to stockholders of eSoft in connection with the solicitation of proxies by eSoft from holders of eSoft common stock for use at the eSoft special meeting to be held on __________, 1999 at _______, at __________________, and at any adjournments or postponements thereof. At the eSoft special meeting, holders of eSoft common stock will be asked to consider and vote upon:

       o The proposal to approve the merger agreement;

       o The election of Jeffrey Finn as an eSoft director; and


       o The proposal to increase the number of shares of eSoft common stock issuable under eSoft's equity incentive plan.

       The eSoft board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and fair to and in the best interests of eSoft and its stockholders, approved the proposed merger transaction and unanimously recommends that eSoft stockholders vote FOR the approval of the merger agreement. In addition, the eSoft board of directors unanimously recommends that eSoft stockholders vote FOR the election of Jeffrey Finn as an eSoft director, and FOR the proposal to increase the number of shares of eSoft common stock issuable under eSoft's equity incentive plan.

RECORD DATE; QUORUM; VOTE REQUIRED

       Record Date

       eSoft has established the close of business on __________, 1999 as the record date to determine the holders of eSoft common stock entitled to notice of, and to vote at, the eSoft special meeting. Only holders of record of eSoft common stock at the close of business on the record date will be entitled to notice of, and to vote at, the eSoft special meeting. At the close of business on the record date, _________ shares of eSoft common stock were outstanding and were held by approximately ______ holders of record. The eSoft common stock constitutes the only outstanding class of voting securities of eSoft. Each share of eSoft common stock is entitled to one vote on the proposal to approve the merger agreement. Votes may be cast at the eSoft special meeting in person or by proxy.

       Quorum

       The presence at the eSoft special meeting of the holders of a majority of the shares of eSoft common stock, either in person or by proxy, is necessary to constitute a quorum to transact business at the eSoft special meeting. In the event that a quorum is not present at the eSoft special meeting, it is expected that such meeting will be adjourned or postponed in order to solicit additional proxies.

       Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum at the eSoft special meeting. Broker non-votes are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular matter.

       Vote Required

       Approval of the merger proposal requires the affirmative vote by the holders of a majority of the outstanding shares of eSoft common stock as of the record date. A majority of the shares of eSoft common stock represented and voting at the eSoft special meeting is required for approval of the proposal to increase the number of shares eligible for issuance under eSoft's equity incentive plan and to elect a Class I eSoft director. Abstentions may be specified with respect to the proposal to approve the merger agreement by properly marking the "ABSTAIN" box on the proxy for such proposal. Abstentions, broker non-votes and failures to vote will have the effect of votes cast against the proposal to approve the merger agreement.

       Voting Power of eSoft Directors and Executive Officers

       As of the close of business on the record date and excluding shares underlying stock options, eSoft's directors and executive officers and their affiliates may be deemed to be the beneficial owners of, and had the power to vote, 1,259,948 outstanding shares of eSoft common stock, representing approximately 17% of the then outstanding shares of eSoft common stock. eSoft believes that each of its directors and executive officers intends to vote for approval of each of the proposals to be considered at the eSoft special meeting.

PROXIES

       Shares of eSoft common stock represented by properly executed proxies received in time for the eSoft special meeting will be voted at the eSoft special meeting in the manner specified on such proxies. Proxies that are properly executed but do not contain voting instructions will be voted FOR the proposal to approve the merger agreement. No other matter other than the proposal to approve the merger agreement, the proposal to elect Jeffrey Finn as an eSoft director, and the proposal to increase the number of shares of eSoft common stock issuable under eSoft's equity incentive plan may be brought before the eSoft special meeting.

       In the event that a quorum is not present at the time the eSoft special meeting is convened, or if for any other reason eSoft believes that additional time should be allowed for the solicitation of proxies, eSoft may adjourn the eSoft special meeting with or without a vote of the stockholders. If eSoft proposes to adjourn the eSoft special meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of eSoft common stock for which they have voting authority in favor of an adjournment.

       eSoft stockholders whose names appear on the stock records of eSoft should return their proxy card to eSoft's transfer agent, The Bank of Montreal Trust Company , in the envelope provided with the proxy card. eSoft stockholders who hold their eSoft common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

       The grant of a proxy on the enclosed eSoft proxy card does not preclude a stockholder from voting in person at the eSoft special meeting.

REVOCATION

       eSoft Stockholders whose names appear on the stock records of eSoft may revoke their proxy card at any time prior to its exercise by:

       o giving written notice of such revocation to eSoft's Secretary;

       o appearing and voting in person at the special meeting; or

       o properly completing and executing a later-dated proxy and delivering it to eSoft's Secretary at or before the special meeting.

       The presence of an eSoft stockholder of record without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. eSoft stockholders who hold their eSoft common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

PROXY SOLICITATION

       eSoft will bear the cost of solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of eSoft may solicit proxies from eSoft stockholders by telephone, fax, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and eSoft will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

       In addition, eSoft has retained _______________ to assist eSoft in the solicitation of proxies from stockholders in connection with the eSoft special meeting. _______________ will receive a fee of $______________ as compensation for its services and reimbursement of its out-of-pocket expenses in connection therewith. eSoft has agreed to indemnify ________________ against certain liabilities arising out of or in connection with its engagement.

VALIDITY

       All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by eSoft's board of directors. Any such determination will be final and binding. The eSoft board of directors will have the right to waive any irregularities or conditions as to the manner of voting. eSoft may accept proxies by any reasonable form of communication so long as eSoft can be reasonably assured that the communication is authorized by the eSoft stockholder.

                           THE APEXX SPECIAL MEETING

PURPOSE, TIME AND PLACE

       This Joint Proxy Statement/Prospectus is being furnished to stockholders of Apexx in connection with the solicitation of proxies by Apexx from holders of Apexx common stock for use at the Apexx special meeting to be held on ______________, 1999 at ______, at _______, and at any adjournments or postponements thereof. At the Apexx special meeting, holders of Apexx common stock will be asked to consider and vote upon the proposal to approve the merger agreement.

       The Apexx Board of Directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and fair to and in the best interests of Apexx and its stockholders, approved the proposed merger transaction and unanimously recommends that Apexx stockholders vote FOR the approval of the merger agreement.

RECORD DATE; QUORUM; VOTE REQUIRED

       Record Date

       Apexx has established the close of business on _________, 1999 as the record date to determine the holders of Apexx common stock entitled to notice of, and to vote at, the Apexx special meeting. Only holders of record of Apexx common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Apexx special meeting. At the close of business on the record date, _________ shares of Apexx common stock were outstanding and were held by approximately _____ holders of record. The Apexx common stock constitutes the only outstanding class of voting securities of Apexx. Each share of Apexx common stock is entitled to one vote on the proposal to approve the merger agreement. Votes may be cast at the Apexx special meeting in person or by proxy.

       Quorum

       The presence at the Apexx special meeting of the holders of a majority of the shares of Apexx common stock, either in person or by proxy, is necessary to constitute a quorum to transact business at the Apexx special meeting. In the event that a quorum is not present at the Apexx special meeting, it is expected that such meeting will be adjourned or postponed in order to solicit additional proxies.

       Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum at the Apexx special meeting. Broker non-votes are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular matter.

       Vote Required

       Approval of the proposal to approve the merger agreement requires the affirmative vote by the holders of a majority of the outstanding shares of Apexx common stock as of the record date. Abstentions may be specified with respect to the proposal to approve the merger agreement by properly marking the "ABSTAIN" box on the proxy for such proposal. Abstentions, broker non-votes and failures to vote will have the effect of votes cast against the proposal to approve the merger agreement.

       Voting Power of Apexx Directors and Executive Officers

       As of the close of business on the record date and excluding shares underlying stock options, Apexx's directors and executive officers and their affiliates may be deemed to be the beneficial owners of, and had the power to vote, 1,188,842 outstanding shares of Apexx common stock, representing approximately 61% of the then outstanding shares of Apexx common stock. Apexx believes that each of its directors and executive officers intends to vote for approval of the proposal to approve the merger agreement.

       Voting Agreements

       Certain Apexx stockholders collectively owning approximately 50.75% of the issued and outstanding shares of Apexx common stock have executed voting agreements in which they agreed to vote in favor of the merger. Because holders of a majority of the outstanding shares of Apexx common stock have agreed to vote in favor of the merger, Apexx stockholder approval of the merger is assured. However, holders of at least 95% of the issued and outstanding Apexx common stock must sign and deliver the Stockholders' Agreement to eSoft to satisfy one of the conditions to the closing of the merger.

PROXIES

       Shares of Apexx common stock represented by properly executed proxies received in time for the Apexx special meeting will be voted at the Apexx special meeting in the manner specified on such proxies. Proxies that are properly executed but do not contain voting instructions will be voted FOR the proposal to approve the merger agreement. No matters other than the proposal to approve the merger agreement may be brought before the Apexx special meeting.

       In the event that a quorum is not present at the time the Apexx special meeting is convened, or if for any other reason Apexx believes that additional time should be allowed for the solicitation of proxies, Apexx may adjourn the Apexx special meeting with or without a vote of the stockholders. If Apexx proposes to adjourn the Apexx special meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Apexx common stock for which they have voting authority in favor of an adjournment.

       Apexx stockholders whose names appear on the stock records of Apexx should return their proxy card to Dr. Kevin Learned, in the envelope provided with the proxy card. The grant of a proxy on the enclosed Apexx proxy card does not preclude a stockholder from voting in person at the Apexx special meeting.

REVOCATION

       Apexx Stockholders whose names appear on the stock records of Apexx may revoke their proxy card at any time prior to its exercise by:

       o giving written notice of such revocation to Apexx's Secretary;

       o appearing and voting in person at the special meeting; or

       o properly completing and executing a later-dated proxy and delivering it to Apexx's Secretary at or before the special meeting.

       The presence of an Apexx stockholder of record without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken.

       Apexx stockholders who hold their Apexx common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

PROXY SOLICITATION

       Apexx will bear the cost of solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Apexx may solicit proxies from Apexx stockholders by telephone, fax, telegram or in person.

VALIDITY

       All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by Apexx's board of directors. Any such determination will be final and binding. The Apexx board of directors will have the right to waive any irregularities or conditions as to the manner of voting. Apexx may accept proxies by any reasonable form of communication so long as Apexx can be reasonably assured that the communication is authorized by the Apexx stockholder.

                       DESCRIPTION OF ESOFT COMMON STOCK

       The following is a summary description of eSoft's common stock. eSoft and Apexx stockholders are urged to review eSoft's certificate of incorporation, as amended to date, which has been filed as an exhibit to a registration statement filed with the Securities and Exchange Commission.

GENERAL

       eSoft is authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. The holders of eSoft common stock are entitled to vote at all meetings of stockholders, to receive dividends if, as, and when declared by the board of directors, and to participate in any distribution of property or assets on the liquidation, winding up, or other dissolution of eSoft. eSoft common stock has no preemptive or conversion rights.

CHANGE IN CONTROL PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

       Certain provisions of eSoft's Amended and Restated Certificate of Incorporation and Bylaws may make it difficult to change control of eSoft.
Article 4 of the Amended and Restated Certificate of Incorporation allows the board of directors of eSoft to determine or alter the rights, preferences, privileges, and restrictions to be granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares that constitute any series of preferred stock, and to determine the designation and series of preferred stock. Article III of the Bylaws establishes what is known as a "classified board of directors," with three classes of directors designated as Class I, Class II, and Class III. Each class is elected to serve for a three year term, with each class up for election in different years so that in any one year, only one-third of all directors are up for election. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term.

MARKET PRICE OF ESOFT COMMON STOCK

       On March 16, 1998 eSoft completed a public offering of its common stock in Canada on the Vancouver Stock Exchange. On August 6, 1998 eSoft's stock began trading on the Nasdaq SmallCap Market under the symbol "ESFT." eSoft delisted from the Vancouver Stock Exchange on September 9, 1998

       The range of high and low bid quotations for eSoft's common stock as quoted (without retail markup or markdown and without commissions) on the Nasdaq SmallCap Market and the Vancouver Stock Exchange for the past fiscal year is provided below. The figures shown below do not necessarily represent actual transactions:

                                1998 FISCAL YEAR

                                               HIGH                    LOW
                                               BID                     BID
Fourth Quarter                                 $7.50                  $2.13

Third Quarter                                  $8.00                  $2.88

Second Quarter                                 $5.35                  $4.25

First Quarter                                  $9.00                  $4.95

       On November 23, 1998, the last trading day before the announcement of the execution of a letter of intent with respect to the merger, the last sale price for eSoft common stock was $5.063 per share, as reported by the Nasdaq SmallCap Market.

       There are approximately 1,500 holders of eSoft common stock. The transfer agent for the eSoft common stock is The Trust Company of the Bank of Montreal with offices at First Bank Tower 6th Floor, 595 Burrard Street, Vancouver, B.C. V7X1L7.

DIVIDENDS

       eSoft intends, for the foreseeable future, to retain all earnings, if any, for the development of its business opportunities. The payment of future dividends will be at the discretion of eSoft's board of directors and will depend upon, among other things, future earnings, capital requirements, eSoft's financial condition and general business conditions.


                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD LOOKING STATEMENTS

       eSoft and Apexx have made certain forward-looking statements in this document and in the documents referred to in this document which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward- looking statements include information concerning possible or assumed future results of eSoft, Apexx and the combined company. These statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

       Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of eSoft, Apexx and the combined company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond eSoft's and Apexx's ability to control or predict. Stockholders of eSoft and Apexx are cautioned not to put undue reliance on any forward-looking statements. Except for their ongoing obligations to disclose material information as required by the federal securities law, eSoft and Apexx do not have any intention or obligation to update forward-looking statements after they distribute this Joint Proxy Statement/Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, eSoft and Apexx claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

       You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in such forward-looking statements.

                                 LEGAL MATTERS

       The validity of the eSoft common stock to be issued in connection with the merger as well as certain tax matters relating to the merger will be passed upon by Davis, Graham & Stubbs LLP, counsel to eSoft.

                                    EXPERTS

       The financial statements of eSoft, Inc. as of and for each of the two years in the period ended December 31, 1998 included in this Joint Proxy Statement/Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

       The financial statements of Apexx Technology, Inc. for the years ended December 31, 1997 and 1998, have been audited by Balukoff, Lindstrom & Co., P.A., Certified Public Accountants, as set forth in its report attached hereto. The financial statements referred to above and attached hereto are included herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

       eSoft files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information eSoft files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1 (800) SEC-0330 for further information on the public reference rooms. eSoft's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

       eSoft has filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the eSoft common stock to be issued to Apexx stockholders in the merger. This Joint Proxy Statement/Prospectus is part of that Registration Statement and constitutes a prospectus of eSoft in addition to being a proxy statement of eSoft and Apexx for the eSoft special meeting and the Apexx special meeting. As allowed by Securities and Exchange Commission rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

       If you are a stockholder, you can obtain a complete copy of the Registration Statement, including exhibits, without charge by submitting a request in writing or by telephone from the appropriate party at the following addresses:

                  eSoft Stockholders:               Apexx Stockholders:
                  Thomas Tennessen                  Thomas LOUTZENHEISER
                  ESOFT, INC.                       APEXX TECHNOLOGY, INC.
                  5335 Sterling Drive, Suite C      506 South 11th Street
                  Boulder, Colorado 80301           Boise, Idaho 83702
                  (303) 444-1600                    (208) 336-9400

       If you would like to request documents from us, please do so by __________, 1999 in order to receive them before the meetings.

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE APPROVAL OF THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY

STATEMENT/PROSPECTUS IS DATED __________, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS OF ESOFT AND APEXX NOR THE ISSUANCE OF ESOFT COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                   APPENDIX A

                                MERGER AGREEMENT

                                   APPENDIX B

                            STOCKHOLDERS' AGREEMENT

                                   APPENDIX C

                          OPINION OF EVEREN SECURITIES

                                   APPENDIX D

                               DISSENTERS' RIGHTS

                              FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                                             PAGE
ESOFT FINANCIAL STATEMENTS
         Report of Independent Certified Public Accountants...................................................F-2
         Balance Sheet at December 31, 1998...................................................................F-3
         Statements of Operations for the Years ended December 31, 1998 and 1997..............................F-5
         Statements of Stockholders' Equity for the Years ended December 31, 1997 and 1998....................F-6
         Statements of Cash Flows for the Years ended December 31, 1998 and 1997..............................F-7
         Summary of Accounting Policies.......................................................................F-9
         Notes to Financial Statements........................................................................F-15

APEXX FINANCIAL STATEMENTS

         Independent Auditors' Report ........................................................................F-31
         Balance Sheet at December 31, 1998 ..................................................................F-32
         Statements of Operations for the Years ended December 31, 1997 and 1998 .............................F-33
         Statements of Changes in Shareholders' Deficit.......................................................F-34
         Statements of Cash Flows for the Years ended December 31, 1997 and 1998..............................F-35
         Notes to Financial Statements........................................................................F-36

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
eSoft, Incorporated
Boulder, Colorado

We have audited the accompanying balance sheet of eSoft, Incorporated as of December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presenta tion. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eSoft, Incorporated at December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.




Denver, Colorado
January 29, 1999

                                                             ESOFT, INCORPORATED

                                                                   BALANCE SHEET
================================================================================


December 31,                                                                 1998
------------                                                             ----------
ASSETS
CURRENT:
   Cash and cash equivalents                                             $  655,650
   Investment securities (Note 1)                                         1,991,541
   Accounts receivable, less allowance of $250,000 for possible losses    1,965,085
   Note receivable (Note 2)                                                 300,000
   Inventories (Note 3)                                                   1,254,696
   Prepaid expenses and other                                               177,416
                                                                         ----------

Total current assets                                                      6,344,388
                                                                         ----------

PROPERTY AND EQUIPMENT:
   Computer equipment                                                       217,176
   Furniture and equipment                                                  187,464
                                                                         ----------
                                                                            404,640
   Less accumulated depreciation                                            205,688
                                                                         ----------

Net property and equipment                                                  198,952
                                                                         ----------

OTHER ASSETS:
   Capitalized software development costs,
   net of accumulated amortization of $314,453                              867,072
   Other                                                                      7,039
                                                                         ----------

Total other assets                                                          874,111
                                                                         ----------

                                                                         $7,417,451
                                                                         ==========


          See accompanying summary of accounting policies and notes to financial statements.

                                                             ESOFT, INCORPORATED

================================================================================




December 31,                                          1998
------------                                      -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT:
Accounts payable                                  $   968,533
Deferred revenue                                       23,910
Customer deposits                                     248,287
Accrued expenses:
   Payroll and payroll taxes                          256,033
   Other                                              140,184
                                                  -----------

Total current liabilities                           1,636,947
                                                  -----------


COMMITMENTS AND CONTINGENCIES (NOTES 6 AND 13)
STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value, 5,000,000
     shares authorized, none outstanding                 --
   Common stock, $.01 par value, 50,000,000
     shares authorized, 6,863,502 shares issued
     and outstanding                                   68,635
   Additional paid in capital                       9,032,480
   Accumulated deficit                             (3,320,611)
                                                  -----------

Total stockholders' equity                          5,780,504
                                                  -----------

                                                  $ 7,417,451
                                                  ===========



          See accompanying summary of accounting policies and notes to financial statements.

                                                             ESOFT, INCORPORATED

                                                        STATEMENTS OF OPERATIONS
================================================================================



Years Ended December 31,                                  1998            1997
------------------------                              -----------    -----------
REVENUES                                              $ 3,867,600    $ 1,233,137
                                                      -----------    -----------
COSTS AND EXPENSES:
   Selling and marketing                                2,612,065        225,737
   General and administrative                           2,369,564        506,861
   Cost of revenue                                      1,357,463        429,601
   Engineering                                            588,933         55,653
   Amortization of software costs                         189,399        116,912
   Research and development (Note 4)                       12,908         56,671
                                                      -----------    -----------
Total costs and expenses                                7,130,332      1,391,435
                                                      -----------    -----------

Loss from operations                                   (3,262,732)      (158,298)
                                                      -----------    -----------

OTHER (INCOME) EXPENSE:
   Interest (income) expense, net                        (161,083)        27,151
   Loss on sale of assets                                   1,013          7,803
                                                      -----------    -----------

Total other (income) expense                             (160,070)        34,954
                                                      -----------    -----------

Loss before income tax (benefit) expense               (3,102,662)      (193,252)

Income tax (benefit) expense (Note 5)                    (162,000)       162,000
                                                      -----------    -----------
NET LOSS                                              $(2,940,662)   $  (355,252)
                                                      ===========    ===========

   Basic and diluted loss per common share (Note 8)   $     (0.54)   $     (0.23)
                                                      ===========    ===========
Weighted-average number of
   common shares outstanding basic and diluted          5,493,276      1,536,884
                                                      ===========    ===========


          See accompanying summary of accounting policies and notes to financial statements.

                                                             ESOFT, INCORPORATED

                                              STATEMENTS OF STOCKHOLDERS' EQUITY
================================================================================



                                                    Common Stock         Additional                            Total
Years Ended December 31,                       ---------------------       Paid in        Accumulated       Stockholders'
1997 and 1998                                    Shares     Amount         Capital          Deficit            Equity
------------------------                       ---------   ---------   --------------    --------------    --------------
BALANCE, January 1, 1997                       1,263,158   $  12,632   $      467,973    $      (24,697)   $      455,908
   Issuance of common stock pursuant to          820,000       8,200          320,959              --             329,159
     private placements, net of offering
     costs of $80,841 (Note 7)
   Common stock subscribed (Note 7)              350,000       3,500          346,500              --             350,000
   Net loss for the year                            --          --               --            (355,252)         (355,252)
                                               ---------   ---------   --------------    --------------    --------------

BALANCE, December 31, 1997                     2,433,158      24,332        1,135,432          (379,949)          779,815

   Issuance of compensatory options (Note 9)        --          --             69,600              --              69,600
   Issuance of warrants for consulting
     services (Note 10)                             --          --            214,649              --             214,649
   Exercise of warrants and options (Note 7)     415,500       4,155          381,345              --             385,500
   Issuance of common stock pursuant to
     initial public offering, net of
     offering costs of $540,850 (Note 7)       1,550,000      15,500          993,650              --           1,009,150
   Issuance of common stock pursuant to
     private placements, net of offering
     costs of $866,449 (Note 7)                1,908,941      19,089        5,797,460              --           5,816,549
   Issuance of common stock to
     employees (Note 7)                           90,000         900           89,100              --              90,000
   Issuance of common stock for offering
     fees (Note 7)                               110,000       1,100           (1,100)             --                --
   Issuance of common stock pursuant to
     conversion of notes payable (Note 7)        355,903       3,559          352,344              --             355,903
   Net loss for the year                            --          --               --          (2,940,662)       (2,940,662)
                                               ---------   ---------   --------------    --------------    --------------
BALANCE, December 31, 1998                     6,863,502   $  68,635   $    9,032,480    $   (3,320,611)   $    5,780,504
                                               =========   =========   ==============    ==============    ==============




          See accompanying summary of accounting policies and notes to financial statements.

                                                             ESOFT, INCORPORATED

                                                        STATEMENTS OF CASH FLOWS
================================================================================


INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
Years Ended December 31,                                 1998            1997
------------------------------------------------      -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                           $(2,940,662)   $  (355,252)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
       Depreciation and amortization                      353,278        141,943
       Loss on sale of assets                               1,013          7,803
       Amortization of discount on investments            (71,624)          --
       Issuance of common stock for compensation           90,000           --
       Provision for losses on accounts receivable        202,440         48,000
       Provision for inventory obsolescence                59,440           --
       Deferred tax expense (benefit)                    (162,000)       162,000
       Consulting expense incurred for note payable          --           41,000
       Issuance of compensatory options                    69,600           --
       Changes in operating assets and liabilities:
         Accounts receivable                           (1,967,693)      (213,167)
         Inventories                                   (1,219,529)       (35,948)
         Other assets                                     (20,503)       (39,777)
         Accounts payable                                 793,779        145,026
         Accrued expenses and other                       552,555         85,915
         Deferred revenue                                 (22,712)       (11,348)
                                                      -----------    -----------
Net cash used in operating activities                  (4,282,618)       (23,805)
                                                      -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of investments                             (1,919,917)          --
   Proceeds from sale of assets                             2,722           --
   Purchase of property and equipment                    (144,593)       (21,989)
   Advances on non-operating notes
     receivable - employee                                (15,000)       (20,000)
   Payments received from non-operating
     notes receivable - employee                           20,443           --
   Additions to capitalized software                     (405,000)      (221,139)
   Advances on non-operating notes receivable            (300,000)          --
                                                      -----------    -----------
Net cash used in investing activities                  (2,761,345)      (263,128)
                                                      -----------    -----------

                                                             ESOFT, INCORPORATED

================================================================================



Years Ended December 31,                                  1998            1997
------------------------                               -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of stock, warrants and options     8,618,938        560,000
   Offering costs paid                                  (1,126,405)       (80,841)
   Proceeds from stock subscription receivable             200,000           --
   Proceeds from borrowings                                   --          100,000
   Payments on borrowings                                  (75,757)       (24,243)
   Proceeds (payments) from related party borrowings       (20,000)        20,000
   Deferred offering costs                                    --         (205,896)
                                                       -----------    -----------
Net cash provided by financing activities                7,596,776        369,020
                                                       -----------    -----------
INCREASE IN CASH AND CASH EQUIVALENTS                      552,813         82,087
CASH AND CASH EQUIVALENTS, beginning of year               102,837         20,750
                                                       -----------    -----------
CASH AND CASH EQUIVALENTS, end of year                 $   655,650    $   102,837
                                                       ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                              $     6,805    $    31,012
                                                       ===========    ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
   AND FINANCING ACTIVITIES:
   Common stock issued for conversion of debt          $   355,903    $      --
   Common stock issued for offering costs                    1,100           --
   Warrants issued for consulting services                 214,649           --
   Convertible notes payable issued for consulting
     services and deferred offering costs                     --          116,000
   Common stock issued for subscription receivable            --          200,000
                                                       ===========    ===========

          See accompanying summary of accounting policies and notes to financial statements.

                                                             ESOFT, INCORPORATED

                                                  SUMMARY OF ACCOUNTING POLICIES
================================================================================


BUSINESS eSoft, Incorporated (the "Company" or "eSoft"), a Colorado corporation, develops and markets internet connectivity solutions. The Company has developed software, which is integrated with a hardware component, that allows local area networks to connect with the internet. The software also contains full access control for its remote access features. The Company also resells related connectivity accessories. The Company previously had developed and sold software for the bulletin board market. The majority of the Company's products are manufactured by external sources. In 1998, 60% of the Company's product was purchased from two suppliers. In 1997, there was no such concentration of product purchased from suppliers.

                    The Company was previously a Colorado corporation and was merged into a newly formed Delaware corporation as of February 17, 1998 of the same name with the Colorado corporation ceasing to exist. The transaction was accounted for on a basis similar to a pooling of interests with no change in the historical financial statements of eSoft. The newly formed corporation had no operations prior to the merger.

                    Prior to June 30, 1996, eSoft and Philip L. Becker, Ltd. ("PLB") operated as a combined entity due to common ownership. eSoft, an S-corporation, acted as the general partner of PLB, a limited partnership. eSoft, as general partner, owned 10% of the partnership while the sole stockholder of eSoft owned the other 90% individually. PLB was dissolved on June 30, 1996 and the assets were contributed to the Company in exchange for common stock.

                    The contribution of assets was accounted for in a manner similar to a pooling of interests (the assets, liabilities and partnership capital were contributed at book values) and, accordingly, the Company's financial statements have been presented to include the results of operations as though the contribution of assets occurred as of January 1, 1996.

CASH EQUIVALENTS    The Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVESTMENT          Investment securities are classified as either
SECURITIES          held-to-maturity, available-for-sale or trading. Investment securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. It is management's intention and it has the ability to hold investment securities classified as held-to-maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost. Investment securities classified as available-for-sale are carried at their estimated market value with unrealized holding gains and losses, net of tax, reported as a separate

                                                             ESOFT, INCORPORATED

                                                  SUMMARY OF ACCOUNTING POLICIES
================================================================================

                    component of stockholders' equity until realized. Investment securities classified as trading are carried at estimated market value. Unrealized holding gains and losses for trading securities are included in the statements of income. Gains and losses on securities sold are determined based on the specific identification of the securities sold. At December 31, 1998, all investments are classified as held-to-maturity.

INVENTORIES         Inventories, consisting of purchased goods, are valued at
                    the lower of cost (weighted-average) or market.


PROPERTY AND        Property and equipment are stated at cost. Depreciation is
EQUIPMENT           computed using the straight-line method over the
                    estimated useful lives (generally five years) of the assets.

                    Depreciation expense for the years ended December 31, 1998 and 1997, was $56,725 and $25,031.

CAPITALIZED         Costs incurred internally in creating software products
SOFTWARE COSTS      for resale are charged to expense until technological
                    feasibility has been established upon completion of a detail program design. Thereafter, all software development costs are capitalized until the point that the product is ready for sale and subsequently reported at the lower of amortized cost or net realizable value.

                    In accordance with Statement of Financial Accounting Standard ("SFAS") No. 86, the Company recognizes the greater amount of annual amortization of capitalized software costs under 1) the ratio of current year revenues by product, to the product's total estimated revenues method or 2) over the products estimated economic useful life by the straight-line method.

LONG-TERM           The Company applies SFAS No. 121, "Accounting for the
ASSETS              Impairment of Long-Lived Assets." Under SFAS No. 121,
                    long-lived assets and certain intangibles are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value.

REVENUE             The Company recognizes certain revenue at the time products
RECOGNITION         are shipped to its customers. Provision is made currently
                    for estimated product returns which may occur. Revenue from support and update service agreements is deferred at the time the agreement is executed and recognized ratably over the contractual period. The Company recognizes revenues from customer training and

                                                             ESOFT, INCORPORATED

                                                  SUMMARY OF ACCOUNTING POLICIES
================================================================================

                    consulting services when such services are provided. All costs associated with licensing of software products, support and update services, and training and consulting services are expensed as incurred.

                    A portion of sales is made to distributors under terms allowing certain rights of return and price protection on unsold product held by the distributors.

                    Software Revenue Recognition

                    The Company follows the guidance of Statement of Position ("SOP") 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software.

INCOME TAXES        The Company with consent of its stockholder, through
                    September 4, 1997, elected under the Internal Revenue Code to be an S-corporation. Subsequent to September 4, 1997, the Company is taxed as a U.S. C-corporation. Philip L. Becker,
                    Ltd. elected to be taxed as a partnership. In lieu of corporation income taxes, the stockholder and partners were taxed on their proportional share of the Company's or partnership's taxable income. Therefore through September 4, 1997, no provision for income taxes has been made in the accompanying financial statements.

                    The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires use of the "liability method." Accordingly, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. The provisions of SFAS No. 109 did not have an impact until after September 4, 1997.

                                                             ESOFT, INCORPORATED

                                                  SUMMARY OF ACCOUNTING POLICIES
================================================================================

NET INCOME (LOSS)   The Company follows the provisions of SFAS No. 128,
PER SHARE           "Earnings Per Share." SFAS No. 128 provides for the
                    calculation of "Basic" and "Diluted" earnings per share.
                    Basic earnings per share includes no dilution and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive. Basic and diluted earnings per share are the same for all periods presented.

USE OF              The preparation of financial statements in conformity with
ESTIMATES           generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

CONCENTRATIONS      Credit risk represents the accounting loss that would be
OF CREDIT RISK      recognized at the reporting date if counterparties
                    failed to completely perform as contracted. Concentrations of credit risk, whether on or off the balance sheet, that arise from financial instruments exist for groups of customers or groups of counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions.

                    Concentrations of credit risk with respect to trade accounts receivable are generally limited due to customers are dispersed across geographic areas. Ongoing credit evaluations of customers' financial condition are performed and, generally no collateral is required. The Company maintains an allowance for potential losses based on management's analysis of possible uncollectible accounts (See Note 12).

FAIR VALUE OF       Unless otherwise specified, the Company believes the
FINANCIAL           book value of financial instruments approximates their
INSTRUMENTS         fair value.

                                                             ESOFT, INCORPORATED

                                                  SUMMARY OF ACCOUNTING POLICIES
================================================================================


STOCK OPTIONS       The Company applies Accounting Principles Board Opinion
AND WARRANTS        ("APB") 25, "Accounting for Stock Issued to Employees, "
                    and related Interpretations in accounting for all stock option plans. Under APB 25, compensation cost is recognized for stock options granted at prices below the market price of the underlying common stock on the date of grant.

                    SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123.

COMPREHENSIVE       The Company has adopted SFAS No. 130, "Reporting
INCOME              Comprehensive Income." Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investment by stockholders, changes in paid in capital and distributions to stockholders. The adoption of SFAS No. 130 does not impact the Company's financial statements for 1998 and 1997.

PENSIONS AND        The Company has adopted SFAS No. 132, "Employers'
OTHER POST          Disclosure About Pensions and Other Post Retirement
RETIREMENT BENEFITS Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other post retirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. The adoption of SFAS No. 132 does not impact the Company's financial statement disclosures for 1998 and 1997.

IMPACT OF RECENTLY  SFAS No. 133, "Accounting for Derivative Instruments
ISSUED ACCOUNTING   and Hedging Activities" requires companies to record
PRONOUNCEMENTS      derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.

                    SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking

                                                             ESOFT, INCORPORATED

                                                  SUMMARY OF ACCOUNTING POLICIES
================================================================================

                    enterprise. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Management believes that the adoption of SFAS No. 134 will have no material effect on its financial statements.

                    SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections," rescinds FASB Statement No. 75, "Deferral of the Effective Date of Certain Accounting Requirements for Pension Plans of State and Local Governmental Units." GASB Statement No. 25, "Financial Reporting for Defined Benefit Pension Plans and Note Disclosures for Defined Contribution Plans," was issued November 1994, and established financial reporting standards for defined benefit pension plans and for the notes to the financial statements of defined contribution plans of state and local governmental entities. Statement 75 is, therefore, no longer needed. This Statement also amends FASB Statement No. 35, "Accounting and Reporting by Defined Benefit Pension Plans," to exclude from its scope plans that are sponsored by and provide benefits for the employees of one or more state or local governmental units.

                    This Statement also amends other existing authoritative literature to make various technical corrections, clarify meanings, or describe applicability under changed conditions.

                    This Statement is effective for financial statements issued for fiscal years ending after February 15, 1999. Management believes that the adoption of SFAS No. 135 will have no material effect on its financial statements.

                    SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. Management believes that the adoption of SOP 98-5 will have no material effect on its financial statements.


RECLASSIFICATIONS   Certain items included in the prior year's financial
                    statements have been reclassified to conform to the current presentation.

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================



1.   INVESTMENT    A summary of the amortized cost and estimated market value
     SECURITIES    of investment securities which mature in six months is as
                   follows:

                                                 Gross          Gross        Estimated
                                              Unrealized     Unrealized       Market
December 31, 1998         Amortized Cost         Gains         Losses          Value
-----------------         --------------      -----------    -----------    ----------
HELD TO MATURITY:

   Short-term zero
      coupon notes        $    1,991,541      $     --       $     --       $1,991,541
                          ==============      ===========    ===========    ==========

2.   NOTE          In December 1998, the Company entered into an adjustable
     RECEIVABLE    rate line of credit with Apexx Technology, Inc. in the
                   amount of $500,000. The note bears interest at prime plus 2%
                   (9.75% at December 31, 1998). At December 31, 1998, the principal balance outstanding on the note was $300,000.
                   Subsequent to December 31, 1998, the Company advanced an additional $200,000 to Apexx (see Note 13).

3.   INVENTORIES   Inventories at December 31, 1998 consisted of the following:


                     Finished goods                        $1,314,136
                     Less reserve for obsolescence             59,440
                                                           ----------
                                                           $1,254,696
                                                           ==========

4.   RESEARCH AND  During the years ended December 31, 1998 and 1997, the
     DEVELOPMENT   Company capitalized $405,000 and $221,139 of software
                   development costs. Amortization expense of capitalized software development costs included in depreciation and amortization for the years ended December 31, 1998 and 1997 amounted to $189,399 and $116,912. Research and development costs were $12,908 and $56,671 for the years ended December
                   31, 1998 and 1997.

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================

                    Research and development expenditures during the following periods were comprised as follows:


                    Years Ended December 31,             1998       1997
                    ------------------------           --------   --------
                    Payroll and related costs          $   --     $131,627
                    Officer payroll                        --       50,000
                    Internet and telephone  expenses       --       30,056
                    Occupancy costs                        --       34,860
                    Purchased services                  405,000       --
                    Other                                12,908     31,267
                                                       --------   --------
                                                        417,908    277,810
                    Less capitalized software costs     405,000    221,139
                                                       --------   --------
                                                       $ 12,908   $ 56,671
                                                       ========   ========

5.   INCOME TAXES   The provision for income taxes consisted of the following:


                    Years Ended December 31,        1998          1997
                    ------------------------      ---------    ---------
                    DEFERRED EXPENSE (BENEFIT):
                    Federal                       $(148,000)   $ 148,000
                    State                           (14,000)      14,000
                                                  ---------    ---------
                                                  $(162,000)   $ 162,000
                                                  =========    =========

                    A reconciliation of the effective tax rate and the statutory U.S. federal income tax rates are as follows:

S                                     F-16

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================


Years Ended December 31,                          1998            1997
                                               -----------    -----------
Federal tax benefit at the federal             $(1,055,000)   $   (66,000)
   statutory rate
State income tax benefit, net of federal tax      (109,000)        (7,000)
   amount
Permanent differences                              (86,000)         1,000
Other                                               65,000         (9,000)
Deferred tax expense due to S. Corp
  termination                                         --          243,000
Increase in valuation allowance                  1,023,000           --
                                               -----------    -----------

Income tax (benefit) expense                   $  (162,000)   $   162,000
                                               ===========    ===========


Temporary differences that give rise to a significant portion of the deferred tax assets and liabilities are as follows:


December 31,                            1998
------------                         -----------
Net operating loss carryforwards     $ 1,003,000
Accounts receivable                       93,750
Inventory                                 22,000
Accruals                                 172,250
Options and warrants                      66,000
                                     -----------
Total deferred tax asset               1,357,000
                                     -----------

Capitalized software costs              (325,000)
Other                                     (9,000)
                                     -----------
Total deferred tax liability            (334,000)
                                     -----------
Total                                  1,023,000
Less valuation allowance               1,023,000
                                     -----------
Net deferred tax asset (liability)   $      --
                                     ===========


The valuation allowance of $1,023,000 at December 31, 1998, was established because the Company has not been able to determine that it is more likely than not that the deferred tax assets will be realized.

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================



                    At December 31, 1998, the Company had net operating loss carryforwards of approximately $2,700,000 with expirations through 2019. The utilization of certain of the loss carryforwards are limited under Section 382 of the Internal Revenue Code.

                    As stated in the summary of accounting policies, the Company had elected to be taxed as an S corporation. In lieu of the corporation income taxes, the stockholders and partners were taxed on their proportional share of the Company's taxable income. The pro forma income (loss) per common share if the Company was subject to taxes (federal statutory rate of 34%) would be as follows:


                    Year ended December 31,           1997
                    -----------------------        ---------
                    Loss before income taxes       $(193,252)
                    Pro forma income tax benefit      66,000
                                                   ---------
                    Pro forma net loss             $(127,252)
                                                   =========
                    Pro forma loss per share       $   (0.08)
                                                   =========

6.     COMMITMENTS  Operating Leases

                    The Company leases certain of its facilities and equipment under noncancellable operating lease agreements which expire at various dates through 2004. Rent expense for the years ended December 31, 1998 and 1997 was $116,048 and $54,847.

                    Subsequent to December 31, 1998, the Company executed a lease to relocate its corporate headquarters and shipping and assembly facilities into one location. The anticipated date for the new facility is April 1, 1999. The new facility lease expires in May 2004 and annual rental payments are $173,000. The Company is being fully released from its lease on its current corporate headquarters.

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================

                    Future minimum lease payments under noncancellable operating leases as adjusted for new corporate headquarters lease are as follows:


                    Year Ending December 31,
                    ------------------------
                    1999                   $147,000
                    2000                    182,000
                    2001                    185,000
                    2002                    186,000
                    2003                    187,000
                    Thereafter               78,000
                                           --------
                                           $965,000
                                           ========



                    Software Development and License Agreements

                    The Company has entered into several software development and license agreements related to software utilized in certain of the Company's products. The agreements require compensation or royalty payments based on percentages (ranging from 2.5% to 33.3%) of applicable gross sales and subject to certain maximum amounts per license as defined in the agreements.

                    During 1998, the Company entered into an agreement to terminate the software development agreements. The termination agreement required the Company to pay $30,000 at the agreement's inception; $30,000 no later than 15 days after the Company completes its proposed public offering but not later than December 31, 1998 if the proposed public offering is not completed by that date; and the issuance of stock warrants entitling the warrant holder, for a period of two years from January 29, 1998 to purchase up to 20,000 shares of the Company's common stock at a price of $1.00 per share until one year after the closing of the public offering and $1.15 per share until the warrants expire. The required $60,000 payment was made in 1998.

                    In 1998, the Company entered into a software development agreement with a company. The development agreement required a payment of $150,000 for a wireless product with VPN capabilities to be integrated with the IPAD. Additionally, in conjunction with its sales efforts in Japan, the company was

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================

                    paid $195,000 to nationalize the interface of the IPAD for the Japanese marketplace.

                    Employment Agreements

                    On September 2, 1997 the Company entered into an employment agreement with an officer and a director that extends for a thirty-six month period commencing on September 1, 1997. Under the terms of the agreement, the Company is obligated to pay the sum of $10,000 per month. In addition, the officer and director was granted incentive stock options to acquire 200,000 shares of common stock at a price of $1.00 per share for a period of five years. The options vest over a 36 month period as follows: 7/36 of the options vested in April 1998 and 1/36 of the options will vest on the first day of each month thereafter. A quarterly performance bonus equal to 10% of the Company's earnings, net of adjustments for interest and taxes. In the event that the bonus exceeds 50% of the gross annual salary, the bonus will be capped at the amount of the salary for the quarter.

                    On November 6, 1998 the Company entered into an employment agreement with an officer and director that extends for a thirty-six month period commencing on November 9, 1998. Under the terms of the agreement, the Company is obligated to pay the sum of $15,000 per month. In addition, the officer and director was granted incentive stock options to acquire 400,000 shares of eSoft common stock at a price of $4.00 per share for a period of four years. The options vest over a 36 month period as follows: 7/36 of the options will vest in June 1999 and 1/36 of the options will vest on the first day of each month thereafter. The officer and director is also eligible to receive incentive pay equal to 50% of his annual salary paid quarterly based on objectives agreed by officer and the Company's Board of Directors. The incentive pay will be based as follows: one-third on revenue, one-third on earnings and one-third on mutually agreed quarterly objectives.

                    The Company has entered into employment agreements with four other executive officers with a range of salary levels and benefits. The term of these employment agreements is thirty-six months, at salary levels ranging from $7,500 to $11,000 per month. The agreements terminate from December 2000 through December 2001. The employment agreements provide for either a quarterly performance-based bonus ranging from $5,000 to $12,500, or a 1% commission on gross sales, paid on a monthly basis. In addition to monthly

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================

                    compensation and quarterly bonuses, executives under these agreements have received incentive stock options to purchase between 20,000 and 60,000 shares of eSoft common stock at exercise prices ranging from $1.00 to $6.15 per share.

                    Future commitments under the above employment agreements are $695,000, for 1999, 2000 and 2001.

                    The Company on November 10, 1998 served its former President and COO with notice of termination of services pursuant to his employment agreement. The employment agreement required ninety days prior notice of termination of services. The agreement requires payment of three months salary totaling $30,000 and participation in its employee benefits program as severance beginning March 1, 1999.

7.   STOCKHOLDERS'  Stock Split
     EQUITY

                    On August 27, 1997, the Board of Directors authorized a stock split of 63.1579 to 1. All references to common share and per share amounts in the accompanying financial statements have been retroactively restated to reflect the effect of the stock split.

                    Private Placements

                    On September 12, 1997, the Company sold 820,000 shares of common stock for $410,000 in a private placement. Warrants to purchase 414,600 shares of common stock were issued to consultants and investors at an exercise price of $1.00 per share. The warrants were modified in January 1998 changing the term to one year and fifteen days after the Company's shares are listed for trading. If the shares are not exercised within a year, the exercise price increases to $1.15 for fifteen days. The net proceeds to the Company after stock issuance costs was $329,159.

                    In December 1997, the Company sold 350,000 shares of common stock for $350,000 in a private placement. The Company granted the promoter of the private placement warrants to purchase an additional 87,500 shares of common stock at $1 per share. The warrants expire December 22, 1999.

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================

                    In January 1998, the Company granted 90,000 shares of common stock to certain employees for past services rendered to the Company. The Company recognized $90,000 of compensation expense based on the fair value of its common stock at that date.

                    During the first quarter of 1998, the Company completed a $290,000 private placement of 290,000 shares of the Company's common stock, at a price of $1.00 per share to officers, directors, and key employees. The Company received $186,981 from the offering net of offering costs.

                    During the first quarter of 1998, the Company accepted stock subscriptions of $150,000 from consultants and an officer of the Company at a price of $1.00 per share. In March and April 1998, $150,000 of the stock subscription was collected. The Vancouver Stock Exchange required shareholder approval of the private placement to the officer which was received in December 1998 at which time the shares were issued to the officer.

                    In June 1998, the Company completed the private placement of 1,468,941 shares of its common stock at a price of $4.25 per share for a total offering of $6,243,000. The net cash proceeds to the Company from the private placement were $5,479,568 after payment of expenses of the offering of $255,607, and payment of $507,825 commissions to the agent, sub-agents, and finders, who in addition were issued warrants to purchase 159,318 shares of the Company's common stock at a price of $4.25 per share in the first year and $4.90 per share in the second year.

                    Initial Public Offering

                    In March 1998, the Company completed its initial public offering in Canada of 1,550,000 shares of the Company's common stock at an offering price of $1.00 per share. Additionally, the agent was issued 110,000 shares of the Company's common stock in the Canadian Offering along with warrants to purchase 250,000 shares of the Company's common stock at a price of $1.00 for the first 12 months and at a price of $1.15 for the next 12 months. The net cash proceeds to the Company from the IPO was approximately $1,009,000 after payment of expenses of approximately $541,000. In April 1998, the agent exercised its warrants at a price of $1.00 per share and the Company issued 250,000 shares of its common stock.

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================

                    Exercise of Stock Options and Warrants

                    In February 1998, the Company issued 60,000 shares of its common stock at $.50 per share upon exercise of options previously granted.

                    In the third quarter of 1998, the Company issued 70,000 shares of its common stock at a price of $1.00 per share for a total of $70,000 upon the exercise of options and warrants previously granted and are in addition to issuances previously described.

                    In the fourth quarter of 1998, the Company issued 35,500 shares of its common stock at a price of $1.00 per share for a total of $35,500 upon the exercise of options and warrants previously granted.

                    Conversion of Debt

                    Prior to January 1, 1996 the Company had entered into an unsecured note agreement with the initial stockholder in the amount of $125,000 with interest at 9% per annum, maturing December 31, 1997. The Company also had borrowed an additional $111,598 from the stockholder under various unsecured demand note agreements with interest at 7% per annum.

                    On June 21, 1996, the stockholder converted $130,555 of the above notes into 341,454 shares of common stock. The remaining amounts outstanding and additional advances from the stockholder during 1996 were combined into a $239,903 unsecured demand note payable. The note bears interest at 7% per annum and requires monthly interest payments of $1,399. In October 1997, the note was amended which provides the Company the option to convert the note into equity at the price of the Company's contemplated initial public offering. The note is payable in full on January 2, 1999.

                    During 1997, the Company entered into an agreement with a business consulting firm to provide services through May 31, 1998 in exchange for convertible notes payable totaling $116,000. The convertible notes payable bear interest at a rate of 12% per annum and are payable on January 2, 1999. The notes are convertible into common stock, at the Company's option, at the price of the Company's contemplated initial public offering.

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================


                    In the first quarter of 1998, the holders of the above convertible notes totaling $355,903 converted the notes into 355,903 shares of common stock at a price of $1.00 per share.





8.   LOSS PER       The following table sets forth the computation of basic and
     SHARE          diluted loss per share:

                    Years Ended December 31,                           1998               1997
                    ------------------------                   ---------------       ---------------
                    Numerator -
                       Net loss                                $    (2,940,662)      $     (355,252)
                    Denominator -
                       Denominator for basic and diluted
                         earnings per share - weighted
                         average shares outstanding                  5,493,276             1,536,884
                                                               ---------------       ---------------
                    Basic and diluted net loss per share       $         (0.54)      $         (0.23)
                                                               ===============       ===============


                    For the years ended December 31, 1998 and 1997, total stock options and stock warrants of 1,955,418, and 762,100 were not included in the computation of diluted earnings per share because their effect was anti-dilutive.

9.   STOCK OPTION   In September 1998, the Board of Directors, and on December
     PLAN           4, 1998, the stockholders, of the Company approved an
                    amended Equity Compensation Plan, originally adopted in August 1997 (the "Plan"), which provides for incentive stock options and non-statutory options to be granted to officers, employees, directors and consultants to the Company. Options to purchase up to 1,700,000 shares of the Company's Common
                    Stock may be granted under the Plan. Terms of exercise and expiration of options granted under the Plan may be established at the discretion of an administrative committee appointed to administer the Plan or by the Board of Directors if no committee is appointed, but no option may be exercisable for more than five years. As of December 31, 1998, options to purchase 1,516,500 shares of the Company's common stock had been granted under the Plan.

                    In September 1997, the Company granted options to purchase an aggregate of 260,000 shares of its common stock to employees. Terms of the employee

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================

                    options are 200,000 shares at $1 per share and $60,000 at $.50 per share which expire September 2002.

                    In 1998, the Company granted options to purchase 1,156,500 shares of common stock ranging from $1.00 - $6.85 per share to employees and directors. The shares vest over various periods from 2 months to 36 months. The options expire through February 2003. Of the 1,156,500 options, 60,000 were issued at a price below fair market value at date of grant and, accordingly, the Company recognized compensation expense of $69,600 based on the difference between the exercise price and the fair market value at the grant date.

                    In 1998, the Company granted 100,000 options to consultants at $1 per share, of which 65,000 options vest at date of grant, 35,000 options vest ratably over a 36 month period, with 25,000 of these options being canceled in 1998. The options expire through March 2002.

10.  STOCK OPTIONS  The Company applies APB 25 in accounting for stock options
     AND WARRANTS   and stock purchase warrants granted to employees. Had
                    compensation expense been determined based upon the fair value of the awards at the grant date and consistent with the method under SFAS 123, the Company's net loss and basic and diluted loss per share would have been increased to the pro forma amounts indicated in the following table.



Years Ended December 31,      1998             1997
------------------------   -----------     -----------
Net loss as reported       $(2,940,662)    $  (355,252)
Net loss pro forma          (2,962,710)       (355,969)
Basic and diluted loss
   per share as reported         (0.54)          (0.23)
Basic and diluted loss
   per share pro forma           (0.54)          (0.23)
                           ===========     ===========



Years Ended December 31,       1998            1997
------------------------   -----------     -----------
Dividend yield                       0%              0%
Expected volatility           6 TO 14%               0%

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================



                    Risk-free interest rates   4.12 TO 6.20%             6%
                    Expected lives in years    1.17 TO 5 YEARS    0.25 - 1.94 years
                                               ===============    =================

                    A summary of the status of the Company's stock option plans as of December 31, 1998 and 1997 is presented below:


                                                   Options                      Warrants
                                            --------------------------   -------------------------
                                                      Weighted Average           Weighted Average
                                                          Exercise                    Exercise
                                             Shares        Price          Shares        Price
                                            ---------    ----------      --------    ----------
                    Outstanding,
                       January 1, 1997           --      $     --            --      $     --
                         Granted              260,000          0.88       502,100          1.00
                                            ---------    ----------      --------    ----------
                    Outstanding,
                       December 31, 1997      260,000          0.88       502,100          1.00
                         Granted            1,256,500          2.79       554,318          3.20
                         Canceled             (82,750)        (1.37)         --            --
                         Exercised           (120,500)        (0.75)     (295,000)        (1.00)
                                            ---------    ----------      --------    ----------
                    Outstanding,
                       December 31, 1998    1,313,250          2.69       761,418          2.61
                                            ---------    ----------      --------    ----------
                    Exercisable,
                       December 31, 1997       60,000          0.50        87,500          1.00
                                            ---------    ----------      --------    ----------
                    Exercisable,
                       December 31, 1998      295,694    $     1.21       761,418    $     2.61
                                            =========    ==========      ========    ==========



                                                              Options   Warrants
                                                             --------   --------
                    Weighted average fair value of options
                    and warrants granted during 1997         $   0.88   $   1.00

                    Weighted average fair value of options
                    and warrants granted during 1998         $   0.57   $   1.20
                                                             ========   ========

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================

                    The following table summarizes information about exercisable stock options and warrants at December 31, 1998 and 1997:


                                                       Outstanding                 Exercisable
                                        ------------------------------------  ---------------------
                                                        Weighted
                                                         Average    Weighted               Weighted
                                                        Remaining   Average                Average
                        Range of           Number      Contractual  Exercise     Number    Exercise
                     Exercise Prices    Outstanding       Life       Price     Exercisable  Price
                    -----------------   -----------    -----------  --------   ----------- --------
                    December 31, 1998
                    -----------------
                    OPTIONS:
                       $1.00               606,750        3.26     $    1.00     280,861   $    1.00
                        3.06 - 4.00        581,500        3.74          3.74       1,500        4.00
                        5.34 - 6.85        125,000        3.61          5.96      13,333        6.50
                       ------------      ---------        ----     ---------     -------   ---------
                       $1.00 - 6.85      1,313,250        3.50     $    2.69     295,694   $    1.21
                       ============      =========        ====     =========     =======   =========

                    WARRANTS:
                       $1.00 - 1.10        477,100        0.44     $    1.02     477,100   $    1.02
                       ------------      ---------        ----     ---------     -------   ---------
                        4.25 - 4.68        169,318        1.66          4.28     169,318        4.28
                       ------------      ---------        ----     ---------     -------   ---------
                        5.34 - 6.98        115,000        4.39          6.77     115,000        6.77
                       ------------      ---------        ----     ---------     -------   ---------
                       $1.00 - 6.98        761,418        1.30     $    2.61     761,418   $    2.61
                       ============      =========        ====     =========     =======   =========

                    December 31, 1997
                    -----------------
                    OPTIONS:
                       $0.50                60,000        0.11     $    0.12      60,000   $    0.12
                        1.00               200,000        3.40          0.76        --          --
                       ------------      ---------        ----     ---------     -------   ---------
                       $0.50 - 1.00        260,000        3.51     $    0.88      60,000   $    0.12
                       ============      =========        ====     =========     =======   =========
                    WARRANTS:
                       $1.00               502,100        0.77     $    1.00      87,500   $    1.00
                       ============      =========        ====     =========     =======   =========

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================

                    The weighted average grant date fair value of stock options granted is summarized as follows:

                    Years Ended December 31,      1998        1997
                    ------------------------    --------   --------
                    Market value equal to
                    exercise price              $   0.55   $   --
                    Market value greater than
                    exercise price                  0.44       --
                    Market value less than
                    exercise price                  1.15       0.88
                                                ========   ========

                    The weighted average grant date fair value of warrants granted is summarized as follows:


                    Years Ended December 31,       1998       1997
                    ------------------------    --------   --------
                    Market value equal to
                    exercise price              $   --     $   1.00
                    Market value greater than
                    exercise price                  0.11       --
                    Market value less than
                    exercise price                  2.24       --
                                                ========   ========


                    During 1998, the Company granted warrants to purchase 145,000 shares of common stock ranging from $1.00 to $6.98 per share to consultants. The warrants vest immediately and expire at various dates through November 2003. Certain of the consulting agreements are for twelve-month periods and, therefore, the Company recorded an asset of $214,649 that is being amortized over twelve months. In 1998, the Company recognized approximately $108,000 of expense in conjunction with the above warrants.


11.  RELATED PARTY   A director of the Company is also the President, Chief
     TRANSACTIONS    Executive Officer and a director of CANnect Communications,
                     Inc., which is a distributor of the Company's products in Canada. CANnect purchased $47,000 of the Company's products in 1998.

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================



12.  BUSINESS       In 1998, the Company adopted SFAS No. 131, "Disclosures
     SEGMENTS       About Segments of an Enterprise and Related Information."
                    Disclosures required by SFAS No. 131 are as follows:

                    The Company is engaged in one business segment - Internet Connectivity Solutions.

                    The following table presents information by geographic area:


                    Year Ended December 31, 1998       Revenues(1)      Long-Lived Assets
                    ----------------------------       -----------      -----------------
                    United States                      $3,187,600          $1,066,000
                    Argentina                             508,000                --
                    Other foreign countries               172,000                --
                                                       ----------          ----------
                                                       $3,867,600          $1,066,000
                                                       ==========          ==========

                    -----------
                    For the year ended December 31, 1997, there were no foreign sales.

                    (1) Revenues are attributed to countries based on location of customer.

                    During 1998, sales to one domestic customer represented $1,771,000 of the Company's total sales. At December 31, 1998, accounts receivable from this customer was $1,670,833. During 1998, sales to one customer located in Argentina represented $508,000 of the Company's total sales. At December 31, 1998, accounts receivable from this customer was $256,785. For the year end December 31, 1997, there were no such concentrations in sales or accounts receivable.

                    For the years ended December 31, revenues from significant customers consisted of the following:


                                                          1998        1997
                                                          ----        ----
                   Customer:
                      A                                     46%        --
                      B (export sales to Argentina)         13%        --
                                                          ====       =====

                                                             ESOFT, INCORPORATED

                                                   NOTES TO FINANCIAL STATEMENTS
================================================================================



13.  SUBSEQUENT     In January 1999, the Company signed a Plan of Merger and
       EVENT        Agreement with Apexx Technology, Inc ("Apexx"). The proposed merger requires the vote of the shareholders of both companies to approve the merger. The transaction proposes the Company issue 2,947,368 shares of its common stock for all the issued and outstanding shares and options of Apexx.
                    The Company also extended a line of credit to Apexx in the amount of $500,000. At December 31, 1998, $300,000 was outstanding and subsequent to December 31, 1998, the Company extended an additional $200,000.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Apexx Technology, Inc.
Boise, Idaho


We have audited the accompanying balance sheet of Apexx Technology, Inc. as of December 31, 1998 and the related statements of operations, changes in shareholders' deficit, and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apexx Technology, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note K to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



February 4, 1999

                             APEXX TECHNOLOGY, INC.

                                  BALANCE SHEET


                                                            DECEMBER 31,
                                                                1998
                                                            -----------
CURRENT ASSETS
   Cash                                                     $    22,294
   Trade accounts receivable, less allowance for doubtful
   accounts of $17,241                                          714,821
   Inventories                                                  322,970
   Prepaid expenses                                               5,411
   Other current assets                                           5,257
                                                            -----------
   TOTAL CURRENT ASSETS                                       1,070,753

PROPERTY AND EQUIPMENT, at cost
   Furniture and fixtures                                        60,835
   Computer equipment and software                              133,002
   Manufacturing tool and equipment                              26,424
                                                            -----------
                                                                220,261
   Accumulated depreciation                                    (122,796)
                                                            -----------
                                                                 97,465
                                                            -----------
                                                            $ 1,168,218
                                                            ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
   Accounts payable                                         $   389,548
   Accrued expenses                                              94,148
   Short-term debt                                              656,060
   Current portion of long-term debt                             28,923
                                                            -----------
   TOTAL CURRENT LIABILITIES                                  1,168,679

LONG-TERM DEBT
   Notes payable, net of current portion                         75,386

SHAREHOLDERS' DEFICIT
   Common stock, no par value, authorized 5,000,000
   shares, issued and outstanding 1,421,305 shares            1,106,684
   Additional paid-in capital                                    36,813
   Accumulated deficit                                       (1,219,344)
                                                            -----------
                                                                (75,847)
                                                            -----------
                                                            $ 1,168,218
                                                            ===========

                             See accompanying notes

                             APEXX TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS



                                                   YEAR ENDED
                                                   DECEMBER 31,
                                          --------------------------
                                              1998           1997
                                          -----------    -----------
REVENUES
   Sales, net of returns and allowances   $ 3,808,106    $ 2,003,426

COST OF GOODS SOLD                          1,924,172      1,023,344
                                          -----------    -----------

       GROSS PROFIT                         1,883,934        980,082

SELLING, GENERAL, AND
ADMINISTRATIVE
     EXPENSES                               2,755,970      1,183,704
                                          -----------    -----------

       OPERATING LOSS                        (872,036)      (203,622)

OTHER INCOME (EXPENSE)
   Other income                                11,093         28,469
   Interest income                            (21,472)       (16,058)
   Other expense                               (3,538)        (6,449)
                                          -----------    -----------
                                              (13,917)         5,962
                                          -----------    -----------

       NET LOSS                           $  (885,953)   $  (197,660)
                                          ===========    ===========



                             See accompanying notes

                             APEXX TECHNOLOGY, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT


                                                 Additional
                                   Common         paid-in     Accumulated
                                    Stock         capital       Deficit         Total
                                  -----------   -----------   -----------    -----------
BALANCE AT JANUARY 1,
1997                              $   322,484   $      --     $  (135,731)   $   186,753

   Common stock issued, 169,900       169,900          --            --          169,900
   shares

   Common stock issued, 193,620       484,050          --            --          484,050
   shares

   Net loss                              --            --        (197,660)      (197,660)
                                  -----------   -----------   -----------    -----------

BALANCE AT DECEMBER 31,
1997                                  976,434          --        (333,391)       643,043

   Common stock issued, 46,100        115,250          --            --          115,250
   shares

   Common stock issued, 10,000          1,000          --            --            1,000
   shares

   Common stock issued, 14,000         14,000          --            --           14,000
   shares

   Stock options issued                  --          36,813          --           36,813

   Net loss                              --            --        (885,953)      (885,953)
                                  -----------   -----------   -----------    -----------

BALANCE AT DECEMBER 31,
1998                              $ 1,106,684   $    36,813   $(1,219,344)   $   (75,847)
                                  ===========   ===========   ===========    ===========

                             See accompanying notes

                             APEXX TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED DECEMBER 31,
                                                                         ----------------------
                                                                            1998         1997
                                                                         ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                              $(885,953)   $(197,660)
   Adjustments to reconcile net loss to net cash used by
     operating activities
     Depreciation and amortization                                          49,503       30,617
     Bad debt expense                                                       10,541        3,465
     Loss on sale of fixed assets                                             --          5,821
     Noncash credits to notes payable                                      (32,699)        --
     Noncash additions to notes payable                                     79,888         --
     Stock option compensation expense                                      36,813         --
     Changes in operating assets and liabilities
       Accounts receivable                                                (468,556)    (166,483)
       Inventories                                                          71,696     (189,646)
       Prepaid expenses                                                      6,673       (3,464)
       Other current assets                                                 (2,563)        --
       Accounts payable                                                    152,217      178,181
       Accrued expenses                                                     66,741       20,015
                                                                         ---------    ---------
   NET CASH USED BY OPERATING                                             (915,699)    (319,154)
       ACTIVITIES

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                                      (35,266)    (105,586)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from stock issuance                                            130,250      653,950
   Borrowings on short-term debt                                           968,872      370,000
   Repayment of short-term debt                                           (390,000)    (395,000)
   Borrowings on long-term debt                                             93,323         --
   Repayment of long-term obligations                                      (25,581)      (8,793)
                                                                         ---------    ---------
   NET CASH PROVIDED BY FINANCING                                          776,864      620,157
      ACTIVITIES
                                                                         ---------    ---------

NET INCREASE (DECREASE) IN CASH                                           (174,101)     195,417

CASH AT BEGINNING OF YEAR                                                  196,395          978
                                                                         ---------    ---------

CASH AT END OF YEAR                                                      $  22,294    $ 196,395
                                                                         =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION
   Interest paid                                                         $  13,147    $  16,058
   Taxes paid                                                                 --             21
   Noncash financing transactions
     Short-term debt converted to long-term debt                              --         40,200

                             See accompanying notes

                             APEXX TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Apexx Technology, Inc.("Apexx") was incorporated in the State of Idaho on August 12, 1992 to create a leading provider of computer networking solutions for small and medium businesses. Apexx competes in the market for PC Local Area Network solutions and for enhanced Internet access for businesses. Apexx sells its product in the United States, Germany, France, Switzerland, Sweden, United Kingdom, Ireland, and Japan.

Revenue Recognition

Sales are recognized when products are shipped. Apexx has established programs, which under specified conditions, enable third party distributors to return product. Apexx establishes liabilities for estimated returns and allowances at the time of shipment. Apexx warrants its products against defects in design, materials and workmanship. A provision for estimated future costs relating to warranty expense is recorded when products are shipped.

Cash

For purposes of reporting cash flows, Apexx considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

Amortization

Software, licenses and other intangible assets are amortized over periods ranging from two to five years using the straight-line method.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due or recoverable and deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting.

                             APEXX TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reporting period. Significant estimates used in preparing this financial statement include those assumed in determining the return of products and warranty costs associated with the sale of products and those assumed in determining the lower of cost or market on inventory. Actual results could differ from those estimates.

Advertising

Apexx records advertising expense in the period the expense is incurred. In 1998 and 1997, Apexx recorded $594,276 and $205,171, respectively in advertising expense.

Research and Development

Apexx records research and development expense in the period the expense is incurred. In 1998 and 1997, Apexx spent $369,884 and $174,580, respectively on research and development activities.

Reclassification

Certain 1997 amounts have been reclassified to conform to the 1998 presentation.

New Accounting Pronouncements

The Financial Accounting Standards Board (FASB) has recently issued Statement of Financial Accounting Standards that may affect Apexx's financial statements as follows:

     FASB has recently issued Statement of Financial Accounting Standards (SFAS
     133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 established standards for recognizing all derivative instruments including those for hedging activities as either assets or liabilities in the statement of financial position and measuring those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management believes the adoption of this statement will have no material impact on Apexx's financial statements.

     FASB recently issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 established accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Management believes the adoption of this statement will have no material impact on Apexx's financial statements.

     SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections," rescinds FASB Statement No. 75, "Deferral of the Effective Date of Certain Accounting Requirements for Pension Plans of State and Local Governmental Units." GASB Statement No. 25, "Financial Reporting for

                             APEXX TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

     Defined Benefit Pension Plans and Note Disclosures for Defined Contribution Plans," was issued November 1994, and established financial reporting standards for defined benefit pension plans and for the notes to the financial statements of defined contribution plans of state and local governmental entities. Statement 75 is, therefore, no longer needed. This Statement also amends FASB Statement No. 35, "Accounting and Reporting by Defined Benefit Pension Plans," to exclude from its scope plans that are sponsored by and provide benefits for the employees of one or more state or local governmental units. This Statement also amends other existing authoritative literature to make various technical corrections, clarify meanings, or describe applicability under changed conditions. This Statement is effective for financial statements issued for fiscal years ending after February 15, 1999. Management believes that the adoption of SFAS No. 135 will have no material effect on its financial statements.

     SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. Management believes that the adoption of SOP 98-5 will have no material effect on its financial statements.

NOTE B - INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market.


                                                  1998
                                                --------
       Inventories consisted of the following:
             Raw materials                      $285,333
             Finished goods                       37,637
                                                --------
                                                $322,970
                                                ========

NOTE C - REVOLVING LINE OF CREDIT

Apexx has an unused bank line of credit of $200,000 provided by Idaho Independent Bank. Apexx also has $500,000 line of credit with a $300,000 balance at December 31, 1998 provided by eSoft, Inc. The lines bear interest at prime plus 1.5% and prime plus 2.0%, respectively. The lines expire in May 1999 and August 1999, respectively, and are secured by accounts receivable, inventory, equipment, and other assets. Two of Apexx's primary shareholders have personally guaranteed the bank line of credit. Apexx's president has pledged 344,635 shares of his company stocks as collateral for the eSoft line of credit.

The line of credit with Idaho Independent Bank has certain debt covenants. These debt covenants are as follows:

Ratio of current assets to current liabilities of at least 1.5 to 1

Ratio of total liabilities to tangible net worth that does not exceed 2.5 to 1

Minimum working capital of $150,000

Apexx has not obtained a waiver from Idaho Independent Bank for the covenant violations.

                             APEXX TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE D - LONG-TERM DEBT


                                                                        1998
                                                                     ---------
Long-term debt consists of the following:
     Note payable to Idaho Independent Bank, payable in monthly installments of $3,171, including interest at prime plus 1.5%
     (9.25% at December 31, 1998), maturing March 15, 2002,
     equipment, inventory and accounts receivable are provided as
     collateral                                                      $ 104,309
                                                                     ---------
                                                                       104,309
Less current portion                                                   (28,923)
                                                                     ---------
                                                                     $  75,386
                                                                     =========

Aggregate maturities in future years are:


 1999               $ 28,923
 2000                 32,813
 2001                 35,616
 2002                  6,957
                    --------
Total               $104,309
                    ========

                             APEXX TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE E - INCOME TAXES

Deferred income taxes are provided for temporary differences between financial and tax basis income. The components of net deferred taxes are as follows at December 31:


                                           1998
                                       -----------
Deferred tax liability from:
     Fixed assets                      $    (1,588)

Deferred tax asset from:
     Accrued expenses                       21,950
     Allowance for doubtful accounts         6,896
     Operating loss carryforward           439,121
     Tax credit carryforward                37,038
     Valuation allowance                  (503,417)
                                       -----------
Deferred tax asset                           1,588
                                       -----------

                                       -----------
Net deferred tax                       $      --
                                       ===========

For income tax purposes, Apexx has unused net operating loss carryovers and tax credits. Operating losses and tax credit carryovers used and available are as follows:


                                          1998           1997
                                      ------------   ------------

Net operating loss                    $  1,097,803   $    287,211
Research and development tax credit   $     37,038   $     15,451

The federal net operating losses expire during 2011 through 2013. The research and development tax credits expire during 2009 through 2013.

The valuation allowance increased by $373,337 and $87,471 during 1998 and 1997, respectively.

NOTE F - RETIREMENT PLANS

Apexx has a Simple SEP pension plan which includes all employees who have attained the age of 21 and have been employed by Apexx for one year. To be eligible to participate in the plan, the employee must be reasonably expected to receive compensation in the plan year of at least $5,000. Apexx matches employee contributions dollar for dollar up to 3% of the employee's gross wages. For the years ended December 31, 1998 and 1997, Apexx contributed $16,668 and $9,733, respectively, on behalf of employees to the retirement plan.

                             APEXX TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE G - STOCK OPTIONS

Apexx has four stock option plans which allow key employees and directors of Apexx to receive incentive stock options. The first plan is a non-qualified stock option plan for the founders of Apexx. The stock options vest immediately and expire 10 years from the grant date. The second plan is the 1994 Incentive Stock Option Plan. These stock options vest at the rate of 20 percent per year and expire 10 years from the vesting date for regular employees and 5 years from the vesting date for employees who own more than 10 percent of the total combined voting power of all classes of shares of Apexx. The third plan is the 1998 Stock Option Plan. These stock options vest at the rate of 25 percent per year and expire 5 years from the vesting date. Under this plan, the options become fully vested and exercisable in the event of a merger or asset sale. In the event of a merger or asset sale, the option holders have 30 days to exercise their options after receiving notification from the Plan Administrator. The options terminate if not exercised within the 30 day time period. The fourth plan is the Restricted Stock Option Plan for the directors of Apexx. The non-qualified stock options vest immediately and may not be exercised before the first anniversary date of the option and expire ten years after issuance. Upon termination, a director has one year following termination to exercise any unexercised options.

Apexx accounts for these plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with this opinion, Apexx has recorded compensation cost of $49,938 for 1998. If compensation cost had been determined consistent with FASB Statement No. 123, "Accounting for Stock-Based Compensation," Apexx's 1998 loss would have increased by $46,816. The FASB Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1996. The pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998:

Expected Volatility        56.75%
Risk-free interest rates     6.0%
Dividend yield                 0%

                             APEXX TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


                                                  Founder's      1994       Restricted       1998
                                                    Stock      Incentive      Stock         Stock
                                                   Option        Plan         Option        Option
                                               -------------  ----------    ----------   ------------
Number of option shares
     Beginning of year                            832,650       141,461        28,000          --
     Granted                                       10,000          --          12,000       168,650
     Exercised/Canceled                           (10,000)      (17,500)      (10,000)       (6,500)
     Became exercisable                              --          24,792        14,000          --
     Outstanding at end of year                   832,650       123,961        30,000       162,150
     Exercisable at end of year                   832,650        48,992        30,000          --

Weighted-average exercise prices
     Beginning of year                                .26          1.11          1.00          --
     Granted at fair value                           --            --            1.00          1.39
     Outstanding at end of year                       .26          1.13          1.00          1.39
     Exercisable at end of year                       .26          1.08          1.00          --

Range of exercise prices at
   December 31, 1998                           $.10 - $.50   $.50 - $2.50  $     1.00    $1.00 - $2.50

Remaining weighted-average                      4.65 years    8.35 years    9.0 years      5.0 years
contractual life of options
outstanding


NOTE H - CONCENTRATIONS

Apexx's domestic and international sales, to a significant degree, are made through distributors. Accordingly, Apexx is dependent upon the continued viability and financial stability of these distributors. Sales to distributors that exceed 10 percent of total sales are as follows:


                              1998           1997
                         ------------   ------------
Extended Systems, Inc.   $    841,534   $       --
Tech Data                $    758,301   $    269,838

                             APEXX TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

During 1998, international sales comprised 15.2% of total sales and the remaining 84.8% of sales were generated in the domestic market.

Apexx is dependent on obtaining inventory from certain suppliers. Purchases from suppliers that exceed 10 percent of total purchases are as follows:


                                     1998           1997
                                 ------------   ------------
Arrow Electronics                $    396,470   $    282,314
Marshall Industries Technology   $    232,078   $    205,159
First International Computer     $       --     $    156,669
Merisel                          $       --     $    102,954


NOTE I - CONTINGENT LIABILITIES

In June 1998, Apexx entered into an agreement with Extended Systems, Inc. (ESI) as discussed in Note J. ESI contends that it spent $91,000 in marketing expenses that Apexx is obligated to repay. Apexx disputes that it has any liability for marketing expenses incurred by ESI.

Apexx paid $25,000 to Pacific Crest Securities, Inc. in July 1998. The agreement provides for Pacific Crest Securities, Inc. to find a compatible merger partner for Apexx. The proposed merger with eSoft will result in a fee to Pacific Crest Securities, Inc.

NOTE J - MARKETING AGREEMENT

In June 1998, Apexx entered into an agreement with Extended Systems, Inc. (ESI). Under the terms of the agreement, ESI agreed to loan Apexx up to $500,000 to assist in marketing ESI's products. The loan balance is reduced by $158 for each unit sold through October 1999. The unpaid balance is due in October 1999 and can be paid in cash, common stock of Apexx, or by another mutually agreed upon payment method. Apexx controls the choice of payment options. As of December 31, 1998, ESI has advanced Apexx approximately $390,000, including cash advances of $308,872 and noncash advances of approximately $80,000 and the recorded balance after accounting for the number of units sold was $356,061. Interest on the note accrues at a rate of 6% per year.

NOTE K - GOING CONCERN CONTINGENCY

As shown in the accompanying financial statements, Apexx incurred a net loss of $885,953 for the year ended December 31, 1998. As of December 31, 1998, current liabilities exceeded current assets by $97,926. The financial statements do not include any adjustments that might be necessary if Apexx is unable to continue as a going concern. Apexx plans to merge with eSoft, Inc. or issue additional stock to fund operations.

                             APEXX TECHNOLOGY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE L - SUBSEQUENT EVENTS

Stock Options Granted

In accordance with previous agreements, Apexx granted 100,000 stock options to two key employees in January 1999. The options have an exercise price of $5.78, which is the estimated fair market value of the options on the date of grant.

Line of Credit Borrowings

In January 1999, Apexx borrowed the remaining $200,000 from eSoft, Inc. that was available under the line of credit agreement. This resulted in a total liability to eSoft, Inc. of $500,000 in January 1999.

Merger with eSoft, Inc.

On January 25, 1999 Apexx signed an Agreement and Plan of Merger (Agreement) with eSoft, Inc. (eSoft). The proposed merger will involve a stock for stock and option exchange. Shareholders of Apexx will receive 1.119651 shares of eSoft common stock. Of these shares received, 1.63% of will be transferred to Pacific Crest Securities, Inc. as partial payment of the merger fees owed to them. Optionholders of Apexx will have each of their current options converted into
1.085879 eSoft options.

Each shareholder will have 10% of the eSoft shares placed into an escrow for a period of one year. All or a portion of these shares in escrow may be returned to eSoft if the representations and warranties made by Apexx in the merger are inaccurate and eSoft suffers more than $200,000 in damages as a result of the inaccuracy.

The proposed merger depends on a number of conditions as outlined in the Agreement. The proposed merger can be terminated upon certain conditions as outlined in the Agreement. The primary termination condition requires the merger to be consummated by June 1, 1999.

If Apexx terminates the merger agreement because eSoft's Board of Directors changes its recommendation of the merger agreement to eSoft's shareholders, then Apexx is entitled to receive a fee of $750,000. If eSoft terminates the merger agreement because Apexx's Board of Directors recommends an alternative proposal to Apexx's shareholders, then eSoft is entitled to receive a fee of $2,000,000.

Pacific Crest Securities, Inc. Agreement

On January 25, 1999, Apexx received a letter from Pacific Crest Securities, Inc. (Pacific) stating that Pacific was revising the fee arrangement related to the proposed merger with eSoft. Under the new terms, eSoft pays Pacific $200,000 and Apexx shareholders transfer 48,000 shares of eSoft stock to Pacific.

                                     PART II

                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS

ITEM 20  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         eSoft is incorporated in the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers and other representatives from liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, against liabilities arising in any such action, suit or proceeding, expenses incurred in connection therewith, and against certain other liabilities.

         Article 8 of the Certificate of Incorporation of eSoft provides that, to the furthest extent permitted by applicable law in effect from time to time, no director of eSoft shall have any personal liability for monetary damages to eSoft or its stockholders for breach of his fiduciary duty as a director, except that indemnity is not provided to a director whose conduct involves (i) a breach of the director's duty of loyalty to eSoft or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) unlawful distributions as defined in Section 174 of the Delaware General Corporation Law, and (iv) any transaction from which the director derived an improper personal benefit.

         Article 9 of the Certificate of Incorporation and the Bylaws of eSoft provide similar indemnification provisions as that provided by Section 145 of the General Corporation Law of the state of Delaware. eSoft will also indemnify any person who is serving or has served eSoft as an officer to the same extent as a director.

ITEM 21  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES


EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS

2.1* Amended and Restated Agreement and Plan Merger dated January 25, 1999 between eSoft, Inc., eSoft Acquisition Corporation and Apexx Technology, Inc.

2.2* Form of Stockholders' Agreement to be executed by Apexx Technology, Inc. stockholders in connection with the merger

2.3* Form of Escrow Agreement to be executed by eSoft, Inc. Thomas Loutzenheiser and The Trust Company of The Bank of Montreal

2.4*     Source Code Escrow Agreement among eSoft, Inc., Apex Technology, Inc.
         and DSI

2.5*     Employment Agreement by and between eSoft, Inc. and Thomas
         Loutzenheiser

2.6*     Employment Agreement by and between eSoft, Inc. and Albert Youngwerth

2.7*     Employment Agreement by and between eSoft, Inc. and Ray Jenks

2.8*     Employment Agreement by and between eSoft, Inc. and John Hanousek

3.1 Articles of Incorporation (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

3.2 Certificate of Incorporation of New eSoft, Inc. (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

3.3 Certificate of Merger of eSoft, Inc. into New eSoft, Inc. (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

3.4*     Amendment to Certificate of Incorporation of eSoft, Inc.

3.5 Bylaws of eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

3.6 Bylaws of New eSoft, Inc. (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

9.1* Voting Agreement by and between eSoft, Inc and Tom Loutzenheiser, Gayl Loutzenheiser and David Dahms

9.2* Voting Agreement by and between eSoft, Inc and Albert Youngwerth, Heather Youngwerth, Lawrence Lynch, George Minow, Chris Minow, William Rivers, Ray Jenks

10.1 Severance Agreement and Mutual Release dated December 19, 1997 between eSoft and Wayne Farlow (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.2 Agency Agreement with C.M. Oliver Capital (filed with Amendment No. 1 to Registration Statement on Form SB-2, filed March 24, 1998 and incorporated herein by reference).

10.3 Agent's Warrant (filed with Amendment No. 1 to Registration Statement on Form SB-2, filed March 24, 1998 and incorporated herein by reference).

10.4 Lease Agreement dated September 18, 1997 between eSoft and Aspen Industrial Park Partnership (filed with Registration Statement on Form SB-2 on December 24, 1997 and incorporated herein by reference).

10.5 Voting Agreement dated September 2, 1997 between Philip Becker, Pantheon Capital Ltd. And Transition Partners, Ltd. (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.6 Termination Agreement (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.7 Registration Rights Agreement dated September 2, 1997 between Transition Partners, Ltd., Pantheon Capital Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.8 Agreement dated May 6, 1997 between Transition Partners, Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.9 Agreement dated October 14, 1996 between Transition Partners, Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.10 Amendment to Agreement dated August 22, 1997 between Transition Partners, Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.11 Second Amendment to Agreement dated November 11, 1997 between Transition Partners, Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.12 Stock Option Agreement dated November 11, 1997 between Transition Partners, Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.13 Amended Stock Warrant Agreement dated January 29, 1998 (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.14 Consulting Agreement dated August 1, 1997 between eSoft and Kent Nuzum (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.15 Consulting Agreement dated August 22, 1997 between Pantheon Capital Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.16 Amendment to Consulting Agreement dated August 22, 1997 between Pantheon Capital Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.17 Stock Option Agreement dated November 11, 1997 between Pantheon Capital Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.18 Amended Stock Warrant Agreement dated January 29, 1998 (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.19 Stock Option Agreement dated November 11, 1997 between Copeland Consulting Group, Inc. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.20 Amended Stock Warrant Agreement dated January 29, 1998 (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.21 Employment Agreement dated September 2, 1997 between Philip Becker and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.22 Form of Employee Confidentiality Agreement (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.23 Termination Agreement terminating Software Development and Consulting Agreements (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.24 Promissory Note to First National Bank of Arvada, Colorado (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.25 Proposal for financing arrangement from Colorado National Bank (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.26 Employment Agreement dated March 6, 1998 between Regis Frank and eSoft (filed with Amendment No. 1 to Registration Statement on Form SB-2, filed March 24, 1998 and incorporated herein by reference).

10.27 Employment Agreement dated March 6, 1998 between Robert C. Hartman and eSoft (filed with Amendment No. 1 to Registration Statement on Form SB-2, filed March 24, 1998 and incorporated herein by reference).

10.28 Employment Letter dated October 7, 1997 between Jason M. Rollings and eSoft (filed with Amendment No. 2 to Registration Statement on Form SB-2, filed April 17, 1998 and incorporated herein by reference).

10.29 Employment Letter dated October 7, 1997 between Jason M. Rollings and eSoft (filed with Amendment No. 2 to Registration Statement on Form SB-2, filed April 17, 1998 and incorporated herein by reference).

10.30 Employment Agreement between Thomas R. Tennessen and eSoft (filed with Amendment No. 2 to Registration Statement on Form SB-2, filed April 17, 1998 and incorporated herein by reference).

10.31 Employment Agreement between Thomas R. Tennessen and eSoft (filed with Registration Statement on Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.32 Employment Agreement between James R. Bell and eSoft (filed with Registration Statement on Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.33 Employment Letter between James M. Love and eSoft (filed with Registration Statement on Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.34 Consulting Retainer Agreement (filed with Registration Statement on Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.35 Form of Distributor Agreement (filed with Registration Statement on Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.36*   Employment Agreement between Jeffrey Finn and eSoft

10.37* Loan agreement entered into by and between eSoft, Inc. and Apexx Technology, Inc. dated December 2, 1998

10.38* Secured promissory note entered into by Apexx Technology, Inc. and eSoft, Inc. dated December 2, 1998

10.39* Security agreement entered into by Apexx Technology, Inc. pledging assets to secure loan agreement entered into dated December 2, 1998

10.40* Stock Pledge Agreement entered into by Thomas Loutzenheiser and eSoft, Inc. dated December 2, 1998

10.41* Guaranty Agreement entered into by Thomas Loutzenheiser and eSoft, Inc. dated December 2, 1998

10.42*   Employment Agreement between Jane Merickel and eSoft.


23.1*    Consents of Certified Public Accountants

----------

*        Filed herewith

ITEM 22

I.       UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the eSoft's Bylaws or the Certificate of Incorporation, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned hereby undertakes that:

         (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, Colorado on the 18th day of March, 1999.

                               eSOFT, INC.


                               By: /s/ Jeffrey Finn
                                  ---------------------------------------------
                                   Name: Jeffrey Finn
                                   Title: President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signatures                                         Title                                             Date


/s/ Philip Beck
------------------------------          Chairman of the Board, Chief Technical Officer                  March 18, 1999
Philip Beck

/s/ Jeffrey Finn
-----------------------------           Director, President and Chief Executive Officer                 March 18, 1999
Jeffrey Finn                            (Principal Executive Officer)

/s/ Richard Rice
-----------------------------           Director                                                        March 18, 1999
Richard Rice

/s/ Thomas Tennessen
-----------------------------           Chief Financial Officer (Principal Accounting                   March 18, 1999
Thomas Tennessen                        Officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS

2.1* Amended and Restated Agreement and Plan Merger dated January 25, 1999 between eSoft, Inc., eSoft Acquisition Corporation and Apexx
         Technology, Inc.

2.2*     Form of Stockholders' Agreement to be executed by Apexx Technology,
         Inc. stockholders in connection with the merger

2.3*     Form of Escrow Agreement to be executed by eSoft, Inc. Thomas
         Loutzenheiser and The Trust Company of The Bank of Montreal

2.4*     Source Code Escrow Agreement among eSoft, Inc., Apex Technology, Inc.
         and DSI

2.5*     Employment Agreement by and between eSoft, Inc. and Thomas
         Loutzenheiser

2.6*     Employment Agreement by and between eSoft, Inc. and Albert Youngwerth

2.7*     Employment Agreement by and between eSoft, Inc. and Ray Jenks

2.8*     Employment Agreement by and between eSoft, Inc. and John Hanousek

3.1      Articles of Incorporation (filed with Registration Statement on Form
         10-SB on December 22, 1997 and incorporated herein by reference).

3.2      Certificate of Incorporation of New eSoft, Inc. (filed with Amendment
         No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).


3.3      Certificate of Merger of eSoft, Inc. into New eSoft, Inc. (filed with
         Amendment No. 1 to Registration Statement on Form 10-SB on February 18,
         1998 and incorporated herein by reference).

3.4*     Amendment to Certificate of Incorporation of eSoft, Inc.

3.5      Bylaws of eSoft (filed with Registration Statement on Form 10-SB on
         December 22, 1997 and incorporated herein by reference).

3.6      Bylaws of New eSoft, Inc. (filed with Registration Statement on Form
         10-SB on December 22, 1997 and incorporated herein by reference).

9.1*     Voting Agreement by and between eSoft, Inc and Tom Loutzenheiser, Gayl
         Loutzenheiser and David Dahms

9.2*     Voting Agreement by and between eSoft, Inc and Albert Youngwerth,
         Heather Youngwerth, Lawrence Lynch, George Minow, Chris Minow, William
         Rivers, Ray Jenks

10.1 Severance Agreement and Mutual Release dated December 19, 1997 between eSoft and Wayne Farlow (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.2 Agency Agreement with C.M. Oliver Capital (filed with Amendment No. 1 to Registration Statement on Form SB-2, filed March 24, 1998 and incorporated herein by reference).

10.3 Agent's Warrant (filed with Amendment No. 1 to Registration Statement on Form SB-2, filed March 24, 1998 and incorporated herein by reference).

10.4     Lease Agreement dated September 18, 1997 between eSoft and Aspen
         Industrial Park Partnership (filed with Registration Statement on Form
         SB-2 on December 24, 1997 and incorporated herein by reference).

10.5     Voting Agreement dated September 2, 1997 between Philip Becker,
         Pantheon Capital Ltd. And Transition Partners, Ltd. (filed with
         Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.6     Termination Agreement (filed with Amendment No. 1 to Registration
         Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.7     Registration Rights Agreement dated September 2, 1997 between
         Transition Partners, Ltd., Pantheon Capital Ltd. and eSoft (filed with
         Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.8     Agreement dated May 6, 1997 between Transition Partners, Ltd. and eSoft
         (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.9 Agreement dated October 14, 1996 between Transition Partners, Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22,
         1997 and incorporated herein by reference).

10.10    Amendment to Agreement dated August 22, 1997 between Transition
         Partners, Ltd. and eSoft (filed with Registration Statement on Form
         10-SB on December 22, 1997 and incorporated herein by reference).

10.11    Second Amendment to Agreement dated November 11, 1997 between
         Transition Partners, Ltd. and eSoft (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.12    Stock Option Agreement dated November 11, 1997 between Transition
         Partners, Ltd. and eSoft (filed with Registration Statement on Form
         10-SB on December 22, 1997 and incorporated herein by reference).

10.13    Amended Stock Warrant Agreement dated January 29, 1998 (filed with
         Amendment No. 1 to Registration Statement on Form 10-SB on February 18,
         1998 and incorporated herein by reference).



10.14    Consulting Agreement dated August 1, 1997 between eSoft and Kent Nuzum
         (filed with Registration Statement on Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.15    Consulting Agreement dated August 22, 1997 between Pantheon Capital
         Ltd. and eSoft (filed with Registration Statement on Form 10-SB on
         December 22, 1997 and incorporated herein by reference).

10.16    Amendment to Consulting Agreement dated August 22, 1997 between
         Pantheon Capital Ltd. and eSoft (filed with Registration Statement on
         Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.17    Stock Option Agreement dated November 11, 1997 between Pantheon Capital
         Ltd. and eSoft (filed with Registration Statement on Form 10-SB on
         December 22, 1997 and incorporated herein by reference).

10.18    Amended Stock Warrant Agreement dated January 29, 1998 (filed with
         Amendment No. 1 to Registration Statement on Form 10-SB on February 18,
         1998 and incorporated herein by reference).

10.19    Stock Option Agreement dated November 11, 1997 between Copeland
         Consulting Group, Inc. and eSoft (filed with Registration Statement on
         Form 10-SB on December 22, 1997 and incorporated herein by reference).

10.20    Amended Stock Warrant Agreement dated January 29, 1998 (filed with
         Amendment No. 1 to Registration Statement on Form 10-SB on February 18,
         1998 and incorporated herein by reference).

10.21 Employment Agreement dated September 2, 1997 between Philip Becker and eSoft (filed with Registration Statement on Form 10-SB on December 22,
         1997 and incorporated herein by reference).

10.22 Form of Employee Confidentiality Agreement (filed with Amendment No. 1 to Registration Statement on Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.23    Termination Agreement terminating Software Development and Consulting
         Agreements (filed with Amendment No. 1 to Registration Statement on
         Form 10-SB on February 18, 1998 and incorporated herein by reference).

10.24    Promissory Note to First National Bank of Arvada, Colorado (filed with
         Amendment No. 1 to Registration Statement on Form 10-SB on February 18,
         1998 and incorporated herein by reference).

10.25 Proposal for financing arrangement from Colorado National Bank (filed with Amendment No. 1 to Registration Statement on Form 10-SB on
         February 18, 1998 and incorporated herein by reference).

10.26    Employment Agreement dated March 6, 1998 between Regis Frank and eSoft
         (filed with Amendment No. 1 to Registration Statement on Form SB-2, filed March 24, 1998 and incorporated herein by reference).

10.27 Employment Agreement dated March 6, 1998 between Robert C. Hartman and eSoft (filed with Amendment No. 1 to Registration Statement on Form
         SB-2, filed March 24, 1998 and incorporated herein by reference).


10.28 Employment Letter dated October 7, 1997 between Jason M. Rollings and eSoft (filed with Amendment No. 2 to Registration Statement on Form
         SB-2, filed April 17, 1998 and incorporated herein by reference).

10.29 Employment Letter dated October 7, 1997 between Jason M. Rollings and eSoft (filed with Amendment No. 2 to Registration Statement on Form
         SB-2, filed April 17, 1998 and incorporated herein by reference).

10.30    Employment Agreement between Thomas R. Tennessen and eSoft (filed with
         Amendment No. 2 to Registration Statement on Form SB-2, filed April 17,
         1998 and incorporated herein by reference).

10.31    Employment Agreement between Thomas R. Tennessen and eSoft (filed with
         Registration Statement on Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.32    Employment Agreement between James R. Bell and eSoft (filed with
         Registration Statement on Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.33    Employment Letter between James M. Love and eSoft (filed with
         Registration Statement on Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.34    Consulting Retainer Agreement (filed with Registration Statement on
         Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.35    Form of Distributor Agreement (filed with Registration Statement on
         Form SB-2 on August 19, 1998 and incorporated herein by reference).

10.36*   Employment Agreement between Jeffrey Finn and eSoft

10.37*   Loan Agreement entered into by and between eSoft, Inc. and Apexx
         Technology, Inc. dated December 2, 1998

10.38* Secured Promissory Note entered into by Apexx Technology, Inc. and eSoft, Inc. dated December 2, 1998

10.39* Security Agreement entered into by Apexx Technology, Inc. pledging assets to secure loan agreement entered into dated December 2, 1998

10.40*   Stock Pledge Agreement entered into by Thomas Loutzenheiser and eSoft,
         Inc. dated December 2, 1998

10.41*   Guaranty Agreement entered into by Thomas Loutzenheiser and eSoft, Inc.
         dated December 2, 1998

10.42*   Employment Agreement between Jane Merickel and eSoft.

23.1*    Consents of Certified Public Accountants

----------

*        Filed herewith